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Filed pursuant to Rule 424(B)(3)
Registration Statement No. 333-154840

PROSPECTUS

Offer to Exchange

Up to $103,000,000 14% Senior Secured Notes due 2011
And
Up to 14,000,000 Shares of Common Stock
For Any and All Outstanding
5% Convertible Senior Subordinated Debentures due 2023
(CUSIP Nos. 339099AC7 and 339099AD5)

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 11, 2008,
UNLESS EXTENDED OR EARLIER TERMINATED BY US (THE "EXPIRATION DATE").

We are offering to exchange up to $103,000,000 aggregate principal amount of our new 14% Senior Secured Notes due 2011 (the "New Notes") and up to 14,000,000 shares of our common stock, having an aggregate value of up to $10,500,000 (the "Shares"), for any and all of our currently outstanding 5% Convertible Senior Subordinated Debentures due 2023 ("Old Debentures") validly tendered and accepted in accordance with the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal (the "Exchange Offer"). The specific number of Shares to be issued will be based on the arithmetic average of the volume weighted average price on each trading day of our common stock on the New York Stock Exchange (or any other exchange or inter-dealer quotation system where the shares of our common stock are listed, traded or quoted), from 9:30 a.m. to 4:00 p.m., New York City time, as calculated using Bloomberg (the "Volume Weighted Average Price") for the 20 trading days immediately preceding the second trading day before the Expiration Date, or $0.75 per share, whichever is greater. Holders of Old Debentures can expect to receive 140 Shares (assuming the minimum share price of $0.75 per share) for each $1,000 principal amount of Old Debentures tendered and accepted in accordance with the terms and subject to the conditions of the Exchange Offer. The maximum aggregate dollar value of the Shares to be issued will be $10.5 million (the "Maximum Shares Value"). We will also pay cash for any accrued and unpaid interest, as of the day before the Expiration Date, on any Old Debentures accepted in the Exchange Offer.

The New Notes will be senior in right of payment to the Old Debentures and will be secured by first priority liens (subject to certain permitted liens) on certain of our real property with an anticipated value between $19.25 million and $20.0 million and second priority liens on additional real property with an appraised value of $58,200,000, based on appraisals obtained between 2003 and 2008. Payment of principal and interest on the New Notes will be guaranteed on an unsecured subordinated basis (the "Guarantees") by certain of our subsidiaries. The New Notes will mature on December 15, 2011 and will accrue interest beginning on the issue date. We will pay interest on the New Notes with a combination of (i) cash ("Cash Interest") and (ii) either increasing the principal amount of the outstanding New Notes or issuing Payment In Kind Notes ("PIK Interest"). The New Notes will bear Cash Interest at a rate of 5% per annum and PIK Interest at a rate of 9% per annum. See "Description of New Notes."

On December 5, 2008, $100,000,000 aggregate principal amount of the Old Debentures was outstanding. A holder of approximately 33.9% of the outstanding aggregate principal amount of the Old Debentures has indicated its intention to tender and not withdraw its Old Debentures in accordance with the terms of the Exchange Offer. We currently anticipate that we will enter into binding agreements with this holder and one or more other holders of Old Debentures pursuant to which such holder(s) would formally agree, subject to certain conditions, to tender and not withdraw their Old Debentures in the Exchange Offer (collectively the "Tender Agreements"). Such Tender Agreements, if any, will be entered into only after the registration statement of which this prospectus forms a part is declared effective by the Securities and Exchange Commission (the "SEC").

The Exchange Offer is conditioned upon at least 33.5% of the outstanding aggregate principal amount of Old Debentures being validly tendered and not withdrawn (the "Minimum Tender Condition").

The New Notes and the Shares will be freely transferable and not subject to any transfer restrictions. The New Notes will not be listed on any securities exchange or included on any automated quotation system. We intend to apply for the Shares to be listed on the New York Stock Exchange (the "NYSE").

Tenders of the Old Debentures may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless otherwise restricted pursuant to a Tender Agreement. The Exchange Offer is subject to the conditions described in "The Exchange Offer—Conditions to Completion of the Exchange Offer," including, among others, the Minimum Tender Condition. We reserve the right to extend or terminate the Exchange Offer if any condition of the Exchange Offer is not satisfied or waived and otherwise to amend the Exchange Offer in any respect. The Exchange Offer is open to all holders of Old Debentures. We will not receive any proceeds from the Exchange Offer. See "Use of Proceeds."

We urge you to carefully read the "Risk Factors" section beginning on page 17 before you make any decision regarding the Exchange Offer.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We are not asking you for a proxy, and you are requested not to send us a proxy.

You must make your own decision whether to tender Old Debentures in the Exchange Offer. Neither we, Barclays Capital Inc. (the "Dealer-Manager"), MacKenzie Partners, Inc. (the "Information Agent"), The Bank of New York Mellon Trust Company, N.A. (the "Exchange Agent"), nor any other person is making any recommendation as to whether or not you should tender your Old Debentures for exchange in the Exchange Offer.

We have not authorized any person to provide any information or to make any representation in connection with the Exchange Offer other than the information contained or incorporated by reference in this prospectus or the accompanying letter of transmittal, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by us.

Barclays Capital
Dealer-Manager

Prospectus dated December 9, 2008

        This prospectus incorporates important business and financial information about us from documents that we have filed with the Securities and Exchange Commission, or the SEC, but have not included in, or delivered with, this prospectus. For a listing of the documents that we have incorporated by reference into this prospectus, please see the section of this prospectus entitled "Incorporation of Certain Documents by Reference." This information is available without charge upon written or oral request to Fleetwood Enterprises, Inc., 3125 Myers Street, Riverside, California 92503, Attn: Investor Relations Department, or made by telephone at (951) 351-3500.

        If you would like to request documents incorporated by reference, we must receive your request by December 5, 2008 in order for you to receive them before the expiration of the Exchange Offer.

        We have not authorized anyone to give any information or make any representation about us that is different from or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date on the front cover of this prospectus or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.

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 FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption "Risk Factors" and elsewhere in this prospectus, including the exhibits hereto. All forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

        Forward-looking statements regarding future events and our future performance involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, without limitation, the following items:

  •
  the significant demands on our liquidity while current economic and credit conditions are severely affecting our operations, including the potential repurchase of the Old Debentures in December 2008 if the Exchange Offer is not fully subscribed and we do not have sufficient shares of common stock outstanding to satisfy the obligation of the remaining amount of Old Debentures outstanding;

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  the lack of assurance that we will regain sustainable profitability in the foreseeable future;

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  our potential inability to decrease our operating losses and negative cash flow;

  •
  the effect of ongoing weakness in both the manufactured housing and recreational vehicle markets, especially the recreational vehicle market which has deteriorated sharply in recent months;

  •
  the effect of a decline in home equity values, volatile fuel prices and interest rates, global tensions, employment trends, stock market performance, credit crisis, availability of financing generally, and other factors that can and have had a negative impact on consumer confidence, and which may reduce demand for our products, particularly recreational vehicles;

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  the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles;

  •
  our ability to comply with the financial tests and covenants in our existing and future debt obligations, including restrictive covenants in the indenture governing the New Notes;

  •
  our ability to obtain, on reasonable terms if at all, the financing we will need in the future to execute our business strategies;

  •
  the volatility of our stock price and the potential risk of delisting from the NYSE;

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  the potential dilution associated with future equity or equity-linked financings that we may undertake to raise additional capital and the risk that the equity pricing may not be favorable to us;

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  the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries;

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  the increasing costs of component parts and commodities that we may be unable to recoup in our product prices;

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  repurchase agreements with floorplan lenders, which we currently expect could result in increased costs due to deteriorated market conditions;

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  expenses and uncertainties associated with the entry into new business segments or the manufacturing, development, and introduction of new products;

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  the potential for excessive retail inventory levels and dealers' desire to reduce inventory levels in the manufactured housing and recreational vehicle industries;

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  the effect on our sales, margins and market share from aggressive discounting by our competitors;

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  potential increases in the frequency and size of product liability, wrongful death, class action, and other legal actions against us; and

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  the highly competitive nature of our industries and changes in our competitive landscape.

        Although our management believes that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may arise from changing circumstances or unanticipated events, except as otherwise required by law.

 QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

        The following are some questions and answers regarding the Exchange Offer. These questions and answers may not address all questions that may be important to you. Therefore, we urge you to read the entire prospectus, including the section entitled "Risk Factors," because the information in this section is only a summary. Additional important information is contained in the remainder of this prospectus.

        All references to "we," "our," "ours," "us," "Fleetwood," the "Company" and similar terms are to Fleetwood Enterprises, Inc., and its subsidiaries, unless the context otherwise requires.

Q:    Who is making the Exchange Offer?

        A:    Fleetwood Enterprises, Inc. (the issuer of the Old Debentures) and certain of its subsidiaries (that will guarantee the payment of principal and interest on the New Notes) are making the Exchange Offer.

Q:    What is the purpose of the Exchange Offer?

        A:    We are conducting the Exchange Offer so that we can meet our obligation to repurchase Old Debentures that can be put to us on December 15, 2008. In connection with this repurchase obligation for which we have filed a separate Form S-4 registration statement and Schedule TO (as described in the question and answer immediately below), we have elected to pay the repurchase price by issuing shares of our common stock. However, there are various material conditions precedent to our ability to use common stock to satisfy our repurchase obligations as set forth in the indenture governing the Old Debentures. For example, our ability to use common stock is conditioned upon, among other things, (a) having sufficient authorized shares to repurchase the Old Debentures with common stock, (b) the listing of the shares on the principal national securities exchange on which our common stock is listed and (c) the effectiveness of the registration statement related thereto. As a result, we are offering holders of Old Debentures the New Notes, which will (i) provide an increase in yield (ii) not be subordinated in right of payment to our other outstanding indebtedness, (iii) benefit from subsidiary guarantees and (iv) be secured by certain of our real property; and Shares of our common stock. We anticipate that a successful Exchange Offer would benefit all of our constituencies while significantly reducing our short-term obligation to repurchase the Old Debentures during current difficult financial and operating circumstances.

Q:    What risks should I consider in deciding whether or not to tender my Old Debentures?

        A:    We recently commenced a separate offer to exchange all outstanding Old Debentures for shares of our common stock to fulfill our obligation under the indenture governing the Old Debentures to repurchase Old Debentures that can be put to us on December 15, 2008, as more fully described in the prospectus and related documents forming parts of the Form S-4 filed with the SEC on November 6, 2008, as amended (the "Repurchase Obligation Offer"). You should be aware that if no Old Debentures are tendered and accepted in the Exchange Offer (and all outstanding Old Debentures are tendered and not withdrawn in the Repurchase Obligation Offer), and if the arithmetic average of the Volume Weighted Average Price of our common stock for the 20 consecutive trading days ending December 12, 2008 were to be below approximately $0.52 per share (based on the number of shares of our common stock authorized, outstanding and reserved for issuance as of December 5, 2008, but not including any Shares reserved for issuance in the Exchange Offer), then we would not have sufficient authorized shares to satisfy such repurchase obligation. At this time, we do not intend to solicit proxies to further increase our authorized shares. Furthermore, we do not anticipate having sufficient cash to satisfy such repurchase obligation in cash either. If we can not satisfy such repurchase obligations, we would be in default and may seek protection from our creditors in a bankruptcy proceeding.

        Old Debenture holders who are evaluating whether to tender in the Exchange Offer or the Repurchase Obligation Offer should also consider the securities that they will hold afterward. In the Exchange Offer we are offering New Notes and Shares, whereas in the Repurchase Obligation Offer we are offering common stock alone. You should be aware that in any bankruptcy proceeding, while a court could decide otherwise, the New Notes would probably receive priority treatment to both the existing Old Debentures and our common stock.

        For the following reasons, we believe that there is greater exposure in the event of a bankruptcy filing, under any scenario, for those holders of Old Debentures who do not participate in the Exchange Offer than there is for those that elect to participate.

  •
  If most of the Old Debentures are tendered and accepted in the Exchange Offer, a bankruptcy filing may not then be necessary or appropriate.

  •
  If any holder of the Old Debentures elects to participate in the Repurchase Obligation Offer instead of the Exchange Offer, and we don't have sufficient authorized shares of common stock to repurchase all of the Old Debentures that elect to participate in the Repurchase Obligation Offer, a bankruptcy filing may still not be in the best interests of our stakeholders, regardless of the priority of their claims, because our secured bank lenders have senior claims as to the collateral pledged to secure our obligations to them. The pledged collateral includes the bulk of our assets.

  •
  If we file a bankruptcy proceeding, at the outset the holders of Old Debentures that participated in the Exchange Offer would have secured claims to the collateral pledged to secure the New Notes issued in the Exchange Offer and guarantees of the New Notes from our subsidiaries. The pledge of the collateral and the guarantees would afford them superior treatment in a bankruptcy case over any unsecured creditor, including the holders of Old Debentures that did not participate in the Exchange Offer, regardless of whether they participated (and received shares of common stock) in the Repurchase Obligation Offer.

  •
  In the event of a bankruptcy filing, a holder of Old Debentures that participated in the Repurchase Obligation Offer and received shares of common stock would hold claims of an equity interest junior to all other claims (including holders of our 6% convertible subordinated debentures), except the claims of an equity interest of other shareholders.

  •
  In the event we have insufficient authorized shares to repurchase all Old Debentures that elect to participate in the Repurchase Obligation Offer, then those who elected to participate and those that elected not to participate would continue to hold their Old Debentures. In the event of a bankruptcy filing, a holder of Old Debentures would have a claim senior to the 6% convertible subordinated debentures and senior to claims of interest of shareholders, but their claims would be junior to the claims of secured creditors, such as the secured claims of our secured bank lenders and those claims of the holders of New Notes obtained in the Exchange Offer.

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  If a bankruptcy filing were to occur within 90 days of the closing of the Exchange Offer, then a party in interest, including the holders of Old Debentures that did not participate in the Exchange Offer, may cause the filing of an adversary action in the bankruptcy case to avoid the transfer of the New Notes to the holders of the Old Debentures who participate in the Exchange Offer as a "preference." It is impossible to predict with certainty how the court would rule in such a lawsuit.

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  If the court enters a judgment avoiding the issuance of the New Notes, then those who participated in the Exchange Offer and received the New Notes would be restored to their status as holders of Old Debentures as if the Exchange Offer had not occurred. Their claims would then be senior to the holders of Old Debentures who elected to participate in the Repurchase

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    Obligation Offer and received shares of common stock and their claims would be equal to those holders of Old Debentures who either did not elect to participate in the Repurchase Obligation Offer, or who elected to participate but did not receive shares of common stock.

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  At this time, it is impossible to know whether a bankruptcy filing would be necessary or appropriate for the Company, and in the event we file a bankruptcy proceeding there can be no assurance that it would occur within 90 days of the closing of the Exchange Offer or the Repurchase Obligation Offer, or later.

        In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of risks and uncertainties affecting the Company, the Exchange Offer, the New Notes and Shares, described in the section of this prospectus entitled "Risk Factors," beginning on page 17, and the documents incorporated by reference into this prospectus.

Q:    Does the success of the Exchange Offer depend on the participation of any minimum number of holders?

        A:    Yes. The Exchange Offer is subject to the Minimum Tender Condition, which means that at least 33.5% of the aggregate principal amount outstanding of the Old Debentures must have been validly tendered and not withdrawn. If this condition is not met, we may terminate or amend the Exchange Offer at any time before the acceptance of the Old Debentures for exchange. However, we may waive this condition at any time, in whole or in part, in our reasonable discretion. A holder of approximately 33.9% of the outstanding aggregate principal amount Old Debentures has indicated its intention to tender and not withdraw its Old Debentures in accordance with the terms of the Exchange Offer. We currently anticipate that we will enter into Tender Agreements with this holder and one or more other holders of Old Debentures pursuant to which such holder(s) would formally agree, subject to certain conditions, to tender and not withdraw their Old Debentures in the Exchange Offer. Such Tender Agreements, if any, will be entered into only after the registration statement of which this prospectus forms a part is declared effective by the SEC.

Q:    When will the Exchange Offer expire?

        A:    The Exchange Offer will expire at 5:00 p.m., New York City time, on December 11, 2008, unless extended or earlier terminated by us. We may extend the Expiration Date for any reason. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9:00 a.m. on the next business day after the Expiration Date. We will not be required to accept for exchange Old Debentures tendered pursuant to the Exchange Offer. In addition, we may terminate or amend the Exchange Offer if any of the conditions listed in "The Exchange Offer—Conditions to Completion of the Exchange Offer" are not satisfied. Certain conditions may be waived by us, in whole or in part, in our reasonable discretion.

Q:    What will I receive in the Exchange Offer if I tender my Old Debentures and they are accepted?

        A:    For each $1,000 principal amount of Old Debentures that we accept in the Exchange Offer, you will, upon the terms and subject to the conditions (including satisfaction of the Minimum Tender Condition) set forth in this prospectus and the related letter of transmittal, receive $1,030 principal amount of New Notes bearing interest at a combined rate of 14% and a number of Shares equal to the quotient obtained by dividing (a) by (b), where (a) is the quotient obtained by dividing (i) the Maximum Shares Value ($10.5 million) by (ii) the arithmetic average of the volume weighted average price on each trading day of our common stock on the New York Stock Exchange (or any other exchange where the shares of our common stock are listed, traded or quoted), from 9:30 a.m. to 4:00 p.m., New York City time, as calculated using Bloomberg (the "Volume Weighted Average Price") for the 20 trading days immediately preceding the second trading day before the Expiration Date, or

$0.75 per share, whichever is greater, and (b) is $100,000. Holders of Old Debentures can expect to receive 140 Shares (assuming the minimum share price of $0.75 per share) for each $1,000 principal amount of Old Debentures tendered and accepted in accordance with the terms and subject to the conditions of the Exchange Offer. We will also pay cash for any accrued and unpaid interest, as of the day before the Expiration Date, on any Old Debentures accepted in the Exchange Offer.

        To illustrate how to calculate the number of Shares to be issued per $1,000 of principal amount of Old Debentures tendered and accepted, assuming the minimum share price of $0.75 per share applies (as the closing price of our common stock on December 5, 2008 was below the minimum share price of $0.75 per share), you would divide (i) the Maximum Shares Value ($10.5 million) by (ii) $0.75 per share, which equals 14 million Shares; and then divide (a) 14 million Shares by (b) $100,000. As a result, in this example each $1,000 principal amount of Old Debentures would receive 140 Shares.

        Holders of Old Debentures may call the Information Agent at 1 (800)-322-2885 on the second trading day before the Expiration Date to confirm the arithmetic average of the Volume Weighted Average Price of our common stock for the 20 trading days immediately preceding the second trading day before the Expiration Date. Additionally, holders of Old Debentures may call the Information Agent during such 20-trading-day period to confirm the Volume Weighted Average Price for each of the preceding trading days in such 20-trading-day period and the arithmetic average thereof.

Q:    If the Exchange Offer is consummated, but I do not tender my Old Debentures, how will my rights be affected?

        A:    If you do not exchange your Old Debentures in the Exchange Offer, or if your Old Debentures are not accepted for exchange, you will continue to hold your Old Debentures and will be entitled to all the rights and subject to all the limitations applicable to the Old Debentures. If you continue to hold your Old Debentures, you will have the right to require us to repurchase your Old Debentures on December 15, 2008. In particular, you should consider that the New Notes will be senior in right of payment to the Old Debentures, will be guaranteed as to payment of principal and interest by certain of our subsidiaries and will be secured by certain of our real property. If you decide not to tender your Old Debentures and we complete the Exchange Offer and thereby reduce the outstanding aggregate principal amount of Old Debentures, the liquidity and possibly the trading price of your Old Debentures may be adversely affected. See "Risk Factors—Risks Relating to the Exchange Offer."

Q:    What amount of Old Debentures are you seeking in the Exchange Offer?

        A:    We are seeking to exchange all outstanding $100,000,000 in aggregate principal amount of our Old Debentures.

Q:    What are the conditions to the completion of the Exchange Offer?

        A:    The Exchange Offer is subject to a limited number of conditions, some of which we may waive in our reasonable discretion, including among others, the Minimum Tender Condition discussed above. In addition, the Exchange Offer is conditioned upon the effectiveness of the registration statement of which this prospectus forms a part. If any of these conditions are not satisfied or waived, we will not be obligated to accept and exchange any tendered Old Debentures. Prior to the Expiration Date, we reserve the right to terminate or withdraw the Exchange Offer if any of the conditions to the Exchange Offer are not satisfied or waived by us in our reasonable discretion. We describe the conditions to the Exchange Offer in greater detail in the section titled "The Exchange Offer—Conditions to Completion of the Exchange Offer."

Q:    Who may participate in the Exchange Offer?

        A:    All holders of the Old Debentures may participate in the Exchange Offer.

Q:    Do I have to tender all of my Old Debentures to participate in the Exchange Offer?

        A:    No. You may tender some or all of your Old Debentures. However, you may only tender Old Debentures in a minimum of $1,000 principal amount and integral multiples of $1,000. Old Debentures accepted in the Exchange Offer will be retired and cancelled.

Q:    Will the New Notes or Shares be listed?

        A:    We have not applied and do not intend to apply for listing or quotation of the New Notes. We intend to apply for the Shares to be listed on the New York Stock Exchange.

Q:    How do I participate in the Exchange Offer?

        A:    If your Old Debentures are held in the name of a broker, dealer or other nominee, the Old Debentures may be tendered by your nominee through DTC. If your Old Debentures are not held in the name of a broker, dealer or other nominee, you must tender your Old Debentures, together with a completed letter of transmittal and any other documents required thereby, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. For more information regarding the procedures for tendering your Old Debentures, we refer you to the sections of this Prospectus entitled "The Exchange Offer—Procedures for Tendering Old Debentures."

        Please do not send letters of transmittal to us. You should send letters of transmittal to the Exchange Agent at its office set forth on the back cover of this prospectus or in the letter of transmittal. The Information Agent can answer your questions regarding how to tender your Old Debentures.

Q:    May I withdraw my tender of Old Debentures?

        A:    Except as otherwise restricted pursuant to a Tender Agreement, you may withdraw any tendered Old Debentures at any time prior to 5:00 p.m., New York City time, on the Expiration Date, which is December 11, 2008, unless extended or earlier terminated by us.

Q:    What must I do if I want to withdraw my Old Debentures from the Exchange Offer?

        A:    Except as otherwise restricted pursuant to a Tender Agreement, you may withdraw any Old Debentures that you validly tender at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless we extend it, by delivering a written notice of withdrawal to the Exchange Agent. Your notice of withdrawal must comply with the requirements set forth in this prospectus. If you change your mind, you may re-tender your Old Debentures by again following the tender procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

Q:    What happens if my Old Debentures are not accepted in the Exchange Offer?

        A:    If we do not accept your Old Debentures for exchange for any reason, the Old Debentures tendered by book-entry transfer into the account of the Exchange Agent at DTC will be credited to your account at DTC.

Q:    If I decide to tender my Old Debentures, will I have to pay any fees or commissions in connection with the Exchange Offer?

        A:    If you are the record owner of your Old Debentures and you tender your Old Debentures directly to the Exchange Agent, you will not have to pay any fees or commissions. If you hold your Old Debentures through a custodian or nominee, and your custodian or nominee tenders the Old Debentures on your behalf, your custodian or nominee may charge you a fee for doing so. You should consult with your custodian or nominee to determine whether any charges will apply. We will pay transfer taxes, if any, applicable to the transfer of Old Debentures pursuant to the Exchange Offer. Additionally, we will pay all other expenses related to the Exchange Offer, except any commissions or concessions of any broker or dealer other than the Dealer-Manager.

Q:    Will I be subject to tax on my exchange of Old Debentures for New Notes and Shares pursuant to the Exchange Offer?

        A:    The exchange of Old Debentures for New Notes generally will be a taxable exchange for United States federal income tax purposes, unless the exchange qualifies as a recapitalization under the Internal Revenue Code which we believe is unlikely. However, to the extent that Old Debentures are exchanged for Shares, such exchange should be treated as a tax-free recapitalization. See the section of this prospectus entitled "Certain United States Federal Income Tax Consequences." The tax consequences to you of the Exchange Offer will depend on your individual circumstances. You should consult your own tax advisor for a full understanding of the tax consequences of participating in the Exchange Offer.

Q:    Has the board of directors adopted a position on the Exchange Offer?

        A:    Our board of directors approved the making of the Exchange Offer. Neither we nor our officers or directors are making any recommendation as to whether you should tender Old Debentures. Similarly, neither the Dealer-Manager, the Information Agent nor the Exchange Agent is making any such recommendation. In making your decision, we urge you to carefully read this prospectus, the documents incorporated herein by reference and the other documents to which we refer you in their entirety, including the discussions of risks and uncertainties set forth in the section of this prospectus entitled "Risk Factors."

Q:    Whom do I call if I have any questions about how to tender my Old Debentures or any other questions relating to the Exchange Offer?

        A:    Questions and requests for assistance with respect to the procedures for tendering Old Debentures pursuant to the Exchange Offer, as well as requests for additional copies of this prospectus and the letter of transmittal, may be directed to MacKenzie Partners, Inc., as the Information Agent, at its address and telephone number set forth on the back cover of this prospectus.

        You may also contact Barclays Capital Inc., as the Dealer-Manager, at its address and telephone number set forth on the back over of this prospectus with any questions you may have regarding the Exchange Offer.

Q:    Where can I find more information about Fleetwood?

        A:    You can find more information about Fleetwood from the various sources described under the section of this prospectus entitled "Incorporation of Certain Documents by Reference."

 SUMMARY

        This summary provides an overview of selected information and does not purport to contain all of the information you should consider. For a more complete understanding of Fleetwood Enterprises, Inc., and the Exchange Offer, you should read this entire prospectus and the detailed information incorporated into it by reference, including the financial data and information contained in this prospectus, our Annual Report on Form 10-K for the year ended April 27, 2008 and our Quarterly Reports on Form 10-Q for the quarters ended October 26, 2008 and July 27, 2008.

Our Business

        We are one of the nation's leaders in producing both recreational vehicles and manufactured housing. We also operate three supply companies that provide components for our recreational vehicle and housing operations, while also generating outside sales.

        In fiscal 2008, we sold 18,730 recreational vehicles. In calendar year 2007, we held a 7.6% share of the overall recreational vehicle retail market, consisting of a 16.4% share of the motor home market and a 5.9% share of the travel trailer market. For calendar year 2007, our motor home business was in second position and the travel trailer division was in fourth position. These statistics exclude units shipped by our former folding trailer subsidiary which we sold after the fiscal year end and is now presented as a discontinued operation in our financial statements. For the full year ending April 27, 2008, we had a net loss of $1.0 million and at April 27, 2008, we had total assets of $625.6 million. For the 13 weeks ending October 26, 2008, we had a net loss of $56.8 million, and for the 26 weeks ending October 26, 2008, we had a net loss of $85.8 million. As of at October 26, 2008, we had total assets of $558.3 million. We have had losses in each fiscal year since 2001.

        In fiscal 2008, we shipped 12,337 manufactured homes, and were the second largest producer of HUD-Code homes, which are homes manufactured in accordance with regulations published by the Federal Department of Housing and Urban Development. In calendar year 2007, the manufactured housing industry had an 8.4% share of single-family housing starts. We had a 13.4% share of the manufactured housing wholesale market and a 13.8% share of the retail market in calendar year 2007. We were the second largest producer of HUD-Code homes in the United States in terms of retail units shipped in calendar year 2007.

        Our business began in 1950 as a California corporation producing travel trailers and quickly evolved to what are now termed manufactured homes. We re-entered the recreational vehicle business with the acquisition of a travel trailer operation in 1964. The present company was incorporated in Delaware in 1977, and succeeded by merger to all the assets and liabilities of the predecessor company. We conduct our manufacturing activities in 11 states within the U.S. We distribute our manufactured products primarily through a network of independent dealers throughout the United States and Canada.

        Our principal executive offices are located at 3125 Myers Street, Riverside, CA, 92503, telephone: (951) 351-3500. Our website address is www.fleetwood.com. The information contained on our website is not a part of this prospectus.

Business Outlook

        We expect that fiscal 2009 will present significant challenges for us (not only in terms of demand and sales volume but also on profit margins) as market conditions in all segments have deteriorated, particularly for motor homes. While we expect to benefit from longer-term mitigating factors such as positive demographic trends and markedly reduced operating costs and breakeven points, market conditions in all segments of our business have deteriorated significantly. Consumer purchases have declined dramatically over the past 12 months. This is particularly the case for motor homes. Dealers are conservatively managing their inventories and we expect they will continue to do so for the foreseeable future. As a result, competing manufacturers are offering more discounts, and industry production volumes have recently declined due to plant closures, short work weeks, and layoffs. In the second fiscal quarter, we received a repurchase request related to one large dealer and have elected to repurchase its recreational vehicle units, which we are in the process of relocating to alternative dealers. In addition, we expect to see some decline in resale values of products which we may be required to repurchase, and as a result we anticipate some increase in our net losses under these repurchase agreements. These factors in combination with inflationary pressure on commodity and materials prices will continue to negatively affect profit margins, particularly for motor homes, and result in losses and significant negative operating cash flows with adverse effects on our business, results of operations and liquidity (including our compliance with the terms of the existing and future agreements governing our outstanding indebtedness). We are continuously evaluating capacity needs and monitoring our costs, including the possibility of further consolidation of our plant facilities. While we have experienced turbulent economic downturns in the past and have successfully managed through them, current economic conditions seem more complex and pervasive, including greater uncertainty as to the timing of any recovery.

Recreational Vehicles

        Industry conditions in calendar 2008 have been adversely affected by tighter lending practices, high fuel prices, and diminished home equity values, as evidenced by low consumer confidence levels and soft market conditions. Continued deterioration of these conditions resulted in an unanticipated acceleration in market declines late in the first quarter of fiscal year 2009. RV wholesale shipments in October this year declined 52.5% from this same month last year to 13,500 RVs according to the October Recreational Vehicle Industry Association's survey of manufacturers bringing the year to date total for 2008 to 225,400 units. This was the sixth consecutive decline and the lowest total for all RV shipments since 1990. As a result of these continuing concerns and a significant tightening of credit for RV buyers, we anticipate continued weakness in all segments at least for the balance of fiscal year 2009. This weakness was initially caused by turmoil in the mortgage industry that then spread to the broader financial markets and economy. More recently, the sustained increase in fuel prices and tightening in retail lending have also contributed to consumers' reluctance to purchase RVs. Motor home retail sales for the industry were off by 38.8% for the first nine months of calendar 2008, and for the typically seasonally stronger summer months of June through September, industry retail sales fell by 52.4% from the prior year. Industry wholesale shipments for the same period fell 60.7%, evidencing that dealers are not reordering when motor homes are sold at retail. Most of the weakness is occurring in the higher-end Class A and mid- and luxury-priced Class C segments. Recent data indicate an acceleration of these trends. Travel trailer industry retail sales for the similar period were down by 25.1%; however, dealers have been reducing their inventories in the face of economic uncertainty, and, as a result, industry wholesale shipments declined by 34.2% for the same period. Given the tightening of credit standards by lenders, we currently expect that repurchase activity will be higher than has historically been the case and it may be necessary to offer greater discounts in order to relocate such product to alternative dealers during current market conditions.

        Our overall market position in motor homes has decreased from 16.3% to 16.0% for the first nine months of calendar 2008, which management believes was due to aggressive discounting by competitors that appear to have overproduced inventory and competitors with stronger balance sheets. We have experienced market share growth, to 12.4% in the first nine months of calendar 2008 compared to 9.7% in the equivalent period in 2007, in lower-priced and fuel-efficient Class C products that we recently introduced.

        Our travel trailer retail and wholesale market shares have continued to decline to date, exacerbated by the restructuring of the business between March and July 2007. Dealers continue to sell older model-year units still in stock before replacing them with newer products. Also, we have experienced reduced sales of lower-margin, entry-level products in the Eastern U.S. due to discontinued production of those products in that region. As a result of recent adjustments we have made to our manufacturing capacity, our inventory of finished goods have largely stabilized. Travel trailer manufacturing efficiencies have increased, yet further improvement over current levels of cost and efficiency of our manufacturing operations will be necessary in order to achieve profitability in this difficult environment. Our travel trailer market share for the first nine months of 2008 was 4.1%, down from 6.0% in the prior year. We expect our market share to remain at similar levels until market conditions improve and dealers sell down their inventories of older model-year products.

        Based on past trends, if fuel prices stabilize and retail credit availability improves, we expect to see a rebound in sales from dealers ordering units for stock and expect to benefit from our ability to ramp up production in an industry with fewer manufacturing facilities than before, due to competitor failures or plant consolidations. A longer-term positive outlook for the recreational vehicle industry is supported by favorable demographics as baby boomers reach the age brackets that historically have accounted for the bulk of retail RV sales, and an increase in interest in the RV lifestyle among both older and younger segments of the population than have traditionally participated.

Housing

        Notwithstanding the recent pricing pressure and over-supply of housing in certain regions due to the retrenchment in the mortgage industry, we expect longer-term demand for affordable housing to grow as a result of the following: overall population growth; baby boomers reaching retirement age; the development of new products and markets such as modular housing; and the continued relative high cost of site-built homes.

        Many of the factors that have historically affected manufactured housing volumes have been in flux recently. Industry shipments for the first eight months of calendar year 2008 were down 9.9%, with most states reporting year-over-year declines, and a pronounced weakness in traditionally strong manufactured housing markets persists. Generally, the manufactured housing market continues to be adversely affected by limited availability of retail financing and more recently, competition from conventional builders due to the overall weak housing market. Over the last several years the site-built housing boom has been fueled by low interest rates and loose credit standards, which widened the financing advantage that site-built housing enjoys over manufactured housing. Sales of manufactured homes as a percentage of total sales of new single-family homes could rise from the recent level of 8%, now that the gap between credit standards for site-built housing and manufactured housing has narrowed due to more stringent standards applied to site-built homes. In addition, recently passed housing reform legislation may benefit the manufactured housing industry through the FHA Title I program, which, among other benefits, will increase loan limits for home-only financing from $48,600 to $69,678, and will be indexed to inflation in future years. These benefits are expected to take effect beginning in the first half of calendar 2009. On the other hand, the overall slowing of the housing market and an increase in conventional housing inventories will negatively impact manufactured housing conditions for some time.

        We continue to manage our capacity relative to current market conditions. We have been successful in reducing fixed costs and, in some cases, consolidating management teams at adjacent plants. These efforts have enabled us to maintain a presence in markets that we would otherwise be forced to abandon and that we believe have potential that we would otherwise be forced to abandon. From a sales perspective, we are focused on increasing new points of distribution, improving retail turn rates by assisting dealers with inventory management, and offering dealers a program to support consumers with set-up, inspection and problem resolution.

        Manufactured housing markets in California, Arizona, and Florida, traditionally among our strongest, are the states most affected by the slump in the site-built housing market and are down sharply. The outlook in most areas continues to be unfavorable. We anticipate that manufactured housing industry conditions are unlikely to improve during fiscal 2009.

        We are pursuing other opportunities to supplement our business, such as sales of modular homes to builder/developers and military projects. Modular sales in the Gulf Region have been slow to emerge and the longer sales cycle for these types of projects has significantly tempered our progress in this area. Development of our modular business, however, has met with some success in the area of military housing. Since opening the Trendsetter Division in late fiscal 2007, we have substantially completed three large contracts to provide military housing. On September 17, 2008, we announced that our Trendsetter Division has been selected to build the living units for new U.S. Army housing at Fort Sam Houston in San Antonio, Texas, the world's largest military medical training facility. Although we have had some success in the military housing business, future success may be limited to the extent our liquidity concerns affect our ability to provide required bonding under such government contracts. The Trendsetter Division accounted for only approximately 5% of Housing Group sales in fiscal 2008 and less than 2% of total sales; it will consist of one manufacturing facility and its sales, operating results and capital expenditures will not be material to the company as a whole.

Recent Developments

Annual Meeting

        At our annual meeting on September 18, 2008, our shareholders approved proposals to, among other things:

  •
  amend our restated certificate of incorporation to increase the total number of authorized shares of our common stock from 150,000,000 to 300,000,000 shares and to decrease the par value of the common stock from $1.00 per share to $0.01 per share; and

  •
  approve the possible issuance of more than 20% of the shares of our common stock outstanding, either directly or underlying new securities that may be convertible into or exercisable for our common stock, to settle or otherwise satisfy our upcoming repurchase obligation related to the Old Debentures.

Amendment to Credit Facility

        On October 29, 2008, we entered into an amendment (the "Credit Facility Amendment") to our secured credit facility with Bank of America (as may be amended from time-to-time, the "Credit Facility") to, among other things, permit the consummation of the Exchange Offer. See "The Credit Facility Amendment."

        On November 26, 2008, we entered into a further amendment to the Credit Facility as described in our Current Report on Form 8-K filed on December 2, 2008. Copies of this amendment and the Credit Facility Amendment are filed as Exhibits 10.37 and 10.36, respectively, to the registration statement of which this prospectus forms a part.

Litigation

        A case has been filed in the United States District Court, Central District of California, Riverside, titled Jesse Browder et al v. Fleetwood Enterprises,  Inc., in which plaintiffs allege a variety of claims relating to Fleetwood's method of installing blown-in ceiling insulation in its manufactured homes. The District Court issued an order on September 4, 2008 granting plaintiffs' motion for class certification. It is not possible at this time to properly assess the risk of an adverse verdict or the magnitude of any possible exposure with respect to this matter, but we intend to vigorously challenge the class certification and the merits of plaintiffs' claims.

Plant Closings

        On October 10, 2008, we announced that we are relocating motor home production from our plant in Paxinos, Pennsylvania, to our plants in Decatur, Indiana. The Paxinos manufacturing facility, which builds Class A gas and Class C products, will cease operations effective early December 2008. The full line of products currently built in Paxinos will be transferred to the Decatur manufacturing complex, which currently builds Class A diesel products, during our fiscal third quarter. We expect to recognize costs of approximately $2.2 million related to the consolidation in the second quarter of fiscal 2009, with an additional $2.0 million in the third quarter of fiscal 2009. Any potential impairment charges on the Paxinos plant are being evaluated. Ongoing savings are estimated to approach $1.5 million per quarter beginning with the fourth quarter of fiscal 2009. Cash generated by a permanent reduction to working capital by the end of the third quarter of fiscal 2009 is expected to more than offset the costs of the consolidation.

        On November 24, 2008, we announced the consolidation of several manufacturing facilities in coordinated actions designed to match current production to market demand and improve capacity utilization. In particular, we announced the closures at our manufactured housing plants in Woodland, California; Auburndale, Florida; Willacoochee, Georgia; Benton, Kentucky; and Pembroke, North Carolina. We further announced that all of these plants will work through the orders they currently have and will begin transitioning production to some of the remaining 13 Fleetwood Housing Group facilities. We expect that these plants will close within approximately 60 days of the date of announcement. We also announced that our Trendsetter Homes plant in Douglas, Georgia, which is one of two producing modular housing, would also be closed, effective immediately. Impending closure announcements were also made at Fleetwood's travel trailer manufacturing centers in Crawfordsville, Indiana and Mexicali, Mexico. After the transition, all of our travel trailers and fifth wheels will be produced in our three existing plants in Ohio and Oregon. In a further effort to reduce expenses, we are suspending the company match of participant contributions to our 401(k) retirement plan and similar subsidies to the related Deferred Compensation Alternative Plan for management. Additionally, we announced that we will take the actions necessary to ensure that the corporate resources in support of our reduced manufacturing operations are appropriately sized. Our capacity utilization is expected to improve as a result of the above actions, and fixed expenses are estimated to be reduced by at least $40 million on an annualized basis.

NYSE Continued Listing

        On, October 28, 2008, we received formal notification from NYSE Regulation, Inc. that we were not in compliance with Rule 802.01C of the NYSE's Listed Company Manual, which requires that our common stock trade at a minimum average closing price of $1.00 over a consecutive 30 trading-day period for continued listing on the NYSE. Under the NYSE continued listing standards, we must return to compliance with the $1.00 average share price standard within six months of receipt of such notice to avoid delisting. We are pursuing various solutions to satisfy the continued listing standard, including successful completion of the Exchange Offer and the satisfactory resolution in December 2008 of any Old Debenture repurchase obligations. In addition, we are continuing to develop and complete ongoing restructuring initiatives to improve operations and further reduce costs.

The Exchange Offer

        We have summarized the terms of the Exchange Offer in this section. Before you decide whether to tender your Old Debentures in the Exchange Offer, you should read the detailed description of the Exchange Offer in the section entitled "The Exchange Offer."

Securities Offered	Up to $103,000,000 aggregate principal amount of New Notes and up to 14,000,000 Shares.
Exchange Offer
We are offering to exchange up to $103,000,000 aggregate principal amount of New Notes and up to 14,000,000 Shares, for any and all Old Debentures validly tendered and accepted in accordance with the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal. You may tender your Old Debentures for exchange by following the procedures described in the section of this prospectus entitled "The Exchange Offer."

For each $1,000 principal amount of Old Debentures that we accept in the Exchange Offer, you will, upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal, receive $1,030 principal amount of New Notes bearing interest at a combined rate of 14%, and a number of Shares equal to the quotient obtained by dividing (a) by (b), where (a) is the quotient obtained by dividing (i) the Maximum Shares Value ($10.5 million) by (ii) the arithmetic average of the Volume Weighted Average Price of our common stock for the 20 trading days immediately preceding the second trading day before the Expiration Date, or $0.75 per share, whichever is greater, and (b) is $100,000. We will also pay cash for any accrued and unpaid interest, as of the day before the Expiration Date, on any Old Debentures accepted in the Exchange Offer.
The Old Debentures may only be tendered in a minimum of $1,000 principal amount and integral multiples of $1,000.
Conditions to the Exchange Offer
The Exchange Offer is subject to certain conditions including, among others, the effectiveness of the registration statement of which this prospectus forms a part. There is also the Minimum Tender Condition, which means that at least 33.5% of the aggregate principal amount outstanding of the Old Debentures must have been validly tendered and not withdrawn. Except for the requirements of applicable U.S. federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the Exchange Offer which, if not complied with or obtained, would have a material adverse effect on us. See "The Exchange Offer—Conditions to Completion of the Exchange Offer."
Expiration Date; Extension; Termination of the Exchange Offer	The Exchange Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on December 11, 2008, or any subsequent time or date to which the Exchange Offer is extended. We may extend the Expiration Date or amend any of the terms or conditions of the Exchange Offer for any reason. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. If we extend the Expiration Date, you must tender your Old Debentures on or prior to the date identified in the press release or public announcement if you wish to participate in the Exchange Offer. In the case of an amendment to any of the terms or conditions of the Exchange Offer, we will issue a press release or other public announcement. We have the right to:
• extend the Expiration Date and retain all tendered Old Debentures, subject to your right to withdraw your tendered Old Debentures; and
• waive any condition (to the extent waivable by us) in our reasonable discretion or otherwise amend any of the terms or conditions of the Exchange Offer in any respect.
Procedures for Tendering Old Debentures
In order to exchange Old Debentures, you must tender the Old Debentures together with a properly completed letter of transmittal and the other agreements and documents described in the letter of transmittal. If you own Old Debentures held through a broker, dealer, commercial bank, trust company or other nominee, you will need to follow the instructions in the letter of transmittal on how to instruct them to tender the Old Debentures on your behalf, as well as submit a letter of transmittal and the other agreements and documents described in this prospectus. We will determine in our reasonable discretion whether any Old Debentures have been validly tendered. Old Debentures may be tendered by electronic transmission of acceptance through DTC's ATOP for transfer or by delivery of a signed letter of transmittal pursuant to the instructions described therein. Custodian entities that are participants in DTC should tender Old Debentures through DTC's ATOP, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP. Please carefully follow the instructions contained in this prospectus on how to tender your Old Debentures. We describe the procedures for participating in the Exchange Offer in more detail in the section titled "The Exchange Offer—Procedures for Tendering Old Debentures."

Please do not send letters of transmittal to us. You should send letters of transmittal to the Exchange Agent, at its office set forth on the back cover of this prospectus or in the letter of transmittal. The Information Agent can answer your questions regarding how to tender your Old Debentures.

Acceptance of Old Debentures and Delivery of the New Notes and Shares	Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Old Debentures properly tendered to the Exchange Agent by 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. The New Notes and Shares will be delivered promptly after the Expiration Date. See "The Exchange Offer—Acceptance of Old Debentures for Exchange; Delivery of New Notes and Shares."
Guaranteed Delivery Procedures
If you wish to tender your Old Debentures and your Old Debentures are not immediately available or you cannot deliver your Old Debentures, the letter of transmittal or any other documents required by the letter of transmittal or to comply with the applicable procedures under DTC's ATOP prior to 5:00 p.m., New York City time, on the Expiration Date, you must tender your Old Debentures according to the guaranteed delivery procedures set forth in this prospectus under the section entitled "The Exchange Offer—Guaranteed Delivery Procedures."
Withdrawal Rights
Except as otherwise restricted pursuant to a Tender Agreement, you may withdraw tendered Old Debentures at any time prior to 5:00 p.m., New York City time, on the Expiration Date. You must send a written withdrawal notice to the Exchange Agent, or comply with the appropriate procedures of DTC's ATOP. If you change your mind, you may re-tender your Old Debentures by again following the tender procedures on or before 5:00 p.m., New York City time, on the Expiration Date.
Certain United States Tax Consequences
The exchange of Old Debentures for New Notes generally will be a taxable exchange for United States federal income tax purposes, unless the Exchange Offer qualifies as a recapitalization under the Internal Revenue Code which we believe is unlikely. However, to the extent that Old Debentures are exchanged for Shares, such exchange should be treated as a tax-free recapitalization. See "Certain United States Federal Income Tax Consequences."
Accounting Treatment
We will derecognize the carrying amount of any Old Debentures that are exchanged and will recognize the New Notes and Shares at amounts equal to their fair values. Any difference between the fair value of the New Notes and the carrying value of the Old Debentures will be recorded as a gain or loss on extinguishment of the Old Debentures. Also, we expect that we will incur expenses of approximately $5 million, based on estimated legal, dealer-manager, trustee, printing and other expenses associated with the Exchange Offer. These expenses will be deferred and amortized over the term of the related New Notes.

Information Agent	MacKenzie Partners, Inc.
Exchange Agent	The Bank of New York Mellon Trust Company, N.A.
Dealer-Manager	Barclays Capital Inc.
Risk Factors	You should carefully consider the matters described in this prospectus under "Risk Factors," and the documents incorporated by reference into this prospectus.
Use of Proceeds	We will not receive any cash proceeds from the Exchange Offer. The Old Debentures that are validly tendered and exchanged pursuant to the Exchange Offer will be retired and canceled.
No Appraisal Rights	Holders of Old Debentures do not have dissenters' rights of appraisal in connection with the Exchange Offer.
Fees and Expenses	We will pay all fees and expenses associated with the Exchange Offer, other than any commissions or concessions of any broker or dealer.
New Notes
Issuer	Fleetwood Enterprises, Inc., a Delaware corporation.
New Notes Offered
Up to $103,000,000 aggregate principal amount of New Notes under a new indenture (the "New Indenture") to be entered into with Deutsche Bank Trust Company Americas as trustee, prior to the issuance of the New Notes.
Maturity	December 15, 2011.
Interest Rate	The New Notes will bear interest at a combined rate of 14%, consisting of Cash Interest at the rate of 5% per annum and PIK Interest at a rate of 9% per annum.
Interest Payment Dates	Interest will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on March 15, 2009.
Ranking	The New Notes will:
• be senior obligations of the Company;
•
rank equally in right of payment with all existing and any future unsecured senior indebtedness and other unsecured senior obligations of the Company and will be effectively junior to all existing and future secured senior indebtedness and other secured senior obligations of the Company to the extent of the priority and value of the liens securing such indebtedness;
• be senior in right of payment to all existing and any future subordinated indebtedness of the Company; and
• be effectively subordinated to all liabilities (including trade payables) and preferred stock of each subsidiary of the Company that is not a guarantor.

Security	The New Notes will:
•
be secured by a first-priority security interest (subject to permitted liens) in certain real property owned by certain of our subsidiaries that will guarantee the New Notes with an anticipated value between $19.25 million and $20 million, as more fully described under "Description of New Notes—Collateral"; and
•
be secured by a second-priority security interest (subject to permitted liens) in certain real property owned by certain of our subsidiaries that will guarantee the New Notes and constituting collateral for the Credit Facility with an appraised value of $58,200,000, based upon appraisals obtained between 2003 and 2008, as more fully described under "Description of New Notes—Collateral" and will be effectively subordinated to the Credit Facility (due to current economic conditions and the subordinated nature of some of the real estate security for the New Notes, the security for the New Notes may be limited in value to the holders as described in more detail under "Risk Factors—Risks Relating to the New Notes and Shares").
Guarantees
Each of our subsidiaries that is a borrower or that guarantees the obligations under our Credit Facility will jointly, severally and unconditionally guarantee the New Notes on an unsecured senior subordinated basis. The following subsidiaries are guarantors of the New Notes: Fleetwood Holdings, Inc.; Fleetwood General Partner of Texas, Inc.; Fleetwood Homes Investment, Inc.; Fleetwood Homes of Arizona, Inc.; Fleetwood Homes of California, Inc.; Fleetwood Homes of Florida, Inc.; Fleetwood Homes of Georgia, Inc.; Fleetwood Homes of Idaho, Inc.; Fleetwood Homes of Indiana, Inc.; Fleetwood Homes of Kentucky, Inc.; Fleetwood Homes of North Carolina, Inc.; Fleetwood Homes of Oregon, Inc.; Fleetwood Homes of Pennsylvania, Inc.; Fleetwood Homes of Tennessee, Inc.; Fleetwood Homes of Texas, L.P.; Fleetwood Homes of Virginia, Inc.; Fleetwood Homes of Washington, Inc.; Fleetwood International, Inc.; Fleetwood Canada Ltd.; Fleetwood Motor Homes of California, Inc.; Fleetwood Motor Homes of Indiana, Inc.; Fleetwood Motor Homes of Pennsylvania, Inc.; Fleetwood Travel Trailers of California, Inc.; Fleetwood Travel Trailers of Indiana, Inc.; Fleetwood Travel Trailers of Kentucky, Inc.; Fleetwood Travel Trailers of Maryland, Inc.; Fleetwood Travel Trailers of Ohio, Inc.; Fleetwood Travel Trailers of Oregon, Inc.; Fleetwood Travel Trailers of Texas, Inc.; Gold Shield, Inc.; Gold Shield of Indiana, Inc.; Hauser Lake Lumber Operations, Inc.; and Continental Lumber Products, Inc.

Change of Control	Upon the occurrence of a Change of Control, as more fully described under "Description of New Notes—Change of Control", the Company will be required to offer to purchase the New Notes at a purchase price of 100% of their principal amount plus any unpaid interest to the applicable purchase date.
Certain Covenants
The New Indenture contains covenants that, among other things, limit our ability and the ability of our subsidiaries to make restricted payments, enter into transactions with affiliates, incur additional indebtedness or issue preferred stock of subsidiaries, allow limitations on dividend and other payment restrictions affecting subsidiaries, conduct asset sales, create certain liens, conduct sale-lease back transactions, merge, consolidate or sell substantially all assets, allow an impairment of the security interest in the collateral for the New Notes, or amend our credit facilities. We will also be required to make an offer to repurchase the New Notes upon an event of loss or an asset sale, to provide reports to the trustee and, under certain circumstances, to provide additional guarantees.
These covenants are subject to important exceptions and qualifications that are described under "Description of Notes".
The Old Debentures do not benefit from comparable covenants.
Redemption	We may redeem the New Notes at any time for cash at 100% of the principal amount of the New Notes plus any unpaid interest to the applicable redemption date.
Absence of Public Market
The New Notes will be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a trading market for the New Notes will develop, and if one develops, the liquidity of any such trading market. We do not intend to apply for a listing of the New Notes on any securities exchange or automated dealer quotation system.
Shares
Issuer	Fleetwood Enterprises, Inc., a Delaware corporation.
Shares Offered
Up to 14,000,000 Shares (the specific number of Shares to be issued in the Exchange Offer will be equal to the quotient obtained by dividing (i) the Maximum Shares Value ($10.5 million) by (ii) the arithmetic average of the Volume Weighted Average Price of our common stock for the 20 trading days immediately preceding the second trading day before the Expiration Date, or $0.75 per share, whichever is greater).
Transferability	The Shares will be freely transferable.
Listing	We intend to apply for the Shares to be listed on the NYSE.

Summary of Differences Between the Old Debentures and the New Notes

        A summary of the differences between the Old Debentures and the New Notes is set forth below. This summary is qualified in its entirety by the information contained in this prospectus and the documents governing the Old Debentures and the New Notes, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. For more detailed descriptions of the New Notes, see the section of this prospectus entitled "Description of the New Notes."

	OLD DEBENTURES	NEW NOTES
Title	5% Convertible Senior Subordinated Debentures due 2023.	14% Senior Secured Notes due 2011.
Amount of securities	$100,000,000 in aggregate principal amount, and, 8,503,400 shares of common stock issuable upon conversion, subject to adjustment.	Up to $103,000,000 in aggregate principal amount to be issued in the Exchange Offer.
Maturity	December 15, 2023, unless earlier converted, redeemed by us at our option or repurchased by us at your option.	December 15, 2011, unless earlier redeemed by us at our option.
Interest	5.00% per year. Interest is payable semiannually in arrears on June 15 and December 15 of each year.

Interest will accrue beginning on the issue date of the New Notes, at a combined rate of 14% per annum, consisting of Cash Interest accruing at the rate of 5% per annum and PIK Interest accruing at the rate of 9% per annum. Interest will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing March 15, 2009.

Conversion Rights	Holders of the Old Debentures may convert their Old Debentures into shares of our common stock prior to the close of business on their stated maturity date under any of the following circumstances:	None.
•

during any fiscal quarter if the closing sale price per share of our common stock for a period of at least 20 consecutive trading days during the 30-consecutive-trading-day period ending on the last day of the preceding fiscal quarter is more than 120% of the conversion price per share in effect on such last day of such fiscal quarter;

• during the five-consecutive-trading-day period immediately after any five-consecutive-trading-day period in which the trading price per $1,000 principal amount of the Old Debentures for

	OLD DEBENTURES		NEW NOTES
each day of such five-day period is less than 98% of the conversion value; provided, however, that the Old Debentures will not be convertible pursuant to this clause after December 15, 2021, if on any trading day during such five-day period the market price of our common stock is between 100% and 120% of the then-current conversion price of the Old Debentures, which we refer to as the "debenture price conditions";
	•	if we have called the Old Debentures for redemption; or
	•	upon the occurrence of specified corporate transactions.

The conversion rate will equal 85.0340 shares of our common stock per $1,000 principal amount of Old Debentures (equivalent to an initial conversion price of approximately $11.76 per share of our common stock), subject to (i) adjustment under certain circumstances and (ii) our right to satisfy all or part of our conversion obligation in cash. The conversion rate (and the conversion price) will not be adjusted for accrued interest, if any.

Ranking/Security	The Old Debentures are unsecured and:		The New Notes will:
	•	subordinated in right of payment to all of our existing and future senior indebtedness;	•

be secured by a first-priority security interest (subject to permitted liens) in certain real property owned by certain of our subsidiaries that will guarantee the New Notes with an anticipated value between $19.25 million and $20 million, as more fully described under "Description of New Notes—Collateral";

	•	equal in right of payment to any future indebtedness that provides it is on a parity with the Old Debentures;	•

be secured by a second-priority security interest (subject to permitted liens) in certain real property owned by certain of our subsidiaries that will guarantee the New Notes and constituting collateral for the Credit Facility with an appraised value of $58,200,000, based upon appraisals obtained between 2003 and 2008, as more fully described under

	OLD DEBENTURES	NEW NOTES
"Description of New Notes—Collateral" and will be effectively subordinated to the Credit Facility (due to current economic conditions and the subordinated nature of some of the real estate security for the New Notes, the security for the New Notes may be limited in value to the holders as described in more detail under "Risk Factors—Risks Relating to the New Notes and Shares");
• •

senior in right of payment to our
existing and future junior
subordinated indebtedness,
including our obligations under our
subordinated debentures
underlying the convertible trust
preferred securities and our
guarantee of payment obligations
on the convertible trust preferred
securities; and

effectively subordinated in right of
payment to all existing and future
indebtedness and other liabilities of
any of our existing or future
subsidiaries.

• • • • •

be unconditionally guaranteed on a
unsecured subordinated basis by
certain of our subsidiaries;

be senior obligations of the
Company;

rank equally in right of payment
with all existing and any future
unsecured senior indebtedness and
other unsecured senior obligations
of the Company and will be
effectively junior to all secured
senior indebtedness and other
secured senior obligations of the
Company to the extent of the
priority and value of the liens
securing such indebtedness;

be senior in right of payment to all
existing and any future
subordinated indebtedness of the
Company; and

be effectively subordinated to all
liabilities (including trade payables)
and preferred stock of each
subsidiary of the Company that is
not a guarantor.

Sinking Fund	None.	None.
Optional Redemption

We may not redeem the Old Debentures prior to December 15, 2008. Thereafter, we may redeem the Old Debentures, in whole or in part, for cash at 100% of the principal amount of the Old Debentures plus accrued and unpaid interest (including additional amounts, if any) to, but excluding, the redemption date.

We may redeem the New Notes at any time for cash at 100% of the principal amount of the New Notes plus any unpaid interest to the applicable redemption date.

	OLD DEBENTURES	NEW NOTES
Optional Repurchase Right of Holders	Holders of the Old Debentures may require us to repurchase all or a portion of their Old Debentures on December 15, 2008, December 15, 2013, and December 15, 2018 at a repurchase price equal to 100% of the principal amount of the Old Debentures plus any accrued and unpaid interest thereon (including additional amounts, if any) to, but excluding, the repurchase date. We may elect to pay the repurchase price in cash, our common stock or a combination thereof.	Upon the occurrence of a change of control, an event of loss or an asset sale, the Company will be required to offer to purchase the New Notes at a purchase price of 100% of their principal amount plus any unpaid interest to the applicable purchase date.

These provisions are subject to important thresholds, exceptions and qualifications that are described under "Description of New Notes—Repurchase at Option of Holders".
Guarantees	None.	Each of our subsidiaries that is a borrower or that guarantees the obligations under our Credit Facility will jointly, severally and unconditionally guarantee the New Notes on an unsecured senior subordinated basis.
Certain Covenants	The Old Debentures contain certain covenants requiring the Company, among other things, to provide reports and certain information to the trustee.
The New Indenture contains covenants that, among other things, limit our ability and the ability of our subsidiaries to make restricted payments, enter into transactions with affiliates, incur additional indebtedness or issue preferred stock of subsidiaries, allow limitations on dividend and other payment restrictions affecting subsidiaries, conduct asset sales, create certain liens, conduct sale-lease back transactions, merge, consolidate or sell substantially all assets, allow an impairment of the security interest in the collateral for the New Notes, or amend our credit facilities. We will also be required to make an offer to repurchase the New Notes upon an event of loss or an asset sale, to provide reports to the trustee and, under certain circumstances, to provide additional guarantees.
These covenants are subject to important exceptions and qualifications that are described under "Description of Notes—Certain Covenants".

	OLD DEBENTURES	NEW NOTES
Events of Default	If there is an event of default on the Old Debentures, the principal amount of the Old Debentures, plus accrued and unpaid interest thereon (including additional amounts, if any) to the date of acceleration may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.	If there is an event of default on the New Notes, as more fully described under "Description of Notes—Events of Default and Remedies", the principal amount of the New Notes, plus accrued and unpaid interest thereon to the date of acceleration may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

 RISK FACTORS

        Before you participate in the Exchange Offer, you should carefully consider the risks described below. You should also consider the other information included or incorporated by reference in this prospectus before deciding whether to participate in the Exchange Offer.

Risks Relating to the Company

We have significant demands on our liquidity while current economic and credit conditions are severely affecting our operations, including the possible need to repurchase the Old Debentures in December 2008.

        We are experiencing demands on our available cash, including current and anticipated future losses from operations, as well as expected costs of rationalizing our operations and restructuring our indebtedness. These demands will be further exacerbated through the winter months as we experience seasonal slowing in our businesses. Current economic conditions are severely affecting our operations. These conditions have been marked by restrictions on available credit, rising commodity prices, especially for motor vehicle fuel, and weak consumer confidence. Demand for recreational vehicles in particular has contracted significantly over the past four months, affecting us and our competitors throughout that industry. As a result, dealers are reducing their inventories and competitive pressures are adversely affecting revenues and margins. We do not anticipate any meaningful improvement in these conditions for the foreseeable future.

        In addition, holders of our Old Debentures have the right to require us to repurchase Old Debentures on December 15, 2008, at a price of 100% of the aggregate principal amount of the Old Debentures plus accrued and unpaid interest. Although we have elected under the Repurchase Obligation Offer to pay the repurchase price by issuing shares of our common stock, if the arithmetic average of the Volume Weighted Average Price of our common stock during the 20-trading-day period ending December 12, 2008 were to be below approximately $0.52 per share (based on the number of shares of our common stock authorized, outstanding and reserved for issuance as of December 5, 2008, but not including any Shares reserved for issuance in the Exchange Offer), we would not have sufficient authorized shares to repurchase all outstanding Old Debentures with our common stock. In addition, our ability to use our common stock to satisfy such repurchase obligations is subject to certain conditions precedent as set forth in the indenture governing the Old Debentures. Additionally, in the event that we are unable to satisfy the conditions precedent to using common stock to satisfy such repurchase obligations, we would be required to satisfy such obligations in cash. We do not currently anticipate having sufficient cash to repurchase the Old Debentures in cash. Furthermore, to the extent that there is greater participation in the Repurchase Obligation Offer and more shares of our common stock are issued therein, there will be greater equity dilution causing a likelihood of greater pressure on the trading price of our common stock.

        If we were unable to satisfy our repurchase obligations, we would be in default under the indenture governing the Old Debentures. Upon default, the holders of the Old Debentures would have the right to accelerate the maturity of the Old Debentures and sue for the amount owed under the Old Debentures. A default under the indenture governing the Old Debentures would also constitute a default under the Credit Facility and under the indenture governing the New Notes which could lead to the lenders under the Credit Facility and holders of the New Notes pursuing their remedies, including the possible foreclosure on certain of our real property pledged as collateral. In that event, we may be required to take steps to obtain protection from our creditors in a bankruptcy proceeding.

        Furthermore, as a result of the subordination provisions of the Old Debentures, we would be prevented from making payments on the Old Debentures upon the occurrence of certain defaults under the Credit Facility and, upon any distribution to our creditors in a bankruptcy, liquidation, reorganization or similar proceeding relating to us or our property, the holders of our senior debt, including the lenders under our Credit Facility and the holders of the New Notes, will be entitled to be paid in full in cash before any payment may be made with respect to the Old Debentures. In addition, the Old Debentures are effectively subordinated to liabilities of our subsidiaries, including the indebtedness of our subsidiaries represented by borrowings and guarantees by them under the Credit Facility and the Guarantees by them of the New Notes and, in the event of a bankruptcy, liquidation, reorganization or similar proceeding of any of our subsidiaries, creditors of our subsidiaries will generally be entitled to payment of their claims, including with respect to such borrowings and guarantees, from the assets of those subsidiaries before any assets are made available for distribution to us. The application by us of any such distribution that we might receive would in turn be subject to the subordination provisions of the Old Debentures discussed above.

If for any reason we are unable to satisfy our obligation to repurchase Old Debentures that are put to us on December 15, 2008, we will be in default under certain of the indenture provisions governing the Old Debentures and, accordingly, the Credit Facility. These circumstances raise substantial doubt about our ability to continue as a going concern.

        As more fully described in the immediately preceding risk factor, we elected to repurchase Old Debentures that can be put to us on December 15, 2008 by issuing shares of our common stock in settlement. Our ability to satisfy such repurchase obligation will depend on a number of factors including, among others, the principal amount of Old Debentures that participate in the Repurchase Obligation Offer and the price of our common stock during the 20 trading days immediately preceding December 12, 2008. Our stock price has declined significantly in recent weeks, and this could affect our ability to repurchase Old Debentures with shares of common stock. If we are unable to satisfy such repurchase obligation, we will be in default under certain indenture provisions governing the Old Debentures, and as a result we will also be in default under the Credit Facility. Due to these conditional circumstances, the report of Ernst & Young, dated November 25, 2008, accompanying this registration statement contains a qualification that there is substantial doubt about our ability to continue operations as a going concern.

We have had significant losses over the last eight fiscal years and might not be able to regain consistent profitability in the foreseeable future.

        We have reported a net loss in each fiscal year since 2001 and expect substantial negative operating cash flows in the future. Unless we are able to achieve consistent profitability and positive cash flows, we will have to reduce our expenditures on capital improvements, machinery and equipment, and research and development, which we expect would have a negative effect on our sales and margins.

Recent weakness in the recreational vehicle market and ongoing weakness in the manufactured housing market may continue to reduce the demand for our products.

        In the last two years, the recreational vehicle market has weakened in response to lower consumer confidence, volatile fuel prices, and higher interest rates. In recent months, record fuel prices and tighter retail credit have seriously exacerbated the intermediate term challenges for the market. The manufactured housing market has been in a prolonged slump that was initiated by undisciplined lending practices within the industry in the late 1990s, followed in recent years by tough competition from liberal financing of site-built homes. Additionally, the long-term effects from the fallout in the subprime mortgage sector, including depressed prices and an increased number of foreclosures of site-built homes, are likely to continue to reduce demand for our products. Ongoing weakness in both our principal industries would limit our growth opportunities and have a negative effect on future sales and profitability.

Global tensions and fuel shortages, higher fuel prices and rising interest rates are having a negative effect on consumer confidence and in turn are diminishing sales of our products, particularly recreational vehicles.

        Gasoline or diesel fuel is required for the operation of motor homes and vehicles used to tow travel trailers. Prices for these petroleum products have risen recently and, particularly in view of increased international tensions and increased global demand for oil, there can be no assurance that the supply of these products will continue uninterrupted, that rationing will not be imposed, or that the price of, or tax on, these products will not significantly increase in the future. Increases in fuel prices and speculation about potential fuel shortages, combined with rising interest rates, are having an unfavorable effect on consumer confidence and on the demand for recreational vehicles. Increases in the price of oil can also result in increases in the price of many of the components in our products.

Availability and cost of financing for our retailers or retail customers, particularly in our manufactured housing business, could continue to constrain our sales.

        Our dealers, as well as retail buyers of our products, generally secure financing from independent lenders, which, particularly in the case of manufactured housing, have been negatively affected by adverse loan experience. Several national retail and wholesale lenders have withdrawn from the manufactured housing finance business in recent years, and GE recently notified manufactured housing dealers that effective December 6, 2008 it is suspending any further approvals of floor plan financing for manufactured housing product until further notice (although GE indicated in the notice that it hoped this action would be temporary). GE had previously withdrawn from retail lending on most recreational vehicles and other leisure products. In addition, Key Bank recently withdrew from the RV inventory finance business. As a result of these events and other indications, we anticipate that lenders will tighten their lending terms. Reduced availability of such financing and higher interest rates have had, and continue to have, an adverse effect on the manufactured housing and recreational vehicle industries and on our sales and margins. Availability of financing depends on the lending practices of financial institutions, financial and credit markets, government policies, and economic conditions, all of which are beyond our control. In the current environment, financing for the purchase of manufactured homes is often more difficult to obtain than conventional home mortgages, and interest rates for manufactured homes are generally higher and the terms of the loans shorter than for site built homes. In the RV business, access to home equity to help finance purchases has become more difficult for retail buyers, and a continuation of depressed real estate prices and stringent home equity lending will further reduce recreational vehicle sales in the future. There can be no assurance that affordable wholesale or retail financing for either manufactured homes or recreational vehicles will be available on a widespread basis in the future.

We may be unable to comply in the future with financial tests and covenants in our senior secured credit facility, which could result in a default under that facility, in which event our lenders could accelerate our debt or take other actions that could restrict our ability to operate.

        In January 2007, we announced the early renewal and extension of the Credit Facility. If business and economic conditions were to result in the deterioration of our liquidity and our operating results, we could be in breach of the covenants under the Credit Facility and the lenders could declare a default. The Credit Facility has been amended numerous times since we first entered into it in 2001 to reset financial requirements to prevent potential covenant breaches, most recently again on November 26, 2008.

        Under the Credit Facility, as amended, we are subject to a financial performance covenant that applies if our average monthly liquidity, defined as cash, cash equivalents, and unused borrowing capacity, falls below $45 million for any calendar month or if liquidity falls below $25 million on any one day. In the event that we do not meet this minimum test, our EBITDA minus fixed charges may not exceed certain loss thresholds which will vary over the remaining term of the Credit Facility. Additionally, we are subject to a minimum liquidity covenant that requires that liquidity not fall below $25 million for more than three consecutive business days. A breach of the covenants could result in the lenders accelerating the obligations under the Credit Facility, which could also lead to a default under the indenture governing the Old Debentures, the New Indenture and our capital lease obligations. In the event of a breach of the Credit Facility, we cannot be certain that our lenders will agree to refrain from enforcing any remedies otherwise available to them or that they will grant us any further waivers or amendments to the covenants.

        Our Credit Facility ranks senior to the Old Debentures and the 6% convertible subordinated debentures and is effectively senior to the New Notes to the extent of the priority and value of the liens securing our Credit Facility. Our Credit Facility is secured by substantially all of our assets, including certain real property securing the New Notes and some of our other real property. Upon the occurrence of an event of default, our lenders could elect to declare all amounts outstanding under the Credit Facility, together with accrued interest, to be immediately due and payable. If we were unable to repay or refinance all outstanding balances, the lenders could exercise their rights to our assets pledged as collateral. Any proceeds realized upon the sale of such assets securing our Credit Facility would be used first to satisfy all amounts outstanding under the Credit Facility and, thereafter, any of our other liabilities, including liabilities relating to the New Notes, the Old Debentures and the 6% convertible subordinated debentures.

        Lender actions in the event of default might:

  •
  result in our lenders' foreclosure of our assets pledged as collateral under the Credit Facility; and

  •
  cause us to seek protection from our creditors and to reorganize through bankruptcy proceedings or otherwise.

We may not be able to obtain financing in the future, and the terms of any future financings may have a negative effect on our ability to execute our business strategy, and could cause dilution to our shareholders.

        In addition to capital available under the Credit Facility, we anticipate that we will be required to seek additional capital in the future. As discussed below, the ratings on our debt securities recently have been lowered, which we believe will increase the cost to us of any additional financing that we might be able to obtain. We cannot assure you that we will be able to obtain future financings, if needed, on acceptable terms, if at all, and we expect that the terms of any equity financings that we might undertake would cause dilution to our existing shareholders.

        On August 19, 2008, Moody's Investors Service downgraded our corporate family credit and probability of default ratings to Caa3 from Caa1 and downgraded the rating of our convertible trust preferred securities to a rating of Ca from Caa3. Moody's also reaffirmed a negative outlook for us, citing our difficult operating environment resulting from the weak U.S. economy and the weak credit market for retail purchases of RVs and manufactured homes and that despite restructuring activities, including asset sales and the recent equity infusion, the considerable challenges we face to restore a business model that is able to generate positive earnings and cash flow.

        On May 22, 2008, Standard & Poor's reduced the rating on our convertible trust preferred securities to D from CC as a consequence of our decision to defer the May 15, 2008 distribution on such securities. Subsequently, on July 23, 2008, Standard & Poor's revised the rating on our convertible trust preferred securities to C from D, which remained unchanged in a September 10, 2008 report. On September 10, 2008, Standard & Poor's Ratings Services lowered our corporate credit rating to CCC- from CCC+. Concurrently, they also lowered their rating on the Old Debentures to C from CCC- and reaffirmed a negative outlook for us. Standard & Poor's indicated that its ratings actions stemmed from heightened liquidity concerns and also cited high gas prices and negative consumer sentiment as causes for suppressing the sale of RVs and the weak housing market as weighing on the sale of factory-built homes. In addition, Standard & Poor's stated that it would lower our rating if we are not successful in our attempt to negotiate an exchange for the Old Debentures and instead elect to redeem a large component of the Old Debentures with cash rather than common stock.

Our businesses are both cyclical and seasonal, which can lead to fluctuations in our operating results.

        The industries in which we operate are highly cyclical, as well as seasonal, and there can be substantial fluctuations in our manufacturing shipments, retail sales, and operating results, and the results for any prior period may not be indicative of results for any future period. Companies within both the manufactured housing and recreational vehicle industries are subject to volatility in operating results due to external factors such as economic, demographic, and political changes.

        Factors affecting both industries include:

  •
  interest rates, tight credit standards, terms and the availability of financing;

  •
  general economic conditions (including consumer confidence, unemployment and inflation);

  •
  inventory levels of dealers and manufacturers;

  •
  availability and prices of commodities;

  •
  availability of manufactured home sites;

  •
  defaults by retail customers resulting in repossessions;

  •
  apartment vacancies and rents;

  •
  international tensions and hostilities;

  •
  overall consumer confidence and the level of discretionary consumer spending; and

  •
  fuel availability and prices.

        We cannot provide assurance that the factors that are currently adversely affecting our businesses will not continue to have an adverse effect in the future.

        Our businesses are also seasonal, which can lead to fluctuations in our operating results. We have experienced, and expect to continue to experience, significant variability in sales, production, and operating results as a result of seasonality in our businesses. Demand for manufactured housing and recreational vehicles generally declines during the winter season, while sales and profits in both industries are generally highest during the spring and summer months. In addition, unusually severe weather conditions in some markets may delay the timing of purchases and shipments from one quarter to another.

Increased costs, including costs of component parts and labor, could reduce our operating income.

        The availability and pricing of manufacturing components, including commodities and labor, as well as changes in labor practices, may significantly affect our results of operations. Changes in labor rates and practices, including changes resulting from union activity, could significantly affect our costs and thereby reduce our operating income. Any failure to offset increases in our manufacturing costs could have an adverse effect on our margins, operating income, and cash flows. Even if we were able to offset higher manufacturing costs by increasing the sales prices of our products, the realization of any such increases often lags behind the rise in manufacturing costs, especially in our manufactured housing operations, due in part to our commitment to give our retailers price protection with respect to previously placed customer orders.

Our repurchase agreements with floorplan lenders could result in increased costs.

        In accordance with customary practice in the manufactured housing and recreational vehicle industries, we enter into repurchase agreements with various financial institutions pursuant to which we agree, in the event of a default by an independent retailer in its obligation to these credit sources, to repurchase product at declining prices over the term of the agreements, typically 12, 18 or 24 months. The difference between the repurchase price, plus any refurbishment costs, and the price at which the repurchased product can then be resold, which is typically at a discount to the original sale price, represents a financial expense to us. A requirement to repurchase a large number of manufactured homes or recreational vehicles in the future could decrease our sales and increase our costs, which could have a negative effect on our earnings and working capital.

        The current tightened credit standards by lenders and more aggressive attempts to accelerate collection of outstanding accounts with dealers could result in an increase in defaults by dealers and consequently an increase in repurchase obligations on our part. We currently expect that our repurchase activity will be higher than has historically been the case. Additionally, it may be necessary to offer greater discounts in order to relocate such product to alternative dealers during current market conditions. During fiscal 2008, we repurchased 65 manufactured homes and 94 recreational vehicles at an aggregate gross purchase price of $4.8 million, incurring a loss after resale of approximately $730,000, compared to repurchases during fiscal 2007 of 57 manufactured homes and 39 recreational vehicles at an aggregate purchase price of $2.4 million, and a loss after resale of approximately $744,000.

        During the first six months of fiscal 2009, we repurchased 16 manufactured homes and 58 recreational vehicles at an aggregate gross purchase price of $1.9 million, incurring a loss after resale of approximately $500,000.

When we introduce new products or enter into new business segments, we may incur expenses or consume liquidity for reasons that we did not anticipate, such as recall expenses, resulting in reduced earnings.

        The introduction of new models is critical to our future success, particularly in our recreational vehicle business. In addition, we have recently increased our exposure to the modular housing and military housing markets. We have additional costs when we introduce new models or enter new business segments, such as initial labor or purchasing inefficiencies, but we may also incur unexpected expenses. For example, we may experience unexpected engineering or design flaws that will force a recall of a new recreational vehicle product or cause a modular product not to be accepted by the customer. In addition, in new business segments, our lack of experience or expertise may cause us to price our products inappropriately given the risk or cost of the venture. The costs resulting from these types of problems could be substantial and have a significant adverse effect on our earnings.

Excess retail inventories of our products, especially in the recreational vehicle industry, and housing repossessions and foreclosures may have a negative effect on our sales and margins.

        The level of manufactured housing and recreational vehicle retail inventories and the existence of repossessed homes in the market can have an adverse effect on manufacturing shipments and operating results. Current conditions have been marked by significant restrictions on available credit, rising commodity prices, especially for motor vehicle fuel, and weak consumer confidence. Demand for recreational vehicles in particular has contracted significantly over the past four months, affecting us and our competitors throughout that industry. As a result, dealers are reducing their inventories, which lowers demand for reorders of inventory from us. In turn, we have slowed down production to lower our own inventories and more closely match production to demand, which is adversely affecting our revenues and margins. The continued limited availability of retail financing for manufactured housing and competition from the resale of a large number of repossessed conventional homes due to the recent difficulties in the subprime mortgage market is likely to negatively affect the market for manufactured homes and our operating results.

If the frequency and size of product liability, wrongful death, and other claims against us should increase, our business, results of operations, and financial condition may be harmed.

        We are frequently subject, in the ordinary course of business, to litigation involving products liability and other claims, including wrongful death, against us related to personal injury and warranties. We partially self-insure our products liability claims and purchase excess products liability insurance in the commercial insurance market. We cannot be certain that our insurance coverage will be sufficient to cover all future claims against us. Any increase in the frequency and size of these claims, as compared to our experience in prior years, may cause our insurance premiums to rise significantly and may increase the amounts we pay in punitive damages. We are also presently party to two actions in litigation that the plaintiffs have had certified as class actions, and are party to several other actions where plaintiffs are seeking to certify a class. If any of these actions are decided in a manner adverse to us, the resulting liability could be significant. These factors may have a material adverse effect on our results of operations and financial condition. In addition, if these claims rise to a level of frequency or size that is significantly higher than similar claims made against our competitors, our reputation and business will likely be harmed.

The recreational vehicle and manufactured housing industries are highly competitive and some of our competitors have stronger balance sheets and cash flows, as well as greater access to capital, than we do. The relative strength of our competitors could result in lower sales volume for us, which could have an adverse effect on our results of operations and financial condition.

        The recreational vehicle market is highly competitive and has experienced some industry consolidation in recent years. Sales from the five largest manufacturers represented approximately 64% of the retail market in calendar 2007, including our sales, which represented 7.6% of the market. Competitive pressures, especially in the entry-level segment of the market for travel trailers, have resulted in a reduction of margins. Sustained increases in competitive pressures are having an adverse effect on our results of operations. For instance, aggressive discounting by our competitors had an adverse effect on our sales, margins and market share. There can be no assurance that existing or new competitors will not develop products that are superior to our recreational vehicles or that achieve better consumer acceptance, thereby adversely affecting our sales and margins.

        The manufactured housing industry is also highly competitive. As of December 31, 2007, there were approximately 65 manufacturers of homes and fewer than 5,000 active retailers. Based on retail sales, the ten largest manufacturers accounted for approximately 77% of the retail manufactured housing market in calendar 2007, including our sales, which represented 13.8% of the market. Competition with other housing manufacturers is based primarily on price, product features, reputation for service and quality, retail inventory, merchandising, and the terms and availability of wholesale and retail customer financing. Manufacturing capacity currently exceeds retail demand, and continued overcapacity of manufactured housing could lead to greater competition and result in decreased margins, which could have an adverse effect on our results of operations.

        In addition, manufactured homes compete with new and existing site-built homes, apartments, townhouses, and condominiums. With ample availability of construction financing in recent years and the relative ease of securing mortgage financing as a result of low lending standards, interest in such housing increased, reducing the demand for manufactured homes.

        Manufactured homes also compete with resales of homes that have been repossessed by financial institutions as a result of credit defaults by dealers or customers. Foreclosure rates for conventional homes and manufactured housing are increasing in light of recent difficulties in the subprime mortgage market.

        The manufactured housing industry, as well as the site-built housing development industry, has experienced consolidation in recent years, which could result in the emergence of competitors, including developers of site-built homes that are larger than we are and have greater financial resources than we have. For example, the large conglomerate Berkshire Hathaway has acquired two of our major housing competitors, Clayton Homes and Oakwood Homes, and one of our recreational vehicle competitors, Forest River. These combinations could ultimately strengthen competition in both industries and adversely affect our business.

Changes in consumer preferences for our products or our failure to gauge those preferences could lead to reduced sales and additional costs.

        Consumer preferences for our products in general, and recreational vehicles in particular, are likely to change over time. We believe that the introduction of new features, designs and models will be critical to the future success of our recreational vehicle operations. Delays in the introduction of new models or product features, or a lack of market acceptance of new features, designs, or models, could have a material adverse effect on our business. We may also experience production difficulties, such as inefficiencies in purchasing and increased labor costs, as we introduce new models. We cannot be certain that our new products will not infringe on revenues from existing models and adversely affect our results of operations. There can be no assurance that we will introduce any of these new models or products to the market on time or that they will be successful when introduced.

We have offered and expect to continue to offer financial incentives from time to time that can negatively affect our operating results.

        We may make business decisions that include offering incentives to stimulate the sales of products not adequately accepted by the market, or to stimulate sales of older or obsolete models. These incentives are accounted for as a reduction of net sales and reduce our operating results.

The market for our manufactured homes is heavily concentrated in the southern and western parts of the United States, especially in Florida and California, and a continued decline in demand in those areas could have a material negative effect on sales.

        The market for our manufactured homes is geographically concentrated, with the top 15 states in volume accounting for 75% of our retail sales in calendar 2007. California and the southern, southwest and south central United States account for a significant portion of our manufactured housing sales, with the Texas, Florida and California markets alone accounting for 40% of sales. A downturn in economic conditions in these regions that is worse than that of other regions could have a disproportionately material adverse effect on our results of operations. We have experienced a steep decline in the demand for manufactured homes in recent years in Florida, California, and Arizona. There can be no assurance that the demand for manufactured homes will not continue to decline in those regions or other areas in which we experience significant product sales, resulting in an adverse effect on our results of operations.

We depend on a small group of suppliers for some of our components, and the loss of any of these suppliers could affect our ability to obtain components at competitive prices, which would lower our sales and margins.

        Most of the materials purchased for our core products are commodity type items and are readily available from multiple sources. Several of our recreational vehicle components, however, are specialty tooled proprietary parts that are single sourced from national suppliers. Although we own the tooling for those parts and could relocate the production, that relocation could lead to higher prices for the parts and delays in production. Motor home chassis are only available from a limited number of suppliers and often need to be ordered well in advance of delivery. Spartan and Freightliner supply diesel-powered chassis, Workhorse Custom Chassis and Ford Motor Company are the dominant suppliers for the Class A and Class C gas chassis, and Chrysler supplies Class C diesel chassis. Shortages, production delays, or work stoppages by any of these suppliers could have a material adverse effect on our sales. If we could not obtain an adequate chassis supply, our sales and margins would suffer.

Zoning regulations affect the number of sites available for our manufactured homes, which in turn can affect our sales.

        Any limitation on the growth of the number of sites available for manufactured homes, or on the operation of manufactured housing communities, could adversely affect our sales. In addition, new product opportunities that we may wish to pursue for our manufactured housing business could cause us to encounter new zoning regulations and affect the potential market for these new products. Manufactured housing communities and individual home placements are subject to local zoning ordinances and other local regulations relating to utility service and construction of roadways. In the past, property owners have resisted the adoption of zoning ordinances permitting the location of manufactured homes in residential areas, and we believe that this resistance has adversely affected the growth of the industry.

Amendments of the regulations governing our businesses could have a material effect on our operations.

        Both our recreational vehicle and manufactured housing businesses are subject to extensive federal and state regulations, including construction and safety standards for manufactured homes and safety and consumer protection laws relating to recreational vehicles. Amendments to any of these regulations and the implementation of new regulations could significantly increase the costs of manufacturing, purchasing, operating, or selling our products and could have an adverse effect on our results of operations. Recently, for example, there have been suggestions in Congressional hearings that the Congress and regulators may seek to impose more stringent laws and regulations regarding the use of products containing formaldehyde, a substance found in numerous building materials, furniture, carpets and curtains, etc.

        Our failure to comply with present or future regulations could result in fines, potential civil and criminal liability, suspension of sales or production, or cessation of operations. In addition, a major product recall could have a material adverse effect on our results of operations.

        Certain U.S. tax laws currently afford favorable tax treatment for the purchase and sale of recreational vehicles that are used as the equivalent of second homes. These laws and regulations have historically been amended frequently, and it is likely that further amendments and additional regulations will apply to us and to our products in the future. Amendments to these and other tax laws and regulations and the implementation of new regulations, including, for instance, changes that affect our ability to utilize our net operating losses, could have an adverse effect on our results of operations.

        Our operations are subject to a variety of federal and state environmental regulations relating to noise pollution and the use, generation, storage, treatment, emission, and disposal of hazardous materials and wastes. Although we believe that we are currently in material compliance with applicable environmental regulations, our failure to comply with present or future regulations could result in fines, potential civil and criminal liability, suspension of production or operations, alterations to the manufacturing process, costly cleanup, or capital expenditures.

The utilization of our substantial net operating loss carryforward may, under certain circumstances, be subject to limitations which would reduce profits by increasing tax expense.

        At April 27, 2008, Fleetwood had a domestic federal net operating loss carryforward of approximately $375 million. Companies are subject to a change of ownership test under §382 of the Internal Revenue Code that, if met, could limit the annual utilization of the carryforward.

        Generally, under that section, the yearly limitation on Fleetwood to utilize such deductions would be equal to the product of the applicable long term tax exempt rate and the value of Fleetwood's stock immediately before the ownership change. The ability of Fleetwood to utilize depreciation deductions during the five-year period following the ownership change also may be limited under §382, together with NOLs, to the extent that such deductions reflect a net loss that was "built-in" to Fleetwood's assets immediately prior to the ownership change.

        The determination of whether a corporation has undergone an "ownership change" for purposes of §382 is highly complex, but, in general, increases in ownership by those individuals or institutions owning 5% or more (by value) of the corporation's stock (whether by sales or purchases by such 5% holders or by share repurchases or issuances by the corporation) that aggregate to over 50% during any three year period result in an ownership change and, therefore, potentially severely restricts the corporation's ability to utilize its tax loss carryforwards.

        The change of ownership test can be triggered over time by the cumulative effect of certain significant shareholders buying and selling Fleetwood stock, and to that extent is outside our control. The test can also be triggered by issuances of our common stock. Thus, the issuance of shares under the Exchange Offer and our issuance of shares of common stock to holders of the Old Debentures who do not participate in the Exchange Offer but do exercise their put rights and require us to repurchase their Old Debentures on December 15, 2008 could trigger a change in ownership. We estimate that an ownership change could occur, and thus utilization of our net operating loss carryforwards would be limited as discussed above, if we issue more than approximately 20.5 million shares of common stock before December 31, 2008. This amount is only an estimate and might be higher or lower given such estimate is based upon the application of highly complex tax rules and is subject to events outside our control such as the public trading of our common stock.

        If a change in ownership is triggered, our ability to apply the net operating loss carryforward to future income could be limited, and we could therefore suffer higher-than-anticipated tax expense, and consequently lower net income, in those future years.

Risks Relating to the Exchange Offer

If we do not exchange the Old Debentures for New Notes and Shares, we may not have sufficient liquidity or authorized common stock to both satisfy our obligations to repurchase the Old Debentures and to maintain sufficient working capital. This may result in a default under the Credit Facility and we may be forced to take steps to obtain protection from our creditors.

        We are conducting the Exchange Offer so that we can meet our obligations to repurchase Old Debentures that can be put to us on December 15, 2008. Although we have elected under the Repurchase Obligation Offer to pay the repurchase price by issuing shares of our common stock, if the arithmetic average of the Volume Weighted Average Price of our common stock during the 20-trading-day period ending December 12, 2008 were to be below approximately $0.52 per share (based on the number of shares of our common stock authorized, outstanding and reserved for issuance as of December 5, 2008, but not including any Shares reserved for issuance in the Exchange Offer), we would not have sufficient authorized shares to repurchase all outstanding Old Debentures with our common stock. In addition, our ability to use our common stock to satisfy such repurchase obligations is subject to certain conditions precedent as set forth in the indenture governing the Old Debentures. Additionally, in the event that we are unable to satisfy the conditions precedent to using common stock to satisfy such repurchase obligations, we would be required to satisfy such obligations in cash. We do not currently anticipate having sufficient cash to repurchase the Old Debentures in cash. Furthermore, to the extent that there is greater participation in the Repurchase Obligation Offer and more shares of our common stock are issued therein, there will be greater equity dilution causing a likelihood of greater pressure on the trading price of our common stock.

        If we were unable to satisfy our repurchase obligations, we would be in default under the indenture governing the Old Debentures. Upon default, the holders of the Old Debentures would have the right to accelerate the maturity of the Old Debentures and sue for the amount owed under the Old Debentures. A default under the indenture governing the Old Debentures would also constitute a default under the Credit Facility and under the indenture governing the New Notes which could lead to the lenders under the Credit Facility and holders of the New Notes pursuing their remedies, including the possible foreclosure on certain of our real property pledged as collateral. In that event, we may be required to take steps to obtain protection from our creditors in a bankruptcy proceeding.

        Old Debenture holders who are evaluating whether to tender in the Exchange Offer or the Repurchase Obligation Offer should also consider the securities that they will hold afterward. In the Exchange Offer we are offering New Notes and Shares, whereas in the Repurchase Obligation Offer we are offering common stock alone. You should be aware that in any bankruptcy proceeding, while a court could decide otherwise, the New Notes would probably receive priority treatment to both the existing Old Debentures and our common stock.

        For the following reasons, we believe that there is greater exposure in the event of a bankruptcy filing, under any scenario, for those holders of Old Debentures who do not participate in the Exchange Offer than there is for those that elect to participate.

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  If most of the Old Debentures are tendered and accepted in the Exchange Offer, a bankruptcy filing may not then be necessary or appropriate.

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  If any holder of the Old Debentures elects to participate in the Repurchase Obligation Offer instead of the Exchange Offer, and we don't have sufficient authorized shares of common stock to repurchase all of the Old Debentures that elect to participate in the Repurchase Obligation Offer, a bankruptcy filing may still not be in the best interests of our stakeholders, regardless of the priority of their claims, because our secured bank lenders have senior claims as to the collateral pledged to secure our obligations to them. The pledged collateral includes the bulk of our assets.

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  If we file a bankruptcy proceeding, at the outset the holders of Old Debentures that participated in the Exchange Offer would have secured claims to the collateral pledged to secure the New Notes issued in the Exchange Offer and guarantees of the New Notes from our subsidiaries. The pledge of the collateral and the guarantees would afford them superior treatment in a bankruptcy case over any unsecured creditor, including the holders of Old Debentures that did not participate in the Exchange Offer, regardless of whether they participated (and received shares of common stock) in the Repurchase Obligation Offer.

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  In the event of a bankruptcy filing, a holder of Old Debentures that participated in the Repurchase Obligation Offer and received shares of common stock would hold claims of an equity interest junior to all other claims (including holders of our 6% convertible subordinated debentures), except the claims of an equity interest of other shareholders.

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  In the event we have insufficient authorized shares to repurchase all Old Debentures that elect to participate in the Repurchase Obligation Offer, then those who elected to participate and those that elected not to participate would continue to hold their Old Debentures. In the event of a bankruptcy filing, a holder of Old Debentures would have a claim senior to the 6% convertible subordinated debentures and senior to claims of interest of shareholders, but their claims would be junior to the claims of secured creditors, such as the secured claims of our secured bank lenders and those claims of the holders of New Notes obtained in the Exchange Offer.

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  If a bankruptcy filing were to occur within 90 days of the closing of the Exchange Offer, then a party in interest, including the holders of Old Debentures that did not participate in the Exchange Offer, may cause the filing of an adversary action in the bankruptcy case to avoid the transfer of the New Notes to the holders of the Old Debentures who participate in the Exchange Offer as a "preference." It is impossible to predict with certainty how the court would rule in such a lawsuit.

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  If the court enters a judgment avoiding the issuance of the New Notes, then those who participated in the Exchange Offer and received the New Notes would be restored to their status as holders of Old Debentures as if the Exchange Offer had not occurred. Their claims would then be senior to the holders of Old Debentures who elected to participate in the Repurchase Obligation Offer and received shares of common stock and their claims would be equal to those holders of Old Debentures who either did not elect to participate in the Repurchase Obligation Offer, or who elected to participate but did not receive shares of common stock.

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  At this time, it is impossible to know whether a bankruptcy filing would be necessary or appropriate for the Company, and in the event we file a bankruptcy proceeding there can be no assurance that it would occur within 90 days of the closing of the Exchange Offer or the Repurchase Obligation Offer, or later.

If you do not exchange your Old Debentures, the Old Debentures you retain may become less liquid as a result of the Exchange Offer.

        If a significant number of Old Debentures are exchanged in the Exchange Offer, the liquidity of the trading market for the Old Debentures, if any, after the completion of the Exchange Offer may be substantially reduced. Any Old Debentures exchanged will reduce the aggregate principal amount of Old Debentures outstanding. As a result, the Old Debentures may trade at a discount to the price at which they would trade if the Exchange Offer contemplated by this prospectus were not consummated, subject to prevailing interest rates, the trading market for similar securities and other factors. We cannot assure you that an active trading market for the Old Debentures will exist or be maintained and we cannot assure you as to the prices at which the Old Debentures may be traded.

If you do not exchange your Old Debentures for New Notes and Shares, your right to receive payments under the Old Debentures will be junior to our senior debt, including the New Notes, as well as effectively junior to the existing and future liabilities of our subsidiaries, including the Guarantees of the New Notes.

        The Old Debentures rank behind all of our existing senior debt and all of our future senior debt (including the New Notes), other than trade payables and any future debt that expressly provides that it ranks equal with, or subordinated in right of payment to, the Old Debentures. As a result of the subordination provisions of the Old Debentures, we would be prevented from making payments on the Old Debentures upon the occurrence of certain defaults under the Credit Facility and, upon any distribution to our creditors in a bankruptcy, liquidation, reorganization or similar proceeding relating to us or our property, the holders of our senior debt, including the New Notes, will be entitled to be paid in full in cash before any payment may be made with respect to the Old Debentures. Because the indenture for the Old Debentures requires that amounts otherwise payable to holders of the Old Debentures in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the Old Debentures may receive less, ratably, than holders of senior debt, including the New Notes, in any such proceeding.

        In addition, the Old Debentures are not guaranteed by any of our subsidiaries. The Old Debentures are effectively subordinated to all existing and future liabilities of our subsidiaries, including the indebtedness of our subsidiaries represented by their Guarantees of the New Notes. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, creditors of our subsidiaries will generally be entitled to payment of their claims, including with respect to the Guarantees of the New Notes, from the assets of those subsidiaries before any assets are made available for distribution to us. The application by us of any such distribution that we might receive would in turn be subject to the subordination provisions of the Old Debentures discussed above.

If a holder exchanges its Old Debentures in the Exchange Offer and a bankruptcy case involving the Company were commenced, the holder's receipt of the New Notes and Shares in the Exchange Offer may be set aside.

        If a holder chooses to exchange its Old Debentures in the Exchange Offer and receives the New Notes and Shares and if a bankruptcy involving the Company were then commenced within 90 days after the consummation of the Exchange Offer (or one year after the consummation of the Exchange Offer if the holder is an insider of the Company), the bankruptcy court may determine that the holder of Old Debentures received preferential treatment to the detriment of other unsecured creditors. In that event, the Exchange Offer would be avoided, any rights or liens, received by the holder of Old Debentures in the Exchange Offer would be voided and any value received by such holder would be required to be returned. The holder of Old Debentures would then have a claim against the bankruptcy estate equal to the value of the avoided transfer.

The United States federal income tax consequences of the Exchange Offer are unclear.

        The United States federal income tax consequences of the Exchange Offer are not entirely certain and will depend on whether the exchange of Old Debentures for New Notes qualifies as a recapitalization under the Internal Revenue Code. If the exchange qualifies as a recapitalization, a holder generally will not be required to recognize gain or loss on the exchange, except to the extent that the principal amount of the new Notes received exceeds the principal amount of the Old debentures surrendered. If, in contrast, the exchange does not qualify as a recapitalization under the Internal Revenue Code, a holder could be required to recognize gain in an amount equal to the excess of the "issue price" of the New Notes received in the exchange over the holder's adjusted tax basis in the Old Debentures. However, to the extent that Old Debentures are exchanged for Shares, such exchange should be treated as a tax-free recapitalization. See "Certain United States Federal Income Tax Consequences."

Neither we nor our officers, directors or advisors have made a recommendation with regard to whether you should tender your Old Debentures in the Exchange Offer, and we have not obtained a third-party determination that the Exchange Offer is fair to holders of the Old Debentures.

        Neither we nor our officers or directors are making any recommendation as to whether you should tender Old Debentures in the Exchange Offer. Similarly, neither the Exchange Agent, the Dealer-

Manager nor the Information Agent is making any such recommendation. Further, we have not authorized anyone to make any such recommendation. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the Old Debentures for purposes of negotiating the terms of the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. We cannot assure holders of the Old Debentures that the value of the New Notes and Shares received in the Exchange Offer will in the future equal or exceed the value of the Old Debentures tendered.

Risks Relating to the New Notes and Shares

Servicing our outstanding indebtedness, including the debt represented by the New Notes, will require a significant amount of cash, and our ability to generate sufficient cash depends on many factors, some of which are beyond our control. If we are unable to generate a sufficient amount of cash, we may be unable to fulfill our outstanding debt obligations, including those under the New Indenture.

        Our ability to make scheduled payments of principal of, or to pay the interest on, or to refinance our indebtedness, including under the New Indenture, or to fund planned capital expenditures and growth plans will depend on our future performance, which is subject to general economic conditions, financial, competitive, legislative, regulatory, political, business and other factors. As described above, market conditions are challenging and we project negative cash flow from operations at least through the end of fiscal 2009. Any inability to generate sufficient cash flow or raise capital on favorable terms could have a material adverse effect on our financial condition and on our ability to fulfill our obligations under the New Indenture. We anticipate that we will need to raise additional funds in the future in order to conduct our business or to service or repay indebtedness, including the New Notes. Any required financing may be unavailable on terms favorable to us, or at all. In addition, we may be required, among other things:

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  to restructure all or a portion of our indebtedness, including the New Notes;

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  to sell selected assets; and/or

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  to reduce or delay planned expenditures.

        Such measures may not be sufficient to enable us to conduct our business or to service or repay indebtedness. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms or at all.

A material amount of our real property that will secure the New Notes are also subject to first priority security interests securing the obligations under our Credit Facility. Therefore, in certain circumstances, your ability to receive payments on the New Notes may be subject to the prior satisfaction of all such obligations, to the extent of the value of such collateral.

        Our Credit Facility is secured by substantially all of our assets, including accounts receivables, inventory, bank accounts, equipment, intellectual property and some of our real property. In addition, our Credit Facility is secured by a first priority lien in some of our real property which also secures the New Notes by a second priority lien. The collateral for the New Notes that also secures the Credit Facility may be of limited value to the holders of the New Notes because in the event of a default under both the Credit Facility and the New Notes, or our bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, the proceeds from the sale of real property that secure our Credit Facility will first be applied to repay indebtedness outstanding under the Credit Facility. Furthermore, there is no requirement in the Credit Facility that the lenders under such facility attempt to first seek recovery out of collateral that does not also secure the New Notes and there can be no assurances that the lenders would not first proceed against the shared collateral. If the lenders under the Credit Facility were to first seek recovery out of the shared collateral, there might not be any proceeds from the sale of such properties available to the holders of the New Notes as the indebtedness outstanding under the Credit Facility currently exceeds the aggregate value of such properties. However, if the lenders under the Credit Facility were to first seek recovery out of collateral that does not also secure the New Notes, the value of the real estate that secures the New Notes by a second priority lien might be significant. The lenders under the Credit Facility are likely to first seek recovery out of the collateral which is the most liquid. We have no reason to believe that the shared collateral is more or less liquid than the collateral securing only the Credit Facility and thus no reason to believe that the lenders would proceed first against the shared collateral. Based on appraisals conducted between 2003 and 2008 in connection with the Credit Facility, the aggregate appraised value of all real estate which secures the Credit Facility on a first lien basis and which will secure the New Notes on a second lien basis is $58,200,000, including "boot collateral" (as described in the section of this prospectus entitled "The Credit Facility Amendment") with an appraised value of $38,170,000. Under our Credit Facility we can borrow the lesser of the $135 million of total commitments under the facility and the borrowing base. The borrowing base consists primarily of inventories and accounts receivable and a real estate subfacility. Inventories and accounts receivable can fluctuate significantly and the borrowing base is revised weekly for changes in receivables and monthly for changes in inventory balances. Historically, the borrowing base has been less than the total commitments under our Credit Facility and thus has been the limiting factor on how much we can borrow. The average availability under our Credit Facility in the four fiscal quarters ended September 2008 was approximately $41.5 million. The highest availability during such four fiscal quarter period was approximately $89.2 million and the lowest availability during such four fiscal quarter period was approximately $8.1 million. At December 4, 2008, we had $62.2 million of outstanding indebtedness under the Credit Facility, and the Company and its Subsidiaries would have been able to borrow an additional $7.1 million under the Credit Facility.

Current economic conditions, including declining property values, unavailability of financing for the acquisition of real estate, and slower retail sales, are likely to negatively impact the value of the collateral in the short-term.

        If the collateral were sold at a foreclosure sale in the near future, local and national economic conditions and the unavailability of credit for the purchase of real estate would likely reduce the number of bidders as well as the amount that persons participating in the foreclosure sale would pay for the collateral, yielding a lower sale price for the collateral. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, our ability to implement our business strategy, the ability to sell the collateral in an orderly sale, general economic conditions (including declining real estate values, home foreclosures and tightening credit conditions), the availability of buyers and similar factors. The amount received upon a sale of the collateral would at any given time be dependent on numerous factors, including but not limited to the actual fair market value of the collateral at such time and the timing and the manner of the sale. By its nature, the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under our Credit Facility or under the New Indenture.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral.

        Applicable law requires that a security interest in certain assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the New Notes may not be perfected with respect to the claims of the New Notes if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the New Indenture. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent for the New Notes will monitor the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the New Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the New Notes against third parties.

In the event of our bankruptcy, the ability of the holders of the New Notes to realize upon the collateral will be subject to certain bankruptcy law limitations.

        The ability of holders of the New Notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under applicable federal bankruptcy laws, secured creditors are prohibited by the automatic stay from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally afford the debtor continued protection under the automatic stay with respect to collateral even though the debtor is in default under the applicable debt instruments if the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to the circumstances, but is intended in general to protect the value of the secured creditor's interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security, if and at such times as the presiding court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether payments under the New Notes would be made following commencement of and during a bankruptcy case, whether or when the trustee under the New Indenture could foreclose upon or sell the collateral or whether or to what extent holders of New Notes would be compensated for any delay in payment or loss of value of the collateral through the provision of "adequate protection."

Jurisdictions with one action or security first rules and/or anti-deficiency legislation may limit the ability of the holders of the New Notes to recover on a Guarantee of the New Notes.

        Several states in which the real estate collateral securing the New Notes is located have laws that prohibit more than one "judicial action" to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender's realization upon the collateral, in particular if a non-judicial foreclosure is pursued. These statutes may limit the right of the holders of the New Notes to recover on a Guarantee of the New Notes given by a guarantor that has also granted a lien on real estate owned by such guarantor. The appraised value of the collateral that secures the New Notes on a second lien basis and is subject to such laws is approximately $22.5 million and the appraised value of the collateral that secures the New Notes on a first lien basis and is subject to such laws is approximately $900,000, based on appraisals conducted between 2003 and 2008.

Any grant of collateral might be avoidable by a trustee in bankruptcy.

        Any grant of collateral in favor of the collateral agent for the benefit of the trustee and the holders of the New Notes might be avoidable by the grantor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the grantor is insolvent at the time of the grant, the grant permits the holders of the New Notes to receive a greater recovery than if the grant had not been given and a bankruptcy proceeding in respect of the grantor is commenced within 90 days following the grant or, in certain circumstances, a longer period. The collateral will constitute inventory of real estate. As the inventory constituting second lien collateral is sold and new inventory is acquired, the granting of second priority liens on the new inventory will trigger a new 90-day "preference" period. It is possible, that liens on a substantial portion of the collateral at any time may have been granted during the preceding 90-day period.

We may not have the ability to raise the funds necessary to repurchase the New Notes upon a change of control as provided in the New Indenture, and such provision may discourage takeover attempts or removal of incumbent management that may otherwise be beneficial to holders of our common stock.

        Upon a change of control (as defined in the New Indenture), holders of the New Notes would have the right to require us to repurchase all of the New Notes, and we may also be required to repurchase or repay certain of our other indebtedness. We may not have sufficient funds at the time of either such event to make any required repurchase of the New Notes or any repurchase or repayment of other indebtedness. In addition, restrictions in the Credit Facility may not allow us to make such required repurchases. Moreover, any of our future debt agreements may contain restrictions on our ability to repurchase the New Notes in such circumstances or may have provisions that require us to make similar repurchases or repayments of other debt simultaneous with the repurchase of the New Notes. Whether or not prohibited by the terms of our Credit Facility, any failure to repurchase tendered New Notes would constitute an event of default and would accelerate our obligation to repurchase all of the New Notes and could lead to an event of default under the Credit Facility, the New Indenture and our other outstanding indentures. In addition, the holders' right to require us to repurchase the New Notes upon the occurrence of a change of control could, in certain circumstances, make more difficult or discourage a potential takeover that may be beneficial to the holders of our common stock, and may make it more difficult to remove incumbent management.

        A change of control constitutes in and of itself an event of default under the Credit Facility. In addition, under our indentures governing the New Notes, the Old Debentures and our 6% convertible subordinated debentures, an event of default under the Credit Facility that results in an acceleration of the obligations thereunder, may lead to an event of default under those indentures, and could lead to all indebtedness under the indentures to become due and payable. In that event, it is likely that we will not have sufficient funds to pay our obligations under the Credit Facility and the outstanding indentures, including the New Notes.

        The definition of "change in control" in the New Indenture includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of New Notes to require us to repurchase such New Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets to another person or group may be uncertain.

Our inability to comply with the restrictions imposed by the terms of our outstanding indebtedness could lead to the acceleration of all of our outstanding indebtedness. In that event, we may not have sufficient cash to fund our obligations under our outstanding indebtedness, including the New Notes.

        The indentures relating to the New Notes, the Old Debentures and our 6% convertible subordinated debentures, restrict, among other things, our ability to:

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  pay dividends on stock or make certain other restricted payments; and

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  sell substantially all of our assets or merge with other companies.

        If we fail to comply with these covenants, we would be in default under of the indentures referenced above, and the principal and accrued interest on the New Notes, the Old Debentures and our 6% convertible subordinated debentures, could become due and payable.

        In addition, the covenants in the New Indenture are more restrictive than those in the indentures governing the Old Debentures (see "Description of New Notes—Certain Covenants.") and the 6% convertible subordinated debentures, particularly with respect to:

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  incurring additional indebtedness;

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  paying dividends on our capital stock, redeeming or repurchasing our capital stock or subordinated obligations, or making investments;

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  engaging in transactions with affiliates;

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  limiting dividend and other payment restrictions affecting subsidiaries;

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  creating liens;

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  conducting asset sales or sale-lease-backs; and

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  consolidating or merging with or into other companies or selling all or substantially all of our assets.

        Our ability to comply with covenants contained in the New Indenture may be affected by events beyond our control, including economic, financial and industry conditions. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could require us to repay the New Notes prior to their maturity, which we may be unable to do. Even if we are able to comply with all the applicable covenants, the restrictions on our ability to manage our business in our sole discretion could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that we believe would be beneficial to us.

        We plan to service our payment obligations upon maturity of the New Notes in 2011 by raising capital through equity, debt or other financing or a combination thereof. However, given the current economic and credit conditions and our liquidity concerns, there can be no assurance that such capital can be raised on acceptable terms or at all. Additionally, the restrictions imposed by the terms of our Credit Facility may restrict our ability to raise certain types of capital to service such obligations. While our Credit Facility matures on July 31, 2010 which is earlier than the maturity of the New Notes, any replacement of the Credit Facility may, like our current Credit Facility, prohibit the replacement or refinancing of the New Notes without the consent of the lenders. Although in the past, we have been successful in obtaining consents from lenders for refinancings and similar transactions, there can be no assurance that lenders would consent to any refinancing of the New Notes. In addition, because a portion of the interest on the New Notes will be in the form of paid in kind interest that is added to the outstanding principal amount of the New Notes, the aggregate principal amount of New Notes outstanding at maturity could be as high as approximately $134.5 million, all of which would need to be paid in connection with any refinancing of the New Notes. Furthermore, because the outstanding principal amount of New Notes will increase over the life of the New Notes, the 5% per annum cash interest payable on the New Notes will also increase. While we anticipate that our cash flow will be sufficient to service cash interest payments under the New Notes, there can be no assurance that our cash flows will in fact be sufficient.

        The Credit Facility contains many restrictive covenants similar to the covenants of our outstanding indentures and, in addition, incorporates the covenants and other obligations from the New Indenture. The covenants in the Credit Facility in other cases are more restrictive than those contained in the indentures. The Credit Facility also requires us to comply with an adjusted cash gain/loss covenant and a minimum liquidity covenant. If we breach any of the covenants, the lenders under the Credit Facility could declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If all amounts outstanding under the Credit Facility are declared immediately due and payable, we may not be able to repay in full such indebtedness or any other indebtedness, including the New Notes.

        The Credit Facility incorporates the events of default from the New Indenture. In addition, if we default under the indentures or the instruments governing our other indebtedness, that default could lead to a cross-default under the Credit Facility or the instruments governing our other indebtedness. See "Description of New Notes."

The Guarantees of the New Notes will be unsecured debt of the guarantors and will be subordinated to their obligations under the Credit Facility, which may reduce your ability to be paid under the Guarantees.

        The Guarantees of the New Notes will be unsecured debt of the guarantors and will be subordinated to their obligations under the Credit Facility, which may reduce your ability to be paid under the Guarantees. Upon (i) any payment or distribution to creditors of any guarantor in a liquidation or dissolution of such guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such guarantor or its property, (ii) an assignment for the benefit of creditors or (iii) any marshaling of such guarantor's assets and liabilities, the holders of debt under the Credit Facility will be entitled to receive payment in full, in cash, of all obligations due in respect of such debt before the holders of the New Notes will be entitled to receive any payment with respect to the Guarantees of the New Notes, and until all obligations with respect to such Credit Facility debt are paid in full, in cash, any payment or distribution to which the holders of the New Notes would be entitled generally will be made to the holders of such Credit Facility debt.

        In addition, all payments on the Guarantees of the New Notes may be blocked, in the event of a payment default under the Credit Facility, until such payment default is cured or waived, and in the event of other defaults, for up to 179 days in any period of 360 days.

        Because of these provisions, holders of the New Notes may receive less, ratably, under the Guarantees of the New Notes than the lenders under the Credit Facility would receive under the guarantees of that debt. In addition, the guarantors may incur substantial debt, including under the Credit Facility, in the future.

The Guarantees may not be enforceable and, under specific circumstances, courts may void the guarantees and require holders of New Notes to return payments received from the guarantors.

        Although the New Notes will be guaranteed by certain of our subsidiaries, a court could void or subordinate any guarantor's Guarantee under fraudulent conveyance laws if existing or future creditors of any such guarantor were successful in establishing that:

  •
  such guarantee was incurred with the intent to defraud creditors; or

  •
  such guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee; and

  •
  was insolvent at the time of the guarantee;

  •
  was rendered insolvent by reason of the guarantee;

  •
  was engaged in a business or transaction or about to engage in such business or transaction for which its assets constituted unreasonably small capital to carry on its business; or

    •
    intended to incur, or believed that it would incur, debt beyond its ability to pay such debt as it matured (as all of the foregoing terms may be defined in or interpreted under the relevant fraudulent transfer or conveyance statutes).

        The measures of insolvency for purposes of determining whether a fraudulent conveyance occurred would vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court of competent jurisdiction. Generally, however, a company would be considered insolvent for purposes of the foregoing if:

  •
  the sum of the company's debts, including contingent, unliquidated and unmatured liabilities, is greater than such company's property at fair valuation;

  •
  the present fair saleable value of the company's assets is less than the amount that will be required to pay the probable liability on its existing debts as they become absolute and matured; or

  •
  the company is unable to pay its debts as they become due.

        Any Guarantee of the New Notes will contain a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its Guarantee to be a fraudulent transfer. However, this provision may not be effective to protect such Guarantee from being voided under fraudulent conveyance laws.

        If a Guarantee is avoided as a fraudulent conveyance or found to be unenforceable for any other reason, holders of the New Notes will not have a claim against such guarantor and will only be a creditor of the remaining guarantors, to the extent the Guarantee of those guarantors are not set aside or found to be unenforceable.

You cannot be sure that an active trading market will develop for the New Notes. If an active trading market does not develop for the New Notes, the liquidity and value of the New Notes may be diminished.

        We do not intend to apply for a listing of the New Notes on a securities exchange. There is currently no established market for the New Notes and the following is unknown:

  •
  the liquidity of any market for the New Notes;

  •
  the ability of holders to sell their New Notes; and

  •
  the price at which holders will be able to sell their New Notes.

        As a result, you may not be able to sell your New Notes at attractive prices or at all. A trading market or liquidity of any trading market for the New Notes may not develop. If a market for the New Notes does develop, prevailing interest rates, the markets for similar securities, changes in our financial performance or prospects or in the prospects of other companies in our industry and other factors could cause the New Notes to trade at prices lower than their initial market values or reduce the liquidity of the New Notes.

We may incur additional indebtedness ranking senior to, or equal to, the New Notes.

        At December 4, 2008 we had $156.1 million of outstanding senior indebtedness, $62.2 million of which is represented by standby letters of credit. We anticipate that from time to time we may incur additional indebtedness in the future. Our level of indebtedness will have several important effects on our future operations, including, without limitation:

  •
  a portion of our cash flow from operations will be dedicated to the payment of any interest required with respect to outstanding indebtedness;

  •
  increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure;

  •
  depending on the levels of our outstanding indebtedness, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited; and

  •
  our ability to pay our obligations under the New Notes could be adversely affected.

If we cannot meet the New York Stock Exchange's continued listing requirements, the NYSE may delist our common stock, which would have an adverse impact on the liquidity and market price of our common stock.

        Our common stock is currently listed on the NYSE. In the future, we may not be able to meet the continued listing requirements of the NYSE, which require, among other things; (i) that the average closing price of our common stock be above $1.00 over 30 consecutive trading days; (ii) that the average market capitalization over 30 consecutive trading days be at least $75 million or stockholders' equity be at least $75 million; and (iii) that the average market capitalization be at least $25 million over 30 consecutive trading days. Recently, the closing price of our common stock on the NYSE has been below $1.00. The closing price of our common stock on December 5, 2008 was $0.25 per share, our market capitalization was approximately $19.1 million, and our stockholders' equity was $40.3 million at October 26, 2008. On October 28, 2008, we received formal notification from NYSE Regulation, Inc. that we were not in compliance with Rule 802.01C of the NYSE's Listed Company Manual, which requires that our common stock trade at a minimum average closing price of $1.00 over a consecutive 30 trading-day period for continued listing on the NYSE. This notification was subsequent to the trading of our common stock being moved to the NYSE's Arca market under a non-regulatory trading halt condition called a sub-penny halt. Our common stock will continue trading on the NYSE Arca market until it trades above $1.10 per share for an entire trading day. Under the NYSE continued listing standards, we must return to compliance with the $1.00 average share price standard within six months of our receipt of the noncompliance notice or our common stock, including the Shares, would be subject to delisting. During this six-month period, and subject to compliance with the NYSE's other continued listing standards, we expect that our common stock will continue to be listed on the NYSE.

        We are pursuing various solutions to satisfy the continued listing standard, including successful completion of the Exchange Offer and the satisfactory resolution in December 2008 of any Old Debenture repurchase obligations. In addition, we are continuing to develop and complete ongoing restructuring initiatives to improve operations and further reduce costs. A delisting of our common stock could negatively affect holders of Shares and us by, among other things, reducing the liquidity and market price of our common stock; reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; decreasing the amount of news and analyst coverage for the Company; and limiting our ability to issue additional securities or obtain additional financing in the future.

There are risks associated with the Shares.

        The value of Shares may be adversely affected by a number of factors, including many of the risks described in this prospectus. If, for example, our stockholders decide to sell a substantial number of their shares of common stock, the value of the Shares could decline. Similarly, if we fail to comply with the covenants in the New Indenture, resulting in an event of default, the New Notes and a substantial portion of our outstanding indebtedness could be accelerated, which could have a material adverse effect on the value of the Shares.

Provisions in our charter documents and Delaware law may make it difficult for a third party to acquire our company and could depress the price of our common stock.

        Delaware corporate law and our restated certificate of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control of the Company or our management. These provisions could also discourage a proxy contest and make it more difficult for stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for the Shares. These provisions include:

  •
  authorizing the board of directors to issue preferred stock;

  •
  prohibiting cumulative voting in the election of directors;

  •
  limiting the persons who may call special meetings of stockholders;

  •
  prohibiting stockholder action by written consent; and

  •
  establishing advance notice requirements for nominations for election to the board of directors for proposing matters that can be acted on by stockholders at stockholder meetings.

        We are also subject to certain provisions of Delaware law which could delay, deter or prevent us from entering into an acquisition, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a business combination with an interested stockholder unless specific conditions are met. See "Description of Capital Stock."

Our stock price may be particularly volatile because of the industries we are in and may experience extreme fluctuations.

        The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of companies in the recreational vehicle and manufactured housing industries have been volatile, and have experienced fluctuations that have often been unrelated to or disproportionate to the operating performance of such companies. These broad market fluctuations could adversely affect the price of the New Notes and Shares.

Recent actions taken by the SEC in connection with the implementation of rules relating to "naked" short selling may not effectively prevent security holders from engaging in short sales, which could further contribute to downward pressure on the trading price of our common stock.

        The SEC recently adopted various rules and rule amendments to address potentially manipulative short selling activities, including adopting new anti-fraud rule, Rule 10b-21 under the Securities Exchange Act of 1934 to address naked short selling, amending Rule 203 of Regulation SHO to eliminate an exception for certain options market makers, and adopting new Rule 204T of Regulation SHO, which generally mandates that sales transactions for common stock be closed out on the fourth day following the trade's date. In particular, Rule 10b-21 implements new short selling rules to strengthen investor protections against "naked" short selling, where the seller does not actually borrow the stock and fails to deliver it in time for settlement. Rule 10b-21 applies to the equity securities of all public companies and became effective on October 17, 2008. Among other things, the new rule imposes penalties on short sellers, including broker-dealers, acting for their own accounts, who deceive specified persons about their intention or ability to deliver securities in time for settlement and that fail to deliver shares by the close of business on the settlement date. As a result, a holder of New Notes may have limited ability to hedge their investment. However, the full effects of the recent SEC actions, if any, are not clear, including whether such actions will deter short selling, reduce any downward movement in the price of our common stock, or lessen the ability of holders of New Notes to hedge their investment.

We are not currently paying dividends on our common stock, and we are deferring payment of distributions on our convertible trust preferred securities.

        In 2001, we discontinued the payment of dividends on our common stock and temporarily deferred distributions on our 6% convertible trust preferred securities before repaying them in full in February 2006. In April 2008, we again elected to defer payment of the distributions on the convertible trust preferred securities, the terms of which provide for the option to defer distributions for a period of up to 20 consecutive quarters. During the period in which we are deferring distributions on the 6% convertible trust preferred securities, we cannot declare or pay any dividends on our common stock. Even after we resume making distributions on the 6% convertible trust preferred securities, our board of directors does not currently contemplate paying dividends on our common stock and may not for the foreseeable future.

 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The following table sets forth selected consolidated financial and other data for each of the fiscal years ended in April of 2008, 2007, 2006, 2005 and 2004 and for the six months ended October 26, 2008 and October 28, 2007. The selected consolidated financial and other data below is only a summary and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements contained in the annual, quarterly and current reports filed by us with the SEC. See "Where You Can Find More Information." The historical financial information presented may not be indicative of our future performance.

	Six Months Ended		Fiscal Years Ended April(1)
	October 26, 2008	October 28, 2007	2008	2007	2006	2005	2004
	(Amounts in thousands, except per share data)
Net sales	$506,317	$956,825	$1,659,980	$1,919,347	$2,348,382	$2,289,531	$2,256,417

Gross profit	53,651	152,894	249,847	264,977	411,522	385,794	400,027
Operating Income (loss)	$(75,072)	$9,822	$17,833	$(57,779)	$35,720	$(17,564)	$79,721

Income (loss) from continuing operations before income taxes	$(83,956)	$176	$(718)	$(58,904)	$11,495	$(45,252)	$36,659

Benefit (provision) for income taxes	(602)	(3,901)	3,637	(19,109)	(11,345)	(1,351)	(18,449)

Income (loss) from continuing operations	(84,558)	(3,725)	2,919	(78,013)	150	(46,603)	18,210

Loss from discontinued operations, net	(1,245)	166	(3,932)	(11,948)	(28,587)	(114,856)	(40,471)

Net loss	$(85,803)	$(3,559)	$(1,013)	$(89,961)	$(28,437)	$(161,459)	$(22,261)

Earnings (loss) per common share—diluted:
Income (loss) from continuing operations	$(1.17)	$(0.06)	$.05	$(1.22)	$—	$(.84)	$.46

Loss from discontinued operations	(0.02)	—	(.07)	(.19)	(.47)	(2.08)	(1.03)

Net loss per common share	$(1.19)	$(0.06)	$(.02)	$(1.41)	$(.47)	$(2.92)	$(.57)

Weighted average common shares—diluted	72,381	64,201	64,511	63,964	60,182	55,332	39,342

Balance sheet data at end of period:
Cash, restricted cash and marketable investments	$70,635	$72,230	$100,139	$76,288	$145,908	$45,475	$123,821
Property, plant and equipment, net	139,765	169,676	146,573	185,454	210,100	223,879	220,886
Current assets	322,070	406,836	382,583	410,839	523,495	653,758	736,252
Non-current assets	236,206	274,414	242,988	292,332	338,540	356,489	339,457
Total assets	558,276	681,250	625,571	703,171	862,035	1,010,247	1,075,709
Short-term debt	100,955	10,056	109,568	7,314	7,476	56,661	5,738
Long-term debt	187,999	278,953	176,287	277,650	333,341	319,088	374,950
Current liabilities	248,316	229,251	274,887	246,646	261,319	489,165	366,856
Non-current liabilities	269,673	366,300	264,416	370,518	429,771	395,626	462,571
Total liabilities	517,989	595,551	539,303	617,164	691,090	884,791	829,427
Shareholders' equity	40,287	85,699	86,268	86,007	170,945	125,456	246,282
Other Data:
Gross profit margin	10.6%	16.0%	15.1%	13.8%	17.5%	16.9%	17.7%
Operating income (loss) margin	(14.8)%	1.0%	1.1%	(3.0)%	1.5%	(0.8)%	3.5%
Depreciation and amortization	$8,752	$10,264	$19,538	$25,074	$23,387	$22,203	$23,087
Capital expenditures	3,191	3,755	6,019	7,752	15,303	32,528	25,432
Cash flow provided by (used in) operations	(67,682)	(18,930)	(31,049)	(31,345)	39,635	(77,871)	(2,343)
Cash flow provided by (used in) investing activities	14,433	8,203	35,653	3,561	(16,508)	(23,202)	(20,592)
Cash flow provided by (used in) financing activities	40,861	4,881	1,764	(35,175)	37,027	40,910	119,733
Cash flow provided by (used in) discontinued operations	(261)	617	(494)	(8,523)	33,187	(20,551)	(46,936)

(1)
We use a fiscal year ending on the last Sunday of April in each year.

 USE OF PROCEEDS

        We will not receive any cash proceeds from the Exchange Offer. We will pay all fees and expenses related to the Exchange Offer, other than any commissions or concessions of any broker or dealer.

RATIOS OF EARNINGS TO FIXED CHARGES

        The following table sets forth our consolidated ratios of earnings to fixed charges as of and for the periods shown:

			For the Fiscal Year Ended April(1)
	For the Six Months Ended October 26, 2008
			2008		2007		2006	2005		2004
Ratio of Earnings to Fixed Charges(2)	—	(3)	—	(3)	—	(3)	1.4	—	(3)	1.8

(1)
We use a fiscal year ending on the last Sunday of April in each year.

(2)
The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges, and these ratios are unaudited for all periods presented. For purposes of computing these ratios, earnings represent income (loss) from continuing operations before income taxes and cumulative effect of accounting change and fixed charges. Fixed charges include all interest expense, the portion of rental expense considered to be a reasonable estimate of the interest factor, and the amortization of capitalized expenses related to indebtedness.

(3)
Our ratios of earnings to fixed charges for the first six months of fiscal 2009 and the fiscal years ended 2008, 2007 and 2005 were not meaningful since earnings were inadequate to cover fixed charges, which were $11.2 million, $23.9 million, $26.6 million and $28.6 million, respectively, by $84.0 million, $0.7 million, $58.9 million and $45.3 million, respectively.

 PRICE RANGE OF COMMON STOCK

        The following table lists the high and low sales prices for our common stock during the past three fiscal years as reported on the New York Stock Exchange Composite Tape, along with information on dividends declared per share during the same periods. Our common stock is listed on the New York Stock Exchange (Ticker Symbol: FLE).

	Price
			Dividends Declared
	High	Low
Fiscal Year Ended April 30, 2006
First Quarter	$11.54	$9.37	$0.00
Second Quarter	13.69	8.78	0.00
Third Quarter	12.60	10.22	0.00
Fourth Quarter	12.34	9.37	0.00
Fiscal Year Ended April 29, 2007
First Quarter	$10.24	$6.42	$0.00
Second Quarter	8.28	6.33	0.00
Third Quarter	9.44	6.59	0.00
Fourth Quarter	9.74	7.11	0.00
Fiscal Year Ended April 27, 2008
First Quarter	$11.41	$8.15	$0.00
Second Quarter	11.14	7.82	0.00
Third Quarter	9.56	4.45	0.00
Fourth Quarter	5.25	3.37	0.00
Fiscal Year Ending April 26, 2009
First Quarter	$4.40	$1.82	$0.00
Second Quarter	3.27	0.32	0.00
Third Quarter (through December 5, 2008)	0.60	0.12	0.00

        On December 5, 2008, the closing sales price for our common stock as reported by the New York Stock Exchange was $0.25 per share.

        We had approximately 870 common stockholders of record as of December 5, 2008.

DIVIDEND POLICY

        Our board of directors has no current plans to resume the payment of dividends on our common stock. Additionally, we cannot declare or pay any dividends on our common stock if we are deferring distributions on the 6% convertible trust preferred securities. In April 2008, we elected to defer payment of the distributions on the convertible trust preferred securities, the terms of which provide for the option to defer distributions for up to 20 consecutive quarters. One of the covenants in the New Indenture would prohibit us from paying distributions on our 6% convertible trust preferred securities if they could be deferred.

BOOK VALUE PER SHARE

        At October 26, 2008, the book value per share for our common stock was $0.53.

 ACCOUNTING TREATMENT

        We will derecognize the carrying amount of any Old Debentures that are exchanged and will recognize the New Notes and Shares at amounts equal to their fair values. Any difference between the fair value of the New Notes and the carrying value of the Old Debentures will be recorded as a gain or loss on extinguishment of the Old Debentures. Also, we expect that we will incur expenses of approximately $5 million, based on estimated legal, dealer-manager, trustee, printing and other expenses associated with the Exchange Offer. These expenses will be deferred and amortized over the term of the related New Notes.

 CAPITALIZATION

        The following table sets forth our capitalization (i) as of October 26, 2008 on a preliminary, unaudited basis and (ii) on an as adjusted basis, giving effect to the consummation of the Exchange Offer, including estimated expenses, and assuming that the maximum of 14,000,000 Shares are issued (assuming the minimum price of $0.75 per Share) and assuming that either (a) $33.5 million of Old Debentures are exchanged for New Notes and Shares, representing the amount required by the Minimum Tender Condition for the Exchange Offer, or (b) all outstanding Old Debentures are exchanged for New Notes and Shares. This table should be read together with "Selected Consolidated Financial and Other Data," and our consolidated financial statements and the related notes incorporated by reference into this prospectus.

	As of October 26, 2008	As Adjusted (assuming $33.5 million of Old Debentures exchanged)	As Adjusted (assuming $100 million of Old Debentures exchanged)
	(In thousands, except share data)
Cash(1)	$45,613	$40,613	$40,613
Marketable investments available-for-sale	25,022	25,022	25,022

Total cash and cash equivalents	$70,635	65,635	$65,635

Short-term indebtedness:
5% Convertible Senior Subordinated Debentures due 2023	$100,000	$66,500	$—
Other short-term borrowings	955	955	955
Accrued interest	10,217	10,217	10,217

Total short-term indebtedness	$111,172	$77,672	$11,172

Long-term indebtedness
14% Senior Secured Notes due 2011(2)	$—	$22,599	$67,460
6% Convertible Subordinated Debentures due 2028	160,142	160,142	160,142
Other long-term borrowings	27,857	27,857	27,857

Total long-term indebtedness	$187,999	$210,598	$255,459

Shareholders' equity:
Preferred stock, par value $1 per share, 10,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $0.01 par value, authorized 300,000,000 shares, outstanding 76,319,526(3) at October 26, 2008 and 81,009,526 and 90,319,526, respectively, as adjusted	$763	$810	$903
Other shareholders' equity(4)(5)	39,524	50,378	71,924

Total shareholders' equity	40,287	51,188	72,827

Total capitalization	$339,458	$339,458	$339,458

(1)
The change in cash reflects estimated expenses of $5 million relating to the Exchange Offer.

(2)
Represents the estimated fair values of the New Notes of $22.6 million and $67.5 million, respectively. These estimated fair values are subject to change based upon the actual number of Old Debentures tendered for New Notes and fair values observed for similar instruments in active markets. In combination, the fair value of the New Notes and the Shares is equal to recent trading prices of the Old Debentures. Estimated fair values are subject to change until the Exchange Offer is completed.

(3)
Outstanding shares exclude the shares reserved for issuance upon conversion of the 6% convertible trust securities or the Old Debentures and shares exercisable under our stock option plan.

(4)
The Shares to be issued in the Exchange Offer are included in shareholders' equity using a price of $0.36 per share, which represents an illustrative price at the date of issuance that corresponds to the minimum price at which all remaining authorized shares of common stock could be issued in the Repurchase Obligation Offer, assuming that $33.5 million of Old Debentures are tendered for the New Notes and Shares in the Exchange Offer.

(5)
The As Adjusted balances include the amounts as described in note (4), additionally they include gains on an as adjusted basis related to the extinguishment of the Old Debentures of $9.2 million and $27.5 million, respectively.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated statements of operations for the year ended April 27, 2008 and for the six month period ended October 26, 2008 give effect to the Exchange Offer as if it had been consummated on April 30, 2007, the first day of fiscal year 2008. The following unaudited pro forma condensed consolidated balance sheets give effect to the Exchange Offer as if it had been consummated on October 26, 2008.

        The unaudited pro forma condensed consolidated financial statements present the Exchange Offer under two different scenarios. The first assumes that all $100 million of Old Debentures are tendered in exchange for New Notes and Shares. The second assumes that $33.5 million of the Old Debentures are tendered in exchange for New Notes and Shares, this being the amount required by the Minimum Tender Condition.

        The pro forma adjustments reflected in the unaudited pro forma condensed consolidated statements of operations and unaudited pro forma condensed consolidated balance sheets are based on available information and upon certain assumptions we believe are reasonable under the circumstances. Accordingly, it is possible that different results may occur as a result of the consummation of the Exchange Offer from those reflected in the unaudited pro forma condensed consolidated financial statements.

        The pro forma information contained herein is provided for information purposes only and should not be construed to be indicative of our consolidated financial condition or results of operations had the Exchange Offer been consummated on the respective dates indicated above, nor is it intended to predict our financial condition or results of operations at any future date or for any future period.

(1)
The following unaudited pro forma condensed consolidated financial statements assume that all $100 million of Old Debentures are tendered in exchange for the New Notes and Shares:

  Unaudited Pro Forma Condensed Consolidated Statements of Operations

	Six Months Ended October 26, 2008
	Historical	Pro Forma Adjustments		Pro Forma
	(Amounts in thousands, except per share data)
Net sales	$506,317	$—		$506,317

Operating loss	(75,072)	—		75,072

Other income (expense):
Interest expense, net	(10,573)	(11,945	)(a)	(22,518)
Other non-operating expenses	1,689	—		1,689

Total other expenses, net	(8,884)	(11,945)		(20,829)

Loss from continuing operations before taxes	(83,956)	(11,945)		(95,901)

Provision for income taxes	(602)	—		(602)

Loss from continuing operations	$(84,558)	(11,945)		$(96,503)

Per share amounts applicable to common shareholders:
Basic and diluted loss per share
Loss from continuing operations	$(1.17)			$(1.12)

Weighted average common shares	72,381	14,000		86,381

	Fiscal Year Ended April 27, 2008
	Historical	Pro Forma Adjustments		Pro Forma
	(Amounts in thousands, except per share data)
Net sales	$1,659,980	$—		$1,659,980

Operating income	17,833	—		17,833

Other income (expense):
Interest expense, net	(23,010)	(21,597	)(a)	(44,607)
Other non-operating expenses	4,459	27,500	(b)	31,959

Total other expenses, net	(18,551)	5,903		(12,648)

Loss from continuing operations before taxes	(718)	5,903		5,185
Benefit for income taxes	3,637	—		3,637

Income (loss) from continuing operations	$2,919	$5,903		$8,822

Per share amounts applicable to common shareholders:
Basic and diluted income (loss) per share
Income (loss) from continuing operations	$0.05			$0.11

Income (loss) from continuing operations before nonrecurring items	$0.05			$0.24

Weighted average basic common shares	64,228	14,000		78,228
Weighted average diluted common shares	64,511	14,000		78,511

  Unaudited Pro Forma Condensed Consolidated Balance Sheets

	October 26, 2008	Pro Forma Adjustments		Pro Forma October 26, 2008
	(Amounts in thousands)
Current assets
Cash and cash equivalents	$45,613	$(5,000	)(c)	$40,613
Receivables	91,226	—		91,226
Inventories	130,413	—		130,413
Other current assets	54,818	—		54,818

Total current assets	322,070	(5,000)		317,070
Property, net	139,765	—		139,765
Other assets	96,441	5,000	(d)	101,441

Total assets	$558,276	$—		$558,276

Current liabilities
Other liabilities	$147,361	$—		$147,361
5% convertible senior subordinated debentures	100,000	(100,000	)(e)	—
Other short term borrowings	955	—		955

Total current liabilities	248,316	(100,000)		148,316

Long-term liabilities
Senior secured notes	—	67,460	(f)	67,460
6% convertible subordinated debentures	160,142	—		160,142
Other long-term borrowings	27,857	—		27,857
Other non-current liabilities	81,674	—		81,674

Total liabilities	517,989	(32,540)		485,449

Shareholders' equity
Common stock	763	140	(g)	903
Other shareholders' equity	39,524	32,400	(g)(h)	71,924

Total shareholders' equity	40,287	32,540		72,827

Total liabilities and shareholders' equity	$558,276	$—		$558,276

  Notes to Unaudited Pro Forma Condensed Financial Statements

  (a)
  The following table details the net pro forma adjustment to interest expense relating to the Exchange Offer:

	Six Months Ended October 26, 2008	Fiscal Year Ended April 27, 2008
	(Amounts in thousands)
14% Senior secured notes (New Notes)
Interest expense—cash (5%)(i)	$2,846	$5,326
Interest expense—PIK (9%)(ii)	5,123	9,588
Amortization of original issue discount(iii)	6,042	10,816
Amortization of deferred financing costs(iv)	834	1,666
5% convertible senior subordinated debentures (Old Debentures)
Interest expense	(2,500)	(5,000)
Amortization of deferred financing costs	(400)	(799)

Net increase in interest expense	$11,945	$21,597

    (i)
    The pro forma interest expense paid in cash is equal to 5% of the aggregate balance of both the $103 million face value of the New Notes plus accrued PIK interest, which is compounded quarterly.

    (ii)
    The pro forma interest expense paid in kind is equal to 9% of the aggregate balance of the $103 million face value of the New Notes plus accrued PIK interest, which is compounded quarterly.

    (iii)
    The pro forma amortization of the $35.5 million original issue discount has been amortized over three years, using the effective interest method of amortization.

    (iv)
    The deferred financing costs, as described in footnote (c) of $5 million have been amortized on a straight line basis over three years.

  (b)
  Represents the gain on extinguishment of the Old Debentures of $27.5 million, which is the difference between the book value of the Old Debentures exchanged and the fair value of the New Notes.

  (c)
  Represents the estimated expenses of $5 million relating to the Exchange Offer. See note (d) for additional details.

  (d)
  Represents estimated expenses relating to the Exchange Offer, consisting of $2.5 million of legal fees, $2 million of Dealer-Manager fees and $.5 million relating to printing and other miscellaneous fees.

  (e)
  Reflects the retirement of $100 million principal amount of the Old Debentures.

  (f)
  Represents the estimated fair value of the New Notes of $67.5 million. This estimated fair value is subject to change based upon the actual number of Old Debentures tendered for New Notes and fair values observed for similar instruments in active markets. In combination, the fair value of the New Notes and the Shares is equal to recent trading prices of the Old Debentures. Estimated fair values are subject to change until the Exchange Offer is completed.

  (g)
  Reflects the issuance of 14 million Shares at a price of $0.36 per share, which represents an illustrative price at the date of issuance that corresponds to the minimum price at which all remaining authorized shares of common stock could be issued in the Repurchase Obligation Offer, assuming that $33.5 million of Old Debentures are tendered for the New Notes and Shares in the Exchange Offer.

  (h)
  The pro forma adjustment includes the amounts as described in note (g), additionally the adjustment includes the effect on equity of a gain on extinguishment of the Old Debentures of $27.5 million, as described in note (b).

(2)
The following unaudited pro forma condensed consolidated financial statements assume that $33.5 million of Old Debentures are tendered in exchange for New Notes and Shares. This is the amount required by the Minimum Tender Condition.

  Unaudited Pro Forma Condensed Consolidated Statements of Operations

	Six Months Ended October 26, 2008
	Historical	Pro Forma Adjustments		Pro Forma
	(Amounts in thousands, except per share data)
Net sales	$506,317	$—		$506,317

Operating loss	(75,072)	—		(75,072)

Other income (expense):
Interest expense, net	(10,573)	(4,556	)(a)	(15,129)
Other non-operating expenses	1,689	—		1,689

Total other expenses, net	(8,884)	(4,556)		(13,440)

Loss from continuing operations before taxes	(83,956)	(4,556)		(88,512)

Provision for income taxes	(602)	—		(602)

Loss from continuing operations	$(84,558)	(4,556)		$(89,114)

Per share amounts applicable to common shareholders:
Basic and diluted loss per share
Loss from continuing operations	$(1.17)			$(1.16)

Weighted average common shares	72,381	4,690	(g)	77,071

	Fiscal Year Ended April 27, 2008
	Historical	Pro forma Adjustments		Pro Forma
	(Amounts in thousands, except per share data)
Net sales	$1,659,980	$—		$1,659,980

Operating income	17,883	—		17,833

Other income (expense):
Interest expense, net	(23,010)	(8,343	)(a)	(31,353)
Other non-operating expenses	4,459	9,213	(b)	13,672

Total other expenses, net	(18,551)	869		(17,682)

Loss from continuing operations before taxes	(718)	869		151
Benefit for income taxes	3,637	—		3,637

Income (loss) from continuing operations	$2,919	$869		$3,788

Per share amounts applicable to common shareholders:
Basic and diluted income (loss) per share
Income (loss) from continuing operations	$0.05			$0.05

Income (loss) from continuing operations before nonrecurring items	$0.05			$0.08

Weighted average basic common shares	64,228	4,690	(g)	68,918
Weighted average diluted common shares	64,511	4,690	(g)	69,201

Unaudited Pro Forma Condensed Balance Sheets

	October 26, 2008	Pro Forma Adjustments		Pro Forma October 26, 2008
	(Amounts in thousands)
Current assets
Cash and cash equivalents	$45,613	$(5,000	)(c)	$40,613
Receivables	91,226	—		91,226
Inventories	130,413	—		130,413
Other current assets	54,818	—		54,818

Total current assets	322,070	(5,000)		317,070

Property, net	139,765	—		139,765
Other assets	96,441	5,000	(d)	101,441

Total assets	$558,276	$—		$558,276

Current liabilities
Other liabilities	$147,361	$—		$147,361
5% convertible senior subordinated debentures	100,000	(33,500	)(e)	66,500
Other short term borrowings	955	—		955

Total current liabilities	248,316	(33,500)		214,816

Long-term liabilities
14% Senior secured notes	—	22,599	(f)	22,599
6% convertible subordinated debentures	160,142	—		160,142
Other long-term borrowings	27,857	—		27,857
Other non-current liabilities	81,674	—		81,674

Total liabilities	517,989	(10,901)		507,088

Shareholders' equity
Common stock	763	47	(g)	810
Other shareholders' equity	39,524	10,854	(g)(h)	50,378

Total shareholders' equity	40,287	10,901		51,188

Total liabilities and shareholders' equity	$558,276	$—		$558,276

  Notes to Unaudited Pro Forma Condensed Financial Statements

  (a)
  The following table details the net pro forma adjustment to interest expense relating to the Exchange Offer:

	Six Months Ended October 26, 2008	Fiscal Year Ended April 27, 2008
	(Amounts in thousands)
14% Senior secured notes (New Notes)
Interest expense—cash (5%)(i)	$953	$1,784
Interest expense—PIK (9%)(ii)	1,717	3,212
Amortization of original issue discount(iii)	2,024	3,623
Amortization of deferred financing costs(iv)	834	1,667
5% convertible senior subordinated debentures (Old Debentures)
Interest expense	(838)	(1,675)
Amortization of deferred financing costs	(134)	(268)

Net increase in interest expense	$4,556	$8,343

    (i)
    The pro forma interest expense paid in cash is equal to 5% of the aggregate balance of both the $103 million face value of the New Notes plus accrued PIK interest, which is compounded quarterly.

    (ii)
    The pro forma interest expense paid in kind is equal to 9% of the aggregate balance of the $103 million face value of the New Notes plus accrued PIK interest, which is compounded quarterly.

    (iii)
    The pro forma amortization of the $12 million original issue discount has been amortized over three years, using the effective interest method of amortization.

    (iv)
    The deferred financing costs, as described in footnote (d) of $5 million have been amortized on a straight line basis over three years.

  (b)
  Represents the gain on extinguishment of the Old Debentures of $9.2 million, which is the difference between the book value of the Old Debentures exchanged and the fair value of the New Notes.

  (c)
  Represents the estimated expenses of $5 million relating to the Exchange Offer. See note (d) for additional details.

  (d)
  Represents estimated expenses relating to the Exchange Offer, consisting of $2.5 million of legal fees, $2 million of Dealer-Manager fees and $.5 million relating to printing and other miscellaneous fees.

  (e)
  Reflects the retirement of $33.5 million principal amount of the Old Debentures.

  (f)
  Represents the estimated fair value of the New Notes of $22.6 million. This estimated fair value is subject to change based upon the actual number of Old Debentures tendered for New Notes and fair values observed for similar instruments in active markets. In combination, the fair value of the New Notes and the Shares is equal to recent trading prices of the Old Debentures. Estimated fair values are subject to change until the Exchange Offer is completed.

  (g)
  Reflects the issuance of 4.7 million Shares at a price of $0.36 per share, which represents an illustrative price at the date of issuance that corresponds to the minimum price at which all remaining authorized shares of common stock could be issued in the Repurchase Obligation Offer, assuming that $33.5 million of Old Debentures are tendered for the New Notes and Shares in the Exchange Offer.

  (h)
  The pro forma adjustment includes the amounts as described in note (g), additionally the adjustment includes the effect on equity of a gain on extinguishment of the Old Debentures of $9.2 million, as described in note (b).

 THE CREDIT FACILITY AMENDMENT

        In connection with the Exchange Offer, on October 29, 2008, the Company entered into the Credit Facility Amendment to permit the consummation of the Exchange Offer. The following description of the Credit Facility Amendment does not purport to be complete and is qualified in its entirety by reference to the Credit Facility Amendment, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part, and is incorporated herein by reference. Capitalized terms used but not otherwise defined in this section shall, unless the context otherwise requires, have the meaning ascribed to such terms in the Credit Facility Amendment, as applicable.

        Pursuant to the Credit Facility Amendment, the Company is permitted to exchange the Old Debentures for senior secured notes or senior subordinated notes in principal amounts and on terms no less favorable to the lenders under the Credit Facility than those set forth in the Credit Facility Amendment. The Credit Facility Amendment also provides for increases in the interest rate and letter of credit fees applicable to the Credit Facility and replaces the fixed charge coverage ratio covenant with an adjusted cash gain/loss covenant and a minimum liquidity covenant. The adjusted cash gain/loss covenant applies if our average daily liquidity, defined as cash, cash equivalents, and unused borrowing capacity, falls below $45 million for any calendar month or if liquidity falls below $25 million on any one day. In the event that we do not meet this minimum liquidity test, our EBITDA minus fixed charges may not exceed certain loss thresholds which will vary over the remaining term of the Credit Agreement. Additionally we are subject to a minimum liquidity covenant that requires that liquidity not fall below $20 million (which was subsequently amended on November 26, 2008 to $25 million, pursuant to a further amendment to the Credit Facility, a copy of which is filed as an exhibit to this registration statement) for more than three consecutive business days.

        As of the effective date of the Credit Facility Amendment, the aggregate revolving commitments thereunder were reduced from $160,000,000 (or $185,000,000 during the period from December 1 to April 30 of each calendar year) to $135,000,000. In addition, the Company has prepaid all term loans under the Credit Facility and the Agent under the Credit Facility has been authorized to release all security interests on Real Estate constituting Term Loan Collateral under the Credit Facility; provided that certain properties which constituted Term Loan Collateral were recharacterized as "boot collateral" and such properties will continue to secure Revolving Loans under the Credit Facility so that the aggregate value of all "boot collateral" is not less than $37,000,000.

        The Credit Facility Amendment permits the New Notes to be secured by second priority Liens on real estate that constitutes collateral securing the obligations under the Credit Facility and first priority liens on additional real estate that does not constitute collateral securing the obligations under the Credit Facility. Each lien on real estate is subject to the lien priority set forth in the Intercreditor Agreement and each lien on any real estate will be automatically released to the extent required by the Intercreditor Agreement. In addition, all obligations and liabilities pursuant to such liens securing the New Notes have to be limited in recourse to such property and otherwise non-recourse to the grantor thereof and its other assets. The aggregate value of all real estate that does not constitute Collateral under the Credit Facility securing the New Notes at the time of the granting of the Lien thereon may not exceed the sum of $20,000,000 and such amount as shall have been notified to the Agent under the Credit Facility and applied to reduce the Maximum Real Estate Loan Amount as defined in the Credit Facility.

        The Credit Facility Amendment incorporates all covenants and events of default under the New Notes so that any breach of a covenant under the New Notes will constitute a default under the Credit Facility and any event of default under the New Notes will constitute an event of default under the Credit Facility.

        Pursuant to the Credit Facility Amendment, the Company will not be permitted to amend or otherwise change the terms of the New Notes, other than (i) to add or replace or substitute Real

Estate collateral therefor pursuant to the terms of the New Notes and the Intercreditor Agreement and with respect to which such added or replacement Liens are permitted to be granted under the Credit Facility, (ii) to release any Lien securing the New Notes, (iii) to reduce the amount of obligations secured by any lien securing the New Notes, and (iv) with the agent's consent, to conform mortgage documents to the mortgage documents entered into in connection with the Credit Facility.

        The Credit Agreement Amendment provides for certain other amendments to take into account the Intercreditor Agreement and the New Notes, the collateral on real property to be granted as security for the obligations under the New Notes and to clarify that Obligations under the Credit Facility are "Senior Indebtedness" and "Designated Senior Debt" under the New Notes.

 THE EXCHANGE OFFER

Purpose of the Exchange Offer

        We are conducting the Exchange Offer so that we can meet our obligations to repurchase Old Debentures that can be put to us on December 15, 2008. In connection with this repurchase obligation for which we have filed a separate Form S-4 registration statement and Schedule TO (as described in the following paragraph), we have elected to pay the repurchase price by issuing shares of our common stock. However, there are various material conditions precedent to our ability to use common stock to satisfy our repurchase obligations as set forth in the indenture governing the Old Debentures. For example, our ability to use common stock is conditioned upon, among other things, (a) having sufficient authorized shares to repurchase the Old Debentures with common stock, (b) the listing of the shares on the principal national securities exchange on which our common stock is listed and (c) the effectiveness of the registration statement related thereto. As a result, we are offering holders of Old Debentures the New Notes, which will (i) provide an increase in yield, (ii) not be subordinated in right of payment to our other outstanding indebtedness, (iii) benefit from subsidiary guarantees and (iv) be secured by certain of our real property; and Shares of our common stock. We anticipate that a successful Exchange Offer would benefit all of our constituencies while significantly reducing our short-term obligation to repurchase the Old Debentures during current difficult financial and operating circumstances.

        We recently commenced the separate Repurchase Obligation Offer to exchange all outstanding Old Debentures for shares of our common stock to fulfill our obligation under the indenture governing the Old Debentures to repurchase Old Debentures that can be put to us on December 15, 2008, as more fully described in the prospectus and related documents forming parts of the Form S-4 filed with the SEC on November 6, 2008, as amended. You should be aware that if no Old Debentures are tendered and accepted in the Exchange Offer (and all outstanding Old Debentures are tendered and not withdrawn in the Repurchase Obligation Offer), and if the arithmetic average of the Volume Weighted Average Price of our common stock for the 20 consecutive trading days ending December 12, 2008 were to be below approximately $0.52 per share (based on the number of shares of our common stock authorized, outstanding and reserved for issuance as of December 5, 2008, but not including any Shares reserved for issuance in the Exchange Offer), then we would not have sufficient authorized shares to satisfy such repurchase obligation. At this time, we do not intend to solicit proxies to further increase our authorized shares. Furthermore, we do not anticipate having sufficient cash to satisfy such repurchase obligation in cash either. If we can not satisfy such repurchase obligations, we would be in default and may seek protection from our creditors in a bankruptcy proceeding.

        Old Debenture holders who are evaluating whether to tender in the Exchange offer or the Repurchase Obligation Offer should also consider the securities that they will hold afterward. In the Exchange Offer we are offering New Notes and Shares, whereas in the Repurchase Obligation Offer we are offering common stock alone. You should be aware that in any bankruptcy proceeding, while a court could decide otherwise, the New Notes would probably receive priority treatment to both the existing Old Debentures and our common stock.

        For the following reasons, we believe that there is greater exposure in the event of a bankruptcy filing, under any scenario, for those holders of Old Debentures who do not participate in the Exchange Offer than there is for those that elect to participate.

  •
  If most of the Old Debentures are tendered and accepted in the Exchange Offer, a bankruptcy filing may not then be necessary or appropriate.

  •
  If any holder of the Old Debentures elects to participate in the Repurchase Obligation Offer instead of the Exchange Offer, and we don't have sufficient authorized shares of common stock to repurchase all of the Old Debentures that elect to participate in the Repurchase Obligation Offer, a bankruptcy filing may still not be in the best interests of our stakeholders, regardless of the priority of their claims, because our secured bank lenders have senior claims as to the collateral pledged to secure our obligations to them. The pledged collateral includes the bulk of our assets.

  •
  If we file a bankruptcy proceeding, at the outset the holders of Old Debentures that participated in the Exchange Offer would have secured claims to the collateral pledged to secure the New Notes issued in the Exchange Offer and guarantees of the New Notes from our subsidiaries. The pledge of the collateral and the guarantees would afford them superior treatment in a bankruptcy case over any unsecured creditor, including the holders of Old Debentures that did not participate in the Exchange Offer, regardless of whether they participated (and received shares of common stock) in the Repurchase Obligation Offer.

  •
  In the event of a bankruptcy filing, a holder of Old Debentures that participated in the Repurchase Obligation Offer and received shares of common stock would hold claims of an equity interest junior to all other claims (including holders of our 6% convertible subordinated debentures), except the claims of an equity interest of other shareholders.

  •
  In the event we have insufficient authorized shares to repurchase all Old Debentures that elect to participate in the Repurchase Obligation Offer, then those who elected to participate and those that elected not to participate would continue to hold their Old Debentures. In the event of a bankruptcy filing, a holder of Old Debentures would have a claim senior to the 6% convertible subordinated debentures and senior to claims of interest of shareholders, but their claims would be junior to the claims of secured creditors, such as the secured claims of our secured bank lenders and those claims of the holders of New Notes obtained in the Exchange Offer.

  •
  If a bankruptcy filing were to occur within 90 days of the closing of the Exchange Offer, then a party in interest, including the holders of Old Debentures that did not participate in the Exchange Offer, may cause the filing of an adversary action in the bankruptcy case to avoid the transfer of the New Notes to the holders of the Old Debentures who participate in the Exchange Offer as a "preference." It is impossible to predict with certainty how the court would rule in such a lawsuit.

  •
  If the court enters a judgment avoiding the issuance of the New Notes, then those who participated in the Exchange Offer and received the New Notes would be restored to their status as holders of Old Debentures as if the Exchange Offer had not occurred. Their claims would then be senior to the holders of Old Debentures who elected to participate in the Repurchase Obligation Offer and received shares of common stock and their claims would be equal to those holders of Old Debentures who either did not elect to participate in the Repurchase Obligation Offer, or who elected to participate but did not receive shares of common stock.

  •
  At this time, it is impossible to know whether a bankruptcy filing would be necessary or appropriate for the Company, and in the event we file a bankruptcy proceeding there can be no assurance that it would occur within 90 days of the closing of the Exchange Offer or the Repurchase Obligation Offer, or later.

        In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of risks and uncertainties affecting the Company, the Exchange Offer, the New Notes and Shares, described in the section of this prospectus entitled "Risk Factors," beginning on page [17], and the documents incorporated by reference into this prospectus. Please see the discussion set forth in the section of this prospectus entitled "Risk Factors" for more information on the possible consequences if the Exchange Offer is not successfully completed.

Terms of the Exchange Offer

        We are offering to exchange up to $103,000,000 aggregate principal amount of New Notes and up to 14,000,000 Shares, for any and all Old Debentures validly tendered and accepted in accordance with the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal. You may tender your Old Debentures for exchange by following the procedures described under the heading "—Procedures for Tendering Old Debentures."

        For each $1,000 principal amount of Old Debentures that we accept in the Exchange Offer, you will, upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal, receive $1,030 principal amount of New Notes bearing interest at a combined rate of 14%, and a number of Shares equal to the quotient obtained by dividing (a) by (b), where (a) is the quotient obtained by dividing (i) the Maximum Shares Value ($10.5 million) by (ii) the arithmetic average of the Volume Weighted Average Price of our common stock for the 20 trading days immediately preceding the second trading day before the Expiration Date, or $0.75 per share, whichever is greater, and (b) is $100,000. We will also pay cash for any accrued and unpaid interest, as of the day before the Expiration Date, on any Old Debentures accepted in the Exchange Offer.

        Holders of Old Debentures may call the Information Agent at 1 (800)-322-2885 on the second trading day before the Expiration Date to confirm the arithmetic average of the Volume Weighted Average Price of our common stock for the 20 trading days immediately preceding the second trading day before the Expiration Date. Additionally, holders of Old Debentures may call the Information Agent during such 20-trading-day period to confirm the Volume Weighted Average Price for each of the preceding trading days in such 20-trading-day period and the arithmetic average thereof.

        You may tender some or all of your Old Debentures in the Exchange Offer. However, holders of the Old Debentures must tender their Old Debentures in a minimum of $1,000 in principal amount and integral multiples of $1,000. We will only accept for exchange tenders of the Old Debentures in integral multiples of $1,000 principal amount. See "—Acceptance of Old Debentures for Exchange; Delivery of the New Notes and Shares" for more information.

        The Exchange Offer is not being made to, and we will not accept tenders for exchange from, holders of the Old Debentures in any jurisdiction in which the Exchange Offer or the acceptance of the offers would not be in compliance with the securities or blue sky laws of that jurisdiction.

        Neither we nor our officers or directors are making any recommendation as to whether you should tender Old Debentures. Similarly, neither the Exchange Agent, the Dealer-Manager nor the Information Agent is making any such recommendation. In addition, we have not authorized anyone to make any such recommendation. We have not retained and do not intend to retain any unaffiliated representative to act for holders of the Old Debentures or to prepare a report concerning the fairness of the Exchange Offer. You must make your own decision whether to tender your Old Debentures for exchange in the Exchange Offer.

Exchange Offer Expiration Date

        The Expiration Date for the Exchange Offer is December 11, 2008, unless we extend the Exchange Offer. We may extend this expiration date for any reason. The last date on which tenders will be accepted, whether on December 11, 2008 or any later date to which the Exchange Offer may be extended, is referred to as the "Expiration Date." Tenders will be accepted until 5:00 p.m., New York City time, on the Expiration Date.

Extensions; Amendments

        We expressly reserve the right, in our reasonable discretion, for any reason to:

  •
  delay the acceptance of the Old Debentures tendered for exchange, for example, in order to allow for the rectification of any irregularity or defect in the tender of the Old Debentures, provided that in any event we will promptly issue the New Notes and Shares or return tendered Old Debentures after expiration or withdrawal of the Exchange Offer;

  •
  extend the time period during which the Exchange Offer is open, by giving oral or written notice of an extension to the holders of the Old Debentures in the manner described below, during which extension all Old Debentures previously tendered and not withdrawn will remain subject to the Exchange Offer;

  •
  waive (to the extent waivable by us) or amend any of the terms or conditions of the Exchange Offer; and/or

  •
  terminate the Exchange Offer, as described under "—Conditions to Completion of the Exchange Offer" below.

        If we consider an amendment to the Exchange Offer to be material, or if we waive a material condition of the Exchange Offer, we will promptly disclose the amendment or waiver in a prospectus supplement or post-effective amendment, as appropriate, and if required by law, we will extend the Exchange Offer for a period of five to 20 business days.

        We will promptly give oral or written notice of any extension, amendment, non-acceptance or termination of the Exchange Offer to the holders of the Old Debentures. In the case of any extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. In the case of an amendment to any of the terms or conditions of the Exchange Offer, we will issue a press release or other public announcement.

Procedures for Tendering Old Debentures

        Your tender of Old Debentures to us and our acceptance of your tender will constitute a binding agreement between you and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

         Tender of Old Debentures Held Through a Custodian.    If you are a beneficial owner of the Old Debentures that are held of record by a custodian bank, depositary institution, broker, dealer, trust company or other nominee, you must instruct the custodian, or such other record holder, to tender the Old Debentures on your behalf. Your custodian will provide you with its instruction letter, which you must use to give these instructions.

         Tender of Old Debentures Held Through DTC.    Any beneficial owner of the Old Debentures held of record by DTC, or its nominee, through authority granted by DTC, may direct the DTC participant through which the beneficial owner's Old Debentures are held in DTC, to tender on such beneficial owner's behalf. To effectively tender Old Debentures that are held through DTC, DTC participants should transmit their acceptance through DTC's ATOP system, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an agent's message (as described below) to the Exchange Agent for its acceptance. Delivery of tendered Old Debentures must be made to the Exchange Agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below. No letters of transmittal will be required to tender the Old Debentures through ATOP.

        In addition:

  •
  the Exchange Agent must receive a completed and signed letter of transmittal or an electronic confirmation pursuant to DTC's ATOP system indicating the aggregate principal amount of Old Debentures to be tendered and any other documents required by the letter of transmittal; and

  •
  prior to 5:00 p.m., New York City time, on the Expiration Date,

  •
  the Exchange Agent must receive a confirmation of book-entry transfer of such Old Debentures, into the Exchange Agent's account at DTC, in accordance with the procedure for book-entry transfer described below; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        Your Old Debentures held through DTC should be tendered by book-entry transfer. The Exchange Agent will establish an account with respect to the Old Debentures at DTC for purposes of the Exchange Offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC should make book-entry delivery of the Old Debentures by having DTC transfer such Old Debentures into the Exchange Agent's relevant account at DTC in accordance with DTC's procedures for transfer. Although your Old Debentures will be tendered through the DTC facility, the letter of transmittal, or facsimile, or an electronic confirmation pursuant to DTC's ATOP system, with any required signature guarantees and any other required documents must be transmitted to and received or confirmed by the Exchange Agent at its address set forth on the back cover of this prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. You or your broker must ensure that the Exchange Agent receives an agent's message from DTC confirming the book-entry transfer of your Old Debentures. An agent's message is a message transmitted by DTC and received by the Exchange Agent that forms a part of the book-entry confirmation, which states that DTC has received an express acknowledgement from the DTC participant tendering the Old Debentures that such participant agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal, and that such participant agrees that the Company may enforce the letter of transmittal against such participant.

        If you are an institution that is a participant in DTC's book-entry transfer facility, you should follow the same procedures that are applicable to persons holding the Old Debentures through a financial institution.

        Do not send letters of transmittal or other Exchange Offer documents to us or to the Dealer-Manager.

        It is your responsibility to ensure that all necessary materials are received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. If the Exchange Agent does not receive all of the required materials prior to 5:00 p.m., New York City time, on the Expiration Date, your Old Debentures will not be validly tendered. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent.

        Any Old Debentures not accepted for exchange for any reason will be promptly returned, without expense, to the tendering holder after the expiration or termination of the Exchange Offer.

        We will have accepted the validity of tendered Old Debentures if and when we give oral or written notice to the Exchange Agent. The Exchange Agent will act as the tendering holders' agent for purposes of receiving the New Notes from us. If we do not accept any tendered Old Debentures for exchange because of an invalid tender or the occurrence of any other event, the Exchange Agent will return those Old Debentures to you without expense, promptly after the Expiration Date, via book-entry transfer through DTC.

Binding Interpretations

        We will determine in our reasonable discretion all questions as to the validity, form, eligibility and acceptance of the Old Debentures tendered for exchange. Our determination will be final and binding. We reserve the absolute right to reject any and all invalid tenders of any particular Old Debentures or to not accept any particular Old Debentures, which acceptance might, in our reasonable judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities in the tender of the Old Debentures. Unless waived, any defects or irregularities in connection with tenders of the Old Debentures for exchange must be cured within such reasonable period of time as we shall determine. None of us, the Exchange Agent or any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of the Old Debentures for exchange, nor shall we or the Exchange Agent or any other person incur any liability for failure to give such notification.

Acceptance of Old Debentures for Exchange; Cash Out of Fractional Issuances; Delivery of the New Notes and Shares

        Once all of the conditions to the Exchange Offer are satisfied or waived, we will accept all Old Debentures validly tendered and will cause the issuance and delivery of the New Notes and Shares promptly after the Expiration Date. The discussion under the heading "—Conditions to Completion of the Exchange Offer" provides further information regarding the conditions to the Exchange Offer. For purposes of the Exchange Offer, we will be deemed to have accepted validly tendered Old Debentures for exchange when, as and if we have given oral or written notice to the Exchange Agent, with written confirmation of any oral notice to be given promptly after giving such notice.

        The New Notes issued upon consummation of the Exchange Offer will be issued in denominations of $1,000 and any integral multiples of $1,000.

        Holders who tender Old Debentures in exchange for a principal amount of New Notes not evenly divisible by $1,000 will receive cash in an amount equal to the excess principal amount of New Notes not evenly divisible by $1,000.

        No fractional Shares will be issued in the Exchange Offer. In lieu of any fractional Shares that otherwise would be issuable, we will pay cash equal to the product of such fraction multiplied by the arithmetic average of the Volume Weighted Average Price of our common stock for the 20 trading days immediately preceding the second trading day before the Expiration Date, or $0.75 per share, whichever is greater.

        However, in no event shall we be obligated to pay more than $200,000 in cash in lieu of fractional issuances of New Notes (excess principal amounts of New Notes not evenly divisible by $1,000) and Shares in the Exchange Offer. See "—Conditions to Completion of the Exchange Offer."

        In all cases, issuance of the New Notes and Shares for the Old Debentures that are accepted for exchange in the Exchange Offer will be made only after timely receipt by the Exchange Agent of:

  •
  a book-entry confirmation of such Old Debentures into the Exchange Agent's account at the DTC book-entry transfer facility;

  •
  a properly completed and duly executed letter of transmittal or an electronic confirmation of the submitting holder's acceptance through DTC's ATOP system; and

  •
  all other required documents, if any.

Book-Entry Transfer

        The Exchange Agent will make a request to establish an account with respect to the Old Debentures at DTC for purposes of the Exchange Offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of Old Debentures by causing DTC to transfer the Old Debentures into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. Holders of Old Debentures who are unable to deliver confirmation of the book-entry tender of their Old Debentures into the Exchange Agent's account at DTC or all other documents required by the letter of transmittal to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date must tender their Old Debentures according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If you desire to tender your Old Debentures and you cannot complete the procedures for book-entry transfer set forth above on a timely basis, you may still tender your Old Debentures if:

  •
  your tender is made through an eligible institution;

  •
  prior to 5:00 p.m., New York City time, on the Expiration Date, the Exchange Agent received from the eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of such letter of transmittal or an electronic confirmation pursuant to DTC's ATOP system and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:

  (1)
  sets forth the name and address of the holder of the Old Debentures tendered;

  (2)
  states that the tender is being made thereby; and

  (3)
  guarantees that within three New York Stock Exchange trading days after the Expiration Date a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the Exchange Agent; and

  •
  book-entry confirmation and all other documents, if any, required by the letter of transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

Withdrawal Rights

        Except as otherwise restricted pursuant to a Tender Agreement, you may validly withdraw your tender of Old Debentures at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

        For a withdrawal to be valid, the Exchange Agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, set forth on the back cover of this prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. Any notice of withdrawal must:

  •
  specify the name of the person who tendered the Old Debentures to be withdrawn;

  •
  contain a statement that you are withdrawing your election to have your Old Debentures exchanged;

  •
  identify the Old Debentures to be withdrawn (including the certificate number or numbers, if applicable, and principal amount of such Old Debentures);

  •
  specify the principal amount of Old Debentures to be withdrawn;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old Debentures were tendered, including any required signature guarantees; and

  •
  if you have tendered your Old Debentures in accordance with the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn Old Debentures and otherwise comply with the procedures of such facility.

        Any Old Debentures that have been tendered for exchange, but which are not exchanged for any reason, will be credited to an account maintained with the book-entry transfer facility for the Old Debentures, as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Validly withdrawn Old Debentures may be re-tendered by following the procedures described under the heading "—Procedures for Tendering Old Debentures" above, at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

Return of Old Debentures Not Accepted for Exchange

        If we do not accept any tendered Old Debentures for any reason set forth in the terms and conditions of the Exchange Offer, the unaccepted or non-exchanged Old Debentures tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility will be returned in accordance with the book-entry procedures described above, and the Old Debentures that are not to be exchanged will be credited to an account maintained with DTC, promptly after the expiration or termination of the Exchange Offer.

Conditions to Completion of the Exchange Offer

        Notwithstanding any other provisions of this Exchange Offer, we will not be required to accept for exchange any Old Debentures tendered, and we may terminate or amend the Exchange Offer, if any of the following conditions precedent to the Exchange Offer is not satisfied, or is reasonably determined by us not to be satisfied, and, in our reasonable judgment, the failure of the condition makes it inadvisable to proceed with the Exchange Offer:

  •
  At least 33.5% of the aggregate principal amount outstanding of the Old Debentures must have been validly tendered and not withdrawn.

  •
  The number of Shares to be issued pursuant to the Exchange Offer shall not, when combined with the number of shares of our common stock then outstanding and reserved for issuance, exceed the number of shares of our authorized common stock.

  •
  The First Lien Collateral (as defined in the section of this prospectus entitled "Description of the New Notes") shall be valued by appraisal as described in the section of this prospectus entitled "Description of the New Notes—Collateral."

  •
  The registration statement of which this prospectus forms a part shall have become effective and no stop order suspending the effectiveness of the registration statement and no proceedings for such purpose shall have been instituted or be pending, or to our knowledge, be contemplated or threatened by the SEC.

  •
  We shall not be obligated to pay more than $200,000 in cash in lieu of fractional issuances of New Notes (excess principal amounts of New Notes not evenly divisible by $1,000) and Shares in the Exchange Offer.

  •
  No action or event shall have occurred, failed to occur or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offer, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

  •
  challenges the making of the Exchange Offer or the exchange of the Old Debentures under the Exchange Offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the Exchange Offer or the exchange of the Old Debentures under the Exchange Offer, or

  •
  in our reasonable judgment, could materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects, or would be material to holders of the Old Debentures in deciding whether to accept the Exchange Offer.

  •
  (a) Trading generally shall not have been suspended or materially limited on or by, as the case may be, either of the New York Stock Exchange or the Nasdaq Stock Market; (b) there shall not have been any suspension or limitation of trading of any of our securities on any exchange or in the over-the-counter market; (c) no general banking moratorium shall have been declared by federal or New York authorities; and (d) there shall not have occurred subsequent to the date of this prospectus any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if the effect of any such outbreak, escalation, declaration, calamity or emergency has a reasonable likelihood to make it impractical or inadvisable to proceed with completion of the Exchange Offer. Without limiting the generality of the foregoing, it would be impracticable or inadvisable to proceed with the completion of the Exchange Offer if the risk of liability to us exceeds the value to us of the Exchange Offer.

  •
  The trustee under the indenture governing the Old Debentures shall not have objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of, the Exchange Offer or the exchange of the Old Debentures under the Exchange Offer; nor shall the trustee or any holder of the Old Debentures have taken any action that challenges the validity or effectiveness of the procedures used by us in making the Exchange Offer or the exchange of the Old Debentures under the Exchange Offer.

  •
  No default or event of default under our Credit Facility shall have occurred and be continuing.

        The foregoing conditions are for our sole benefit and may be waived by us, in whole or in part, in our reasonable discretion. Any determination that we make concerning an event, development or circumstance described or referred to above shall be conclusive and binding upon all parties, subject to the tendering holder's right to bring any dispute with respect thereto before a court of competent jurisdiction.

        If any of the foregoing conditions is not satisfied, we may, at any time before the expiration of the Exchange Offer:

  •
  terminate the Exchange Offer and return all tendered Old Debentures to the holders thereof;

  •
  modify, extend or otherwise amend the Exchange Offer and retain all tendered Old Debentures until the Expiration Date, as it may be extended, subject, however, to the withdrawal rights described in "—Withdrawal Rights" above; or

  •
  waive the unsatisfied conditions (if waivable by us) and accept all Old Debentures tendered and not previously withdrawn.

        Except for the requirements of applicable U.S. federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the Exchange Offer which, if not complied with or obtained, would have a material adverse effect on us.

No Appraisal Rights

        Holders of Old Debentures do not have dissenters' rights of appraisal in connection with the Exchange Offer.

Legal Limitation

        The above conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion (to the extent such condition is waivable by us).

        In addition, we will not accept for exchange any Old Debentures tendered, and no New Notes or Shares will be issued in exchange for any such Old Debentures, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the New Indenture under the Trust Indenture Act of 1939, as amended.

Fees and Expenses

        Barclays Capital Inc. is acting as the Dealer-Manager in connection with the Exchange Offer. The services of the Dealer-Manager will include assisting in the solicitation of tenders of the Old Debentures and communicating with brokers, dealers, banks, trust companies, nominees and other persons with respect to the Exchange Offer.

        We will pay the Dealer-Manager the following fees for its services in connection with the Exchange Offer: (i) 2.0% of the principal amount of any of the Old Debentures that participate in the Exchange Offer or remain outstanding subsequent to the date the Old Debentures are put to us; (ii) 1.5% of the principal amount of any of the Old Debentures which are exchanged as a result of the Repurchase Obligation Offer; and (iii) a monthly retainer fee of $150,000 (expected to be a total maximum amount of $750,000). In addition, we have agreed to reimburse the Dealer-Manager for its reasonable expenses (including professional and legal fees and disbursements) in connection with the Exchange Offer. Up to $450,000 of the retainer fee is creditable against the fees in (i) and (ii), and we will receive a credit of $200,000 against the fees in (i) and (ii), representing agreed upon credits from prior engagements. Should we determine to engage an investment banker, financial advisor, underwriter or placement agent prior to August 1, 2009, the Dealer-Manager will have the right but not the obligation, subject to certain limitations, to participate in such capacity.

        The obligations of the Dealer-Manager are subject to certain conditions, including the truth of representations and warranties made by us to the Dealer-Manager, the performance by us of our obligations in connection with the Exchange Offer and the receipt of legal opinions and certificates by the Dealer-Manager. We have agreed to indemnify the Dealer-Manager against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that the Dealer-Manager may be required to make in respect thereof. Questions regarding the terms of the Exchange

Offer may be directed to the Dealer-Manager at the address set forth on the back cover of this prospectus.

        From time to time, the Dealer-Manager and its affiliates have provided investment banking and other services to us for customary compensation. The Dealer-Manager, in the ordinary course of business, also makes markets in our securities, including the Old Debentures. As a result, from time to time, the Dealer-Manager may own certain of our securities, including the Old Debentures.

        We have retained MacKenzie Partners, Inc. to act as the Information Agent and The Bank of New York Mellon Trust Company, N.A. to act as the Exchange Agent in connection with the Exchange Offer. The Information Agent may contact holders of the Old Debentures by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee existing holders to forward materials relating to the Exchange Offer to beneficial owners. The Information Agent and the Exchange Agent will receive a fee for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with their services, including liabilities under the federal securities laws.

        Neither the Information Agent nor the Exchange Agent has been retained to make solicitations or recommendations. The fees that they receive will not be based on the aggregate principal amount of the Old Debentures tendered under the Exchange Offer.

        We will not pay any fees or commissions to any broker or dealer, or any other person, other than the Dealer-Manager for soliciting tenders of the Old Debentures under the Exchange Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

Exchange Agent

        The Bank of New York Mellon Trust Company, N.A. has been appointed as the Exchange Agent for the Exchange Offer. All executed letters of transmittal should be directed to the Exchange Agent at its contact information set forth on the back cover of this prospectus. If you deliver the letter of transmittal to an address or transmit instructions via facsimile other than that of the Exchange Agent as set forth on the back cover of this prospectus, then such delivery or transmission does not constitute a valid delivery of such letter of transmittal.

Information Agent

        MacKenzie Partners, Inc. has been appointed as the Information Agent for the Exchange Offer. Questions relating to the procedures for tendering of Old Debentures, requests for assistance, and requests for notices of guaranteed delivery should be directed to the Information Agent at the address or telephone number set forth on the back cover of this prospectus. Requests for additional copies of this prospectus and the letter of transmittal may be directed to the Information Agent, at its address and telephone number set forth on the back cover of this prospectus.

Interests of Directors and Executive Officers

        To our knowledge, none of our directors, executive officers or controlling persons, or any of their affiliates, beneficially own any of the Old Debentures or will be tendering any Old Debentures pursuant to the Exchange Offer. Neither we nor any of our subsidiaries nor, to our knowledge, any of our directors, executive officers or controlling persons, nor any affiliates of the foregoing, have engaged in any transaction in the Old Debentures during the 60 days prior to the date hereof.

Schedule TO

        Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Exchange Offer. Such Schedule TO, including the exhibits and any amendment thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under the caption "Where You Can Find More Information."

 DESCRIPTION OF THE NEW NOTES

General

        You can find the definitions of certain terms used in this description under "—Certain Definitions." Certain defined terms used in this Description of the New Notes but not defined below under "—Certain Definitions" have the meanings assigned to them in the Indenture. All references in this Description of the New Notes to the "Company" are limited to Fleetwood Enterprises, Inc. and do not include any of its Subsidiaries.

        The Company will issue the new 14% Senior Secured Notes due 2011 (the "Notes") under an indenture (the "Indenture") among itself, the Guarantors and Deutsche Bank Trust Company Americas as trustee (the "Trustee") and collateral agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof.

        The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture. The Company has filed a copy of the proposed form of Indenture with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part, and you can access this information as described under "—Where You Can Find More Information."

        From time to time prior to December 16, 2008, the Company may issue additional Notes under the Indenture having identical terms and conditions to the Notes (the "Additional Notes"). Additional Notes may be issued solely in exchange for, or for the purpose of retiring or providing cash proceeds to be applied to retire, the Company's 2003 Subordinated Debentures that remain outstanding after the initial issuance of the Notes; provided that the Company may not issue more than $5.0 million in aggregate principal amount of Additional Notes for cash proceeds. The Notes in the initial offering and the Additional Notes may be issued under one or more CUSIPs. In addition, in connection with, and to evidence, the payment of PIK Interest (as defined under "—Principal, Maturity and Interest") (in each case, a "PIK Payment"), the Company is entitled, without the consent of the holders, to increase the outstanding principal amount of the Notes or issue additional Notes (the "PIK Notes") under the Indenture on the same terms and conditions as the other Notes offered hereby. Any Additional Notes and PIK Notes will share ratably in the first-priority mortgages or deeds of trust on the First Lien Collateral and in the second-priority mortgages or deeds of trust on the Second Lien Collateral and will share ratably in the benefits available under the Note Guarantees described below.

        The aggregate original principal amount of all Notes initially issued under the Indenture and all Additional Notes thereafter issued under the Indenture (but excluding PIK Payments and any PIK Notes issued in connection with PIK Payments) will not exceed $103.0 million. The Notes initially offered by the Company and any PIK Notes and Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including waivers, amendments redemptions and offers to purchase. Unless the context requires otherwise, references to "Notes" for all purposes of the Indenture and this "Description of the New Notes" include any Additional Notes and PIK Notes that are actually issued, and references to "principal amount" of the Notes include any increase in the principal amount of the outstanding Notes as a result of a PIK Payment.

Brief Description of the Notes and the Note Guarantees

  The Notes

        The Obligations of the Company under the Notes:

  •
  will be senior Obligations of the Company;

  •
  will be secured by first-priority mortgages or deeds of trust on the First Lien Collateral, which consists of certain Real Estate owned by certain Guarantors with an anticipated value between $19.25 million and $20.0 million, subject to certain exceptions as more fully described under "—Collateral" below, which mortgages or deeds of trust will be non-recourse to the mortgagors;

  •
  will be secured by second-priority mortgages or deeds of trust on the Second Lien Collateral, which consists of certain other Real Estate owned by certain Guarantors constituting collateral for the Existing Credit Facilities with an appraised value of $58,200,000, based upon appraisals obtained between 2003 and 2008, subject to certain exceptions as more fully described under "—Collateral" below, which mortgages or deeds of trust will be non-recourse to the mortgagors and will be subordinated to the mortgages or deeds of trust securing the Obligations under the Existing Credit Facilities (due to current economic conditions and the subordinated nature of some of the real estate security for the Notes, the security for the Notes may be limited in value to the Holders as described in more detail under "Risk Factors—Risks Relating to the New Notes and Shares");

  •
  will rank equally in right of payment with all existing and any future unsecured Senior Debt and other unsecured senior obligations of the Company and will be effectively junior to all existing and future secured senior Debt and other secured senior obligations of the Company to the extent of the priority and value of the Liens securing such Debt;

  •
  will be senior in right of payment to all existing and any future Subordinated Debt of the Company, including the 1998 Subordinated Debentures and the 2003 Subordinated Debentures;

  •
  will be unconditionally guaranteed on an unsecured subordinated basis by the Guarantors pursuant to the Note Guarantees as described below; and

  •
  will be effectively subordinated to all liabilities (including trade payables) and Preferred Stock of each Subsidiary of the Company that is not a Guarantor.

Note Guarantees

        The Company's payment obligations under the Notes will be unconditionally guaranteed on a joint and several basis by Subsidiaries of the Company that are borrowers or guarantors under the Existing Credit Facilities. The Note Guarantees will provide that, except to the extent limited by laws affecting the enforcement of obligations secured by real property (such as "one action" and anti-deficiency statutes), the existence and/or enforcement of the mortgages or deeds of trust to secure the Notes shall not reduce the amount of such Guarantees or create any defense to the enforceability thereof. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary without rendering the Note Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

        The Note Guarantees:

  •
  will be general unsecured Obligations of the Guarantors, subordinated in right of payment to the Obligations of the Guarantors in respect of all Designated Senior Debt but ranking equally in right of payment with all other existing and any future unsecured Senior Debt and other unsecured senior obligations of the Guarantors, other than the Obligations in respect of Designated Senior Debt;

  •
  will be effectively junior to all secured Debt and other secured obligations of each Guarantor to the extent of the value of the collateral securing such Debt and other secured obligations; and

  •
  will be senior in right of payment to all existing and future Subordinated Debt of the applicable Guarantor.

        Not all Subsidiaries of the Company will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, such non-Guarantor Subsidiary will pay the holders of its debt and trade creditors before it will be able to distribute any of its assets to the Company or its Subsidiaries owning equity interests in such Non-Guarantor Subsidiary. The non-Guarantor Subsidiaries generated less than 1% of the Company's consolidated revenues in the twelve-month period ended April 27, 2008 and held approximately 5% of the Company's consolidated assets as of October 26, 2008.

Principal, Maturity and Interest

        The Company will initially issue up to $103 million in aggregate principal amount of Notes. The Notes will be issued at a 3% premium to exchange value or cash proceeds received. The Notes will mature on December 15, 2011.

        Interest will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on March 15, 2009, to the holders of Notes of record on the immediately preceding February 28 (or February 29 if applicable), May 31, August 31 and November 30. Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Interest on the Notes will accrue at a combined rate of 14% per annum from the Issue Date. The Company will pay interest on overdue principal at a rate of 1% in excess of the rate otherwise applicable as described below and will pay interest on overdue installments of interest at such higher rate to the extent lawful. The Company will pay interest on the Notes with a combination of cash ("Cash Interest") and by increasing the principal amount of the outstanding Notes or by issuing PIK Notes ("PIK Interest") that will accrue interest at the same rate per annum as the Notes offered hereby. Cash Interest on the Notes will accrue at the rate of 5% per annum and PIK Interest on the Notes will accrue at the rate of 9% per annum.

        PIK Interest on the Notes will be payable (x) with respect to Notes represented by one or more Global Notes (as defined below under "—Book Entry; Delivery and Form") registered in the name of, or held by, The Depository Trust Company ("DTC") or its nominee on the relevant record date, by increasing the principal amount of the outstanding Global Note by an amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest $1,000) and (y) with respect to Notes represented by certificated Notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest whole dollar), and the Trustee will, at the request of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the holders on the relevant record date, as shown by the records of the register of holders. Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Payment, the Global Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All Notes issued pursuant to a PIK Payment also will mature on December 15, 2011 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description "PIK" on the face of such PIK Note.

Methods of Receiving Payment on the Notes

        Principal and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose (the "Paying Agent") or, at the option of the Company, payment of Cash Interest, made by check, and PIK Interest in the form of PIK Notes, may be mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes; provided that all payments of principal and Cash Interest with respect to any Notes the holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee in the City of New York maintained for such purpose. The Notes other than PIK Notes will be issued in denominations of $1,000 and integral multiples thereof.

Ranking

        The Notes will be Senior Debt of the Company, will rank equally in right of payment with all existing and any future unsecured Senior Debt and other unsecured senior obligations of the Company and will be effectively junior to all existing and future secured senior Debt and other secured senior obligations of the Company to the extent of the priority and value of the Liens securing such Debt. The Notes will rank senior in right of payment to all existing and any future Subordinated Debt of the Company, including the 1998 Subordinated Debentures and the 2003 Subordinated Debentures. The Notes will be unconditionally guaranteed, jointly and severally, on an unsecured subordinated basis by the Guarantors pursuant to the Note Guarantees. The Notes will be effectively subordinated to all liabilities (including trade payables) and Preferred Stock of each Subsidiary of the Company that is not a Guarantor.

        The Obligations of the Company under the Notes will also have the benefit of first-priority mortgages or deeds of trust in the First Lien Collateral and will have the benefit of second-priority mortgages or deeds of trust on the Second Lien Collateral, in each case subject to the exceptions described under "—Collateral", which mortgages or deeds of trust will be non-recourse to the mortgagors.

        As of December 4, 2008, on an as adjusted basis, giving effect to the consummation of the Exchange Offer and assuming that all of the 2003 Subordinated Debentures are validly tendered and accepted for exchange in the Exchange Offer, the Company would have had:

  (1)
  $259.1 million of Senior Debt, including $259.1 million of Secured Debt; and

  (2)
  $160.1 million of Subordinated Debt, consisting of the Company's 6% Convertible Subordinated Notes due 2028.

        The Note Guarantees will be general unsecured Obligations of the Guarantors, subordinated in right of payment to the Obligations of the Guarantors in respect of all Designated Senior Debt but ranking equally in right of payment with all other existing and any future unsecured Senior Debt and other unsecured senior obligations of the Guarantors, other than the Obligations in respect of Designated Senior Debt. The Note Guarantees will be effectively junior to all secured Debt and other obligations of each Guarantor to the extent of the value of the collateral securing such Debt and other obligations. The Note Guarantees will be senior in right of payment to all existing and future Subordinated Debt of the applicable Guarantor.

        As of December 4, 2008, the Guarantors had $192.6 million of secured Debt, of which $62.2 million was Designated Senior Debt secured by a priority Lien on the Second Lien Collateral and by a Lien on substantially all current assets of the Guarantors. The Company and its Subsidiaries would have been able to borrow an additional $7.1 million under the Existing Credit Facilities.

        Although the Indenture contains limitations on the amount of additional Debt that the Issuer and the Guarantors and Non-Guarantor Subsidiaries may incur, under certain circumstances the amount of such Debt could be substantial and such Debt may be Senior Debt or Secured Debt.

  Subordination of the Guarantees

        The payment of principal, interest and any and all other Obligations on the Note Guarantees will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all of the Designated Senior Debt, including Designated Senior Debt incurred after the Issue Date. Such subordination is for the benefit of and enforceable by the holders of Designated Senior Debt. For the avoidance of doubt, proceeds of First Lien Collateral will not be subject to the subordination provisions of the Indenture.

        Upon any payment or distribution to creditors of any Guarantor in a total or partial liquidation or dissolution of such Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Guarantor or its property, an assignment for the benefit of creditors or any marshaling of such Guarantor's assets and liabilities, the holders of Designated Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of such Designated Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the Designated Senior Debt, whether or not allowed or allowable in such proceeding) before the holders of Notes will be entitled to receive any payment with respect to the Note Guarantees, and until such Designated Senior Debt is paid in full, in cash, any payment or distribution to which the holders of Notes would be entitled but for these provisions shall be made to the holders of Designated Senior Debt, except that holders of Notes may receive and retain Permitted Junior Securities.

        To the extent any payment of principal of, premium, if any, or interest on any Designated Senior Debt (whether by or on behalf of the Company, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or similar Person, such Designated Senior Debt or part thereof intended to be satisfied shall be deemed reinstated and outstanding, as if such payment had not occurred.

        The term "payment" means, with respect to the Note Guarantees, any payment, whether in cash or other assets or property, of interest, principal, or any other amount on, of or in respect of the Notes, any other acquisition of Notes and any deposit into the trust described under "—Legal Defeasance and Covenant Defeasance" below. The verb "pay" has a correlative meaning. Notwithstanding anything to the contrary herein, the proceeds of the Collateral and the rights appurtenant thereto shall not be subject to the subordination provisions of the Indenture. The proceeds of the Second Lien Collateral and the rights appurtenant thereto shall be subject to the subordination and other restrictive provisions of the Intercreditor Agreement, as discussed under "—Intercreditor Agreement."

        A Guarantor also may not make any payment or distribution upon or in respect of its Note Guarantee if:

  (1)
  a default in the payment of any Obligations with respect to Designated Senior Debt of such Guarantor occurs and is continuing (a "payment default"); or

  (2)
  any default, other than a payment default, occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity (or that would permit such holders to accelerate with the giving of notice or the passage of time or both) (a "non-payment default") and, in the case of this clause (2) only, the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or a Representative for, or the holders of a majority of the outstanding principal amount of, any issue of Designated Senior Debt.

        Payments on the Note Guarantees may and shall be resumed (including any missed payments):

  (1)
  in the case of a payment default, upon the date on which such default is cured or waived and, in the case of Designated Senior Debt that has been accelerated, such acceleration has been rescinded or such Designated Senior Debt has been repaid in full; and

  (2)
  in case of a non-payment default, the earliest of (I) the date on which such non-payment default is cured or waived or is no longer continuing, (II) 179 days after the date on which such Payment Blockage Notice was received, unless the maturity of any Designated Senior Debt has been accelerated, if these provisions otherwise permit the payment, (III) the date on which the Trustee receives notice from the Representative for such Designated Senior Debt of the Guarantor rescinding the Payment Blockage Notice and (IV) the date on which such Designated Senior Debt has been discharged or is repaid in full in cash and all commitments thereunder have been terminated.

        No new period of payment blockage may be commenced on account of any non-payment default unless and until (x) 360 days have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice and (y) all scheduled payments of interest on the Notes that have come due have been paid in full. No non-payment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been waived for a period of at least 90 days.

        Notwithstanding any of the foregoing to the contrary, during any 360 day period, there must be a period of at least 180 days during which there is no Payment Blockage Notice is in effect. Any failure to make a payment due under the Notes as a result of a Payment Blockage Notice shall not prevent any commencement of any enforcement action against any Collateral in accordance with the terms of the Intercreditor Agreement and the Collateral Documents.

        As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of Notes may recover less than other creditors of the relevant Guarantor, including holders of Designated Senior Debt.

        If the Trustee, the Collateral Agent or any holder of the Notes receives a payment in respect of a Note Guarantee (except in Permitted Junior Securities) when:

  (1)
  the payment is prohibited by these subordination provisions; and

  (2)
  the Trustee or the holder has actual knowledge that the payment is prohibited;

the Trustee, the Collateral Agent or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Designated Senior Debt. Upon the proper written request of the Representative of Designated Senior Debt, the Trustee, the Collateral Agent or the holder, as the case may be, will deliver the amounts in trust to the holders of Designated Senior Debt or their proper Representative.

        The Company must promptly notify holders of Designated Senior Debt if payment of the Notes is accelerated because of an Event of Default.

Collateral

  Assets Pledged as Collateral

        The Obligations of the Company under the Notes, the Indenture and the Collateral Documents will be secured by first-priority mortgages or deeds of trust in the Real Estate described below as First Lien Collateral and second-priority mortgages or deeds of trust in the Real Estate described below as Second Lien Collateral. Both the First Lien Collateral and the Second Lien Collateral may be subject to Permitted Liens. The Persons holding Permitted Collateral Liens may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent to realize or foreclose on the Collateral.

        The First Lien Collateral does not secure Obligations under the Existing Credit Facilities. We will be required to use reasonable best efforts to provide first lien mortgages or deeds of trust over all First Lien Collateral on the Issue Date.

        The First Lien Collateral will be comprised of real properties owned in fee simple by certain Guarantors and located in various states. The properties comprising the First Lien Collateral are manufacturing facilities that produce recreational vehicles and manufactured housing supply operations. A majority of the First Lien Collateral properties will consist of approximately 100,000 to 140,000 square-foot manufacturing facilities situated on 15 to 20 acre sites, but a number of them may be significantly smaller. It is a condition precedent to the exchange of Notes for the 2003 Subordinated Debentures that the First Lien Collateral have an aggregate appraised value of between $19.25 million and $20.0 million (plus, if it is necessary to pledge a pool of assets whose aggregate value is greater than $20.0 million in order to generate a pool of assets whose aggregate value is at least $19.25 million, such additional amount as permitted pursuant to the Existing Credit Facilities). The company that appraised the Real Estate that will constitute First Lien Collateral is PGP Valuation, Inc., which is the same company that provided many of the appraisals regarding the Second Lien Collateral under the Existing Credit Facilities. The Company has no obligation to obtain additional appraisals on an ongoing basis regarding the Collateral.

        The Second Lien Collateral already secures Obligations under the Existing Credit Facilities. We will be required to use reasonable best efforts to provide second lien mortgages or deeds of trust over all Second Lien Collateral at the Issue Date but in any event no later than 15 days after the Issue Date. From and after the Issue Date, if the Company or any Guarantor substitutes or replaces any Second Lien Collateral in accordance with the Existing Credit Facility, the Company or such Guarantor must substantially concurrently grant a second-priority Lien upon such substitute or replacement Second Lien Collateral to secure the Obligations of the Company under the Notes.

        The Obligations under the Notes will be secured by the Second Lien Collateral on a junior secured basis, pursuant to the terms of the Collateral Documents and the Intercreditor Agreement, and the second-priority mortgages or deeds of trust in the Second Lien Collateral securing the Obligations under the Notes under the Collateral Documents will rank junior in priority to any and all Liens in the Second Lien Collateral at any time granted to secure the Obligations under the Existing Credit Facilities. In addition, the Obligations under the Notes are not secured by any of the assets of the Company or any Subsidiary of the Company other than the First Lien Collateral and the Second Lien Collateral. See "Risk Factors—Risks Relating to the New Notes and Shares."

        The Second Lien Collateral initially is comprised of 18 real properties owned in fee simple by certain Guarantors and located in Arizona, Idaho, Virginia, Pennsylvania, Indiana, Florida, Texas, Oregon, North Carolina and Georgia. The properties comprising the Second Lien Collateral are manufacturing facilities that produce recreational vehicles, manufactured housing and parts for recreational vehicles. A majority of the Second Lien Collateral properties consist of approximately

100,000 to 140,000 square foot facilities situated on 15 to 20 acre sites. The Second Lien Collateral is subject to substitution as described below.

        The Trustee's Lien on the Collateral will be recourse only to the Real Estate subject to such Lien and not the owner thereof if other than the Company and will secure the Obligations of the Company under the Notes but not the Obligations of any Guarantor in respect of its Note Guarantee.

        The Existing Credit Facilities are secured by substantially all of our assets, including some of our Real Estate which also secures the Notes by a second priority lien. The collateral for the Notes that also secures the Existing Credit Facilities may be of limited value to the Holders of the Notes because in the event of a default under both the Existing Credit Facilities and the Notes, or the Company's bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, the proceeds from the sale of Real Estate that secures the Existing Credit Facilities will first be applied to repay indebtedness outstanding under the Existing Credit Facilities. Furthermore, there is no requirement in the Existing Credit Facilities that the lenders under such facilities attempt to first seek recovery out of collateral that does not also secure the Notes and there can be no assurances that the lenders would not first proceed against the shared collateral. If the lenders under the Existing Credit Facilities were to first seek recovery out of the shared collateral, there might not be any proceeds from the sale of such properties available to the Holders of the Notes as the indebtedness outstanding under the Existing Credit Facilities currently exceeds the aggregate value of such properties. However, if the lenders under the Existing Credit Facilities were to first seek recovery out of collateral that does not also secure the Notes, the value of the Real Estate that secures the Notes by a second priority lien might be significant. The lenders under the Existing Credit Facilities are likely to first seek recovery out of the collateral which is the most liquid. We have no reason to believe that the shared collateral is more or less liquid than the collateral securing only the Existing Credit Facilities and thus no reason to believe that the lenders would proceed first against the shared collateral. Based on appraisals conducted between 2003 and 2008 in connection with the Existing Credit Facilities, the aggregate appraised value of all Real Estate which secures the Existing Credit Facilities on a first lien basis and which will secure the Notes on a second lien basis was $58,200,000, including "boot collateral" (as described in the section of this prospectus entitled "The Credit Facility Amendment") with an appraised value of $38,170,000. Under our Existing Credit Facilities we can borrow the lesser of the $135 million of total commitments under the facility and the borrowing base. The borrowing base consists primarily of inventories and accounts receivable and a real estate subfacility. Inventories and accounts receivable can fluctuate significantly and the borrowing base is revised weekly for changes in receivables and monthly for changes in inventory balances. Historically, the borrowing base has been less than the total commitments under our Existing Credit Facilities and thus has been the limiting factor on how much we can borrow. The average availability under our Existing Credit Facilities in the four fiscal quarters ended September 2008 was approximately $41.5 million. The highest availability during such four fiscal quarter period was approximately $89.2 million and the lowest availability during such four fiscal quarter period was approximately $8.1 million. At December 1, 2008, we had $62.2 million of outstanding indebtedness under the Existing Credit Facilities, and the Company and its Subsidiaries would have been able to borrow an additional $7.1 million under the Existing Credit Facilities. See "Risk Factors—Risks Relating to the New Notes and Shares."

  Intercreditor Agreement

        On the Issue Date, Bank of America, N.A. as the administrative agent under the Existing Credit Facilities (the "Administrative Agent"), on behalf of the lenders under the Existing Credit Facilities and as Priority Lien Collateral Agent, and the Trustee, on behalf of the Holders of the Notes and Deutsche Bank Trust Company Americas as the Collateral Agent (and together with the Administrative Agent, the "Secured Parties"), will enter into an intercreditor agreement (the "Intercreditor Agreement") which will be acknowledged by the Company and the Guarantors and will provide for the allocation of the relative rights between the Administrative Agent and the Trustee with respect to the Second Lien Collateral and the enforcement with respect thereto and for certain rights of access to the properties constituting First Lien Collateral. The following summary of certain provisions of the Intercreditor Agreement does not purport to be complete and is qualified in its entirety by reference to the final Intercreditor Agreement.

        The Intercreditor Agreement will provide, among other things that:

  (1)
  the Administrative Agent and the lenders under the Existing Credit Facilities have a Lien on the Second Lien Collateral, senior and prior to the Lien of the Trustee and the holders of the Notes and the Collateral Agent in such Second Lien Collateral;

  (2)
  the Administrative Agent and the lenders under the Existing Credit Facilities may enforce (or refrain from enforcing) their prior Lien in the Second Lien Collateral as they may determine in their sole and exclusive discretion;

  (3)
  as between the Obligations under the Existing Credit Facilities and the Notes and the Indenture, proceeds of the Second Lien Collateral will be applied, first to the outstanding Obligations under the Existing Credit Facilities, with any remaining proceeds to be paid to the Trustee for application in accordance with the provisions of the Indenture and the Notes;

  (4)
  in a bankruptcy or insolvency proceeding the Administrative Agent may consent to the use of Second Lien Collateral in its sole discretion;

  (5)
  until the Obligations under the Existing Credit Facilities have been paid in full in cash, the Collateral Agent, on behalf of the Trustee and the holders of the Notes, will not directly or indirectly seek to foreclose or realize upon, judicially or non-judicially, any Second Lien Collateral or take any other enforcement action against or in respect of the Second Lien Collateral; and

  (6)
  until the Obligations under the Existing Credit Facilities have been paid in full in cash the collateral agent under the Existing Credit Facilities will have rights of access for a specified period to the First Lien Collateral to exercise remedies with respect to certain collateral securing the Existing Credit Facilities located on the First Lien Collateral.

  Sufficiency of Collateral

        By its nature, a significant portion of the Collateral is illiquid and may have no readily ascertainable market value. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of the real estate industry, the ability to sell the Collateral in an orderly sale, general economic conditions (including declining real estate values, home foreclosures and tightening credit conditions), the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would also be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time and the timing and the manner of the sale. If the Collateral were sold at a foreclosure sale in the near future, local and national economic conditions and the unavailability of credit for the purchase of real estate would likely reduce the number of bidders as well as the amount that persons participating in the foreclosure sale would pay for the Collateral, yielding a lower sale price for the Collateral. Further, there can be no assurance that the Collateral can be sold in a short period of time. In addition, the proceeds received in connection with a sale of the Second Lien Collateral may not be sufficient to satisfy the Existing Credit Facilities Obligations, and in such circumstances the holders of Notes would not receive proceeds for application to repay the Notes. Finally, in the event of a bankruptcy, the ability of the holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

  Certain Covenants with respect to the Collateral

        The Collateral will be pledged pursuant to the Collateral Documents, which contain provisions relating to the administration, preservation and disposition of the Collateral. The following is a summary of some of the covenants and provisions set forth in the Collateral Documents and the Indenture as they relate to the Collateral.

         Maintenance of Collateral.    The Indenture and/or the Collateral Documents provide that the Company shall, and shall cause its Subsidiaries to, maintain the Collateral in good, safe and insurable operating order, condition and repair (ordinary wear and tear excepted) and do all other acts as may be reasonably necessary or appropriate to maintain and preserve the value of the Collateral in all material respects. The Indenture and/or the Collateral Documents also provide that the Company shall, and shall cause its Subsidiaries to, pay all real estate and other taxes (except for those being contested in good faith and for which adequate reserves have been made), and maintain in full force and effect all material permits and certain insurance coverages, except to the extent that the failure to maintain such permits and coverages follows the sale of the assets to which such permits or coverages relate.

         Further assurances.    The Collateral Documents and the Indenture provide that, subject to the Intercreditor Agreement, the Company shall, and shall cause its Subsidiaries to, at their sole expense, do all acts that are reasonably requested by the Collateral Agent or that may be reasonably necessary so that the Collateral Agent holds, for the benefit of the holders of the Notes and the Trustee, duly created, enforceable and perfected Liens and mortgages or deeds of trust in the Collateral (subject to Permitted Collateral Liens) as contemplated by the Indenture, the Collateral Documents and the Intercreditor Agreement.

        As necessary, or upon reasonable request of the Collateral Agent or the Trustee, and, subject to the Intercreditor Agreement, the Company shall, and shall cause its Subsidiaries to, at their sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions, as may be necessary or as the Collateral Agent or the Trustee may reasonably request to create, protect, assure, perfect, transfer and confirm the Liens (subject to Permitted Collateral Liens), benefits, property and rights conveyed or intended to be conveyed by the Indenture or the Collateral Documents for the benefit of the holders and the Trustee, including with respect to after-acquired Collateral.

         Real estate mortgages and filings.    With respect to any fee interest in certain real property (individually and collectively, the "Premises") constituting Collateral on the Issue Date, or substitute Second Lien Collateral substituted in accordance with the provisions described under "—Substitution of Collateral" below:

  (1)
  With regard to any First Lien Collateral, the Company shall deliver to the Collateral Agent, as mortgagee or beneficiary, as applicable, fully executed counterparts of Mortgages, each dated as of the Issue Date in accordance with the requirements of the Indenture and/or the Collateral Documents, duly executed by the Company or its applicable Subsidiary, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith) as may be necessary to create a valid, perfected first-priority Lien (subject to Permitted Liens of the type described in clauses (b), (e) and (f) of the definition thereof and, in the case of clauses (b) and (e), in an amount not to exceed $400,000 in the aggregate) against the properties purported to be covered thereby, and an environmental indemnity relating to such properties that will be subordinated in right of payment to the same extent as the Note Guarantees;

  (2)
  With regard to any Second Lien Collateral, subject to the Intercreditor Agreement, the Company shall deliver to the Collateral Agent, as mortgagee or beneficiary, as applicable, fully executed counterparts of Mortgages, each dated as of the Issue Date or, if later, the date such property is pledged to secure Obligations under the Existing Credit Facilities, in accordance with the requirements of the Indenture and/or the Collateral Documents, duly executed by the Company or its applicable Subsidiary, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith) as may be necessary to create a valid, perfected second-priority Lien (subject to Permitted Collateral Liens) against the properties purported to be covered thereby, and an environmental indemnity relating to such properties that will be subordinated in right of payment to the same extent as the Note Guarantees; and

  (3)
  the Collateral Agent shall have received mortgagee's title insurance policies or date-down endorsements to the existing title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of itself and the Trustee, the holders of the Notes, in the form necessary, with respect to the property purported to be covered by such Mortgage, to insure that the interests created by the Mortgage constitute valid first-priority or second-priority Liens, as applicable, on such property free and clear of all Liens, defects and encumbrances (subject to Permitted Collateral Liens), including, to the extent available at a commercially reasonable premium, the endorsements equivalent to those delivered in connection with the Existing Credit Facilities and shall be accompanied by evidence of the payment in full of all premiums thereon.

  Foreclosure

        Upon the occurrence and during the continuance of an Event of Default, the Collateral Documents provide for (among other available remedies) the foreclosure upon and sale of the applicable Collateral by the Collateral Agent and the distribution of the net proceeds of any such sale to the holders of the Notes, subject to any prior Liens on the Collateral and the provisions of the Intercreditor Agreement. The Intercreditor Agreement imposes severe restrictions upon the ability of the Collateral Agent to pursue foreclosure on the Second Lien Collateral. See "—Intercreditor Agreement". In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full the Company's Obligations under the Notes.

  Certain Bankruptcy Limitations

        The ability of holders of the Notes to realize upon the Collateral will be subject to certain bankruptcy law limitations in the event of the bankruptcy of the Company. Under applicable federal bankruptcy laws, secured creditors are prohibited by the automatic stay from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally afford the debtor continued protection under the automatic stay with respect to collateral even though the debtor is in default under the applicable debt instruments if the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to the circumstances, but is intended in general to protect the value of the secured creditor's interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security, for any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether payments under the Notes would be made following commencement of and during a bankruptcy case, whether or when the Trustee under the Indenture could foreclose upon or sell the collateral or whether or to what extent holders of Notes would be compensated for any delay in payment or loss of value of the Collateral through the provision of "adequate protection."

  Substitution of Collateral

        The Company may from time to time provide substitute Real Estate collateral (the "Substituted Property") for any Collateral constituting Second Lien Collateral, or only in the circumstances described in the next succeeding paragraph, for any Collateral constituting First Lien Collateral; provided that, except as described below, for each such substitution of Second Lien Collateral (a "Property Substitution"), the requirements under Credit Facilities and the Intercreditor Agreement are satisfied with respect to such Property Substitution and the applicable Substituted Property, including that, in the event of such substitution, the Notes are secured by a Lien on any such substitute collateral that is subordinate only to (x) any Lien securing Designated Senior Debt and (y) Permitted Liens described in clause (f) of the definition of "Permitted Liens" or arising by operation of law, and the following conditions are satisfied with respect to such Property Substitution and the applicable Substituted Property:

  (1)
  no Default or Event of Default has occurred and is continuing both before and after giving effect to such Property Substitution;

  (2)
  the applicable Substituted Property is free and clear of all Liens other than Permitted Collateral Liens;

  (3)
  Trustee shall have received an appraisal for the applicable Substituted Property (the "Substituted Property Appraisal"), dated no more than six (6) months prior to the date of such Property Substitution;

  (4)
  the appraised value of the applicable Substituted Property, as set forth in the Substituted Property Appraisal shall be equal to or greater than the value of the portion of the Collateral being replaced (the "Replaced Property");

  (5)
  the Trustee and the Collateral Agent shall have received each of the following:

  (i)
  a fully executed Mortgage of applicable priority (the "Substituted Property Mortgage") with respect to each parcel of the Substituted Property, in substantially the form of the Collateral Documents delivered on or prior to the Issue Date, with such modifications thereto as shall be reasonably required with respect to the local jurisdictions in which the Substituted Property is located;

  (ii)
  an ALTA extended coverage title policy or policies, in customary form and substance and in customary amounts and with customary endorsements, with respect to each Substituted Property Mortgage;

  (iii)
  duly executed and filed UCC-3 Termination Statements or such other instruments or evidence as shall be necessary to terminate and satisfy all Liens, if any, on the Substituted Property;

  (iv)
  an Opinion of Counsel in a form, scope and substance reasonably acceptable to the Collateral Agent to the effect that the Property Substitution is in compliance with the Indenture; and

  (v)
  an Officers' Certificate in a form, scope and substance reasonably acceptable to the Collateral Agent to the effect that all conditions to such Property Substitution are satisfied; and

  (6)
  Company shall have paid all reasonable costs related to such Property Substitution, including, but not limited to, reasonable attorney's fees or fees related to appraisers, consultants and the Collateral Agent, filing fees and the cost of ALTA extended coverage title policies for the Substituted Property required above, in connection with any request for Property Substitution, and as a condition to such substitution, the Company shall have provided evidence to the

    Trustee and the Collateral Agent that the Company has paid, or made arrangement for the payment of, all such costs which became due and payable prior to or concurrently with such Property Substitution.

        The Indenture will provide that, if after the Issue Date, the results of one or more surveys cause the appraisals obtained prior to the Issue Date to be revised so that the aggregate appraised value of the First Lien Collateral is less than $19.25 million, the Company shall provide additional First Lien Collateral (including by way of substitution) so that the aggregate appraised value of the First Lien Collateral is between $19.25 million and $20.0 million (plus, if it is necessary to pledge a pool of assets whose aggregate value is greater than $20.0 million in order to generate a pool of assets whose aggregate value is at least $19.25 million, such additional amount as permitted pursuant to the Existing Credit Facilities). Any such substitution of First Lien Collateral will be subject to satisfaction of the conditions precedent described in paragraphs (1) - (6) above for a substitution of Second Lien Collateral, as well as the following requirements:

  (a)
  the aggregate value of Permitted Collateral Liens, of the type described in clauses (b) and (e) of the definition of "Permitted Liens", on First Lien Collateral cannot exceed $400,000, and there shall be no Permitted Liens other than those described in clauses (b), (e) and (f) of the definition of "Permitted Liens"; and

  (b)
  the Company shall not have any Liens of the type described in clause (e) of the definition of "Permitted Liens" on First Lien Collateral unless any such Lien has been fully bonded and is being actively contested in good faith by the Company.

        Notwithstanding the foregoing, with respect to the Second Lien Collateral only, each requirement set forth above shall be deemed to be acceptable to the Trustee and the Collateral Agent to the extent that the documentation relating to each such requirement is substantially in the form delivered to the Representative for, or the required holders of, the Designated Senior Debt in respect of such substitution of Second Lien Collateral, as certified in an Officers' Certificate delivered by the Company to the Collateral Agent five Business Days prior to the proposed date of substitution of Substituted Property.

        Upon a substitution of Substituted Property, all Liens on the Replaced Property in favor of the Collateral Agent for the benefit of the Trustee and the holders of the Notes shall be released and the Collateral Agent and the Trustee shall execute such documents and take such further action as reasonably requested in writing, by the Company, in furtherance of the substitution. For the avoidance of doubt, following the substitution of any Replaced Property with any Substituted Property in accordance with this Section, such Replaced Property shall no longer constitute Collateral for any purpose under the Indenture and the Collateral Documents.

  Release

  Release of Liens on First Lien Collateral and Second Lien Collateral

        The Indenture, the Collateral Documents and the Intercreditor Agreement provide that the Liens on the Collateral securing the Notes will, upon compliance with the conditions that the Company satisfies certain conditions set forth in the Indenture and delivers to the Trustee all documents required by the Trust Indenture Act, automatically and without the need for further action by any Person (except as set forth below), so long as such release is in compliance with the Trust Indenture Act, be released:

  (1)
  in whole, upon payment in full of the principal of, and accrued and unpaid interest, if any, on the Notes;

  (2)
  in whole, upon satisfaction and discharge of the Indenture as set forth below under "—Satisfaction and Discharge;"

  (3)
  in whole, upon a legal or covenant defeasance as set forth under "—Legal Defeasance and Covenant Defeasance," below;

  (4)
  in whole or in part, as to any asset constituting Collateral in accordance with, and as expressly provided for under, the Indenture, including upon an Asset Sale as described under "—Repurchase at Option of Holders—Limitation on Asset Sales," the Collateral Documents or the Intercreditor Agreement; and

  (5)
  with the consent of holders of a majority in aggregate principal amount of the Notes (or, in the case of a release of all or substantially all Collateral, each holder of the Notes affected thereby).

  Release of Liens on Second Lien Collateral

        The Intercreditor Agreement and the Indenture, collectively, will provide that the Liens on the Second Lien Collateral will be released:

  (1)
  in whole, upon (a) payment in full of all outstanding Obligations under the Existing Credit Facilities and the Notes then outstanding, due and payable at the time such Obligations are paid in full and (b) termination or expiration of all commitments to extend credit under all the Existing Credit Facilities and the cancellation or termination or cash collateralization of all outstanding letters of credit issued pursuant to the Existing Credit Facilities;

  (2)
  as to any Second Lien Collateral (x) that is sold, transferred or otherwise disposed of by the Company or a Guarantor to a Person that is not (either before or after such sale, transfer or disposition) the Company or another Guarantor in a transaction or other circumstance that is permitted by the terms of the Existing Credit Facilities or is otherwise consented to by the required lenders thereunder; provided, that the proceeds of such sale, transfer or other disposition are thereafter applied in accordance with the covenant described under "—Repurchase at the Option of Holders—Limitation on Asset Sales;" or (y) that is released, substituted or replaced by the Company or a Guarantor in connection with a substitution of Collateral in accordance with the provisions of the Existing Credit Facilities; provided, that in the case of a release under such circumstances, the Notes are secured by a Lien on such replacement or substitute collateral that is subordinate only to (i) any Lien securing Obligations under the Existing Credit Facility, and (ii) other Permitted Collateral Liens;

  (3)
  as to a release of less than all or substantially all of the Second Lien Collateral, if consent to the release of all Liens in favor of the holders of Debt under the Existing Credit Facilities on such Second Lien Collateral has been given by the required lenders thereunder (as defined under the Existing Credit Facilities) (other than in connection with a repayment in full of all Obligations under the Existing Credit Facilities); and

  (4)
  as to a release of all or substantially all of the Second Lien Collateral, if (a) consent to the release of that Second Lien Collateral has been given by the requisite percentage or number of holders of Obligations outstanding under the Existing Credit Facilities and the Notes and (b) the Company has delivered an Officers' Certificate to the Collateral Agent and the collateral agent under the Existing Credit Facilities certifying that all such necessary consents have been obtained.

        To the extent required by the Indenture, the Company will furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral:

    (a)
    an Officers' Certificate and such other documentation as required under the Indenture; and

    (b)
    all documents required by the Indenture, the Collateral Documents and the Intercreditor Agreement.

        Upon compliance by the Company with the conditions precedent set forth above, the Trustee or the Collateral Agent shall promptly cause to be released and reconveyed to the Company, or its applicable Subsidiary, as the case may be, the released Collateral.

        To the extent applicable, the Company will comply with Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution therefor of any property to be pledged as Collateral for the Notes. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an officer of the Company except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary herein, the Company and its Subsidiaries will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based upon an Opinion of Counsel (which may be given by internal counsel), that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including "no action" letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral. Without limiting the generality of the foregoing, certain "no-action" letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the issuer's business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. In addition, under interpretations provided by the SEC, to the extent that a release of a Lien is made without the need for consent by the holders or the Trustee, the provisions of Section 314(d) may be inapplicable to the release.

Optional Redemption

        The Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to the applicable redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).

  Selection and Notice

        If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis (among the Notes issued on the Issue Date and any PIK Notes and Additional Notes issued under the Indenture after the Issue Date, if any, as one class), by lot or by such method as the Trustee shall deem appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. If the redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date. On and after the redemption date, unless the

Company defaults in payment of the redemption price, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

        Except as set forth below under "—Repurchase at the Option of Holders" the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

  Change of Control

        The Indenture will provide that upon the occurrence of a Change of Control, unless all Notes have been called for redemption pursuant to the provisions described above under "—Optional Redemption," each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes pursuant to an offer on the terms set forth in the Indenture (the "Change of Control Offer"). In the Change of Control Offer, the Company shall offer a payment in cash equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase (the "Change of Control Payment"), subject to the rights of holders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, unless notice of redemption of all Notes has then been given pursuant to the provisions described under "—Optional Redemption" above, the Company shall mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of any Notes as a result of a Change of Control. To the extent that the provisions of any applicable securities laws or regulations conflict with provisions of this covenant, the Company shall comply with such securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

        On the Change of Control Payment Date, the Company shall, to the extent lawful:

    (1)
    accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

    (2)
    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

    (3)
    deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

        The Paying Agent shall promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered, if any; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. For the purposes of the preceding sentence, it shall be sufficient for the Company to publish the results of the Change of Control on its website.

        The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could materially increase the amount of Debt outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

        The Existing Credit Facilities prohibit the Company from purchasing any Notes, and also provide that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements to which the Company becomes a party or that may be entered into by Subsidiaries of the Company may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to purchase Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Existing Credit Facilities or any such future credit or other agreement.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes and consummates a Change of Control Offer in a manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer.

  Limitation on Asset Sales

        The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless:

  (1)
  the Company or the applicable Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets that are sold or otherwise disposed of, as determined in good faith by the Company's Board of Directors;

  (2)
  at least 75% of the consideration received by the Company or the applicable Subsidiary from the Asset Sale is in the form of cash or Cash Equivalents, and is received at the time of the Asset Sale. For the purposes of this provision, the amount of any liabilities shown on the most recent applicable balance sheet of the Company or the applicable Subsidiary, other than contingent liabilities or liabilities that are by their terms subordinated to the Notes or any Note Guarantee, as applicable, that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption agreement that releases the Company or the applicable Subsidiary from further liability, will be deemed to be cash for purposes of this provision;

  (3)
  if such Asset Sale involves Collateral, it complies with the applicable provisions of the Indenture, the Collateral Documents and, if applicable, the Intercreditor Agreement; and

  (4)
  if such Asset Sale involves the disposition of First Lien Collateral, 100% of the Net Proceeds therefor shall be received in the form of cash and Cash Equivalents and shall be paid from the purchaser of such First Lien Collateral directly to the Collateral Agent for deposit into the

    Collateral Account and applied to make an Asset Sale Offer in accordance with this "—Limitation on Asset Sales" covenant.

        Upon the consummation of an Asset Sale, the Company will apply, or cause the applicable Subsidiary to apply, an amount equal to the Net Proceeds relating to the Asset Sale:

  (1)
  within 30 days of having received the Net Proceeds in the case of Net Proceeds from an Asset Sale to the extent involving First Lien Collateral, to make an Asset Sale Offer in accordance with this "Limitation on Asset Sales" covenant;

  (2)
  within 30 days of having received the Net Proceeds in the case of Net Proceeds from an Asset Sale to the extent involving Second Lien Collateral:

  (A)
  to repay Debt to the extent outstanding and otherwise apply such Net Proceeds as permitted under Credit Facilities (and, absent a Default or an Event of Default, with respect to any remaining Net Proceeds, the Company and the Subsidiaries may use such remaining Net Proceeds for any purpose not otherwise prohibited by the Indenture);

  (B)
  to make a Property Substitution, provided that the requirements under Credit Facilities, the Indenture, the Collateral Documents and, if applicable, the Intercreditor Agreement are satisfied with respect to such Property Substitution and the applicable Substituted Property; or

  (C)
  from and after the date upon which the Designated Senior Debt shall have been discharged or is repaid in full in cash and all commitments thereunder have been terminated, to make an Asset Sale Offer in accordance with this "Limitation on Asset Sales" covenant; and

  (3)
  within 120 days of having received the Net Proceeds in the case of Net Proceeds from an Asset Sale to the extent not involving Collateral:

  (A)
  to repay Debt to the extent outstanding and otherwise apply such Net Proceeds as permitted under Credit Facilities (and, absent a Default or an Event of Default, with respect to any remaining Net Proceeds, the Company and the Subsidiaries may use such remaining Net Proceeds for any purpose not otherwise prohibited by the Indenture);

  (B)
  to make expenditures or to acquire properties or assets that will be used by, or will be useful to, the Company or any Guarantor in a Permitted Business; or

  (C)
  from and after the date upon which the Designated Senior Debt shall have been discharged or is repaid in full in cash and all commitments thereunder have been terminated, to make an Asset Sale Offer in accordance with this "Limitation on Asset Sales" covenant.

        On the 30th day after an Asset Sale in the case of Clauses (1) or (2) above or the 121st day after an Asset Sale in the case of clause (3) above, or any earlier date, if any, on which the Board of Directors of the Company or of the applicable Subsidiary determines not to apply the Net Proceeds of the Asset Sale in accordance with the preceding paragraph (other than to make an Asset Sale Offer), when the aggregate amount of Net Proceeds of such Asset Sale then requiring an Asset Sale Offer as set forth above and not otherwise applied in accordance with the preceding paragraph (together with the Net Proceeds of prior Asset Sales then requiring an Asset Sale Offer as set forth above and not otherwise applied in accordance with the preceding paragraph but for which an Asset Sale Offer was not yet required by this sentence) exceeds $2.5 million, the Company will within 30 days thereof make an offer to all holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of such Net Proceeds of the Asset Sale at an offer price in cash in an amount equal to 100% of their principal amount plus accrued and unpaid interest to the date of purchase subject to the right of holders of record on a record date to receive interest on the relevant interest payment date in accordance with the procedures set forth herein. For the avoidance of doubt, until the date upon which the Designated Senior Debt shall have been discharged or is repaid in full in cash and all commitments thereunder have been terminated, no Asset Sale Offer shall be required to be made in connection with the Net Proceeds of any Asset Sales other than Asset Sales of First Lien Collateral.

        If any Net Proceeds of the Asset Sale remain after completion of an Asset Sale Offer, the Company and the Subsidiaries may use any remaining Net Proceeds of the Asset Sale for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the pro rata portion of such Net Proceeds of the Asset Sale to be used to purchase Notes, the Trustee shall select the Notes to be purchased in accordance with the applicable procedures of the Trustee and the applicable depository. Any Net Proceeds received from a sale of Collateral constitute Collateral under the Collateral Documents.

        Pending the use of any Net Proceeds as set forth above, Net Proceeds of First Lien Collateral shall be deposited in the Collateral Account, and the Company and its Subsidiaries shall be permitted to apply Net Proceeds to the extent not involving First Lien Collateral to prepay any revolving loans under any Designated Senior Debt.

        The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Asset Sale Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with such securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue thereof.

  Events of Loss

        The Indenture will provide that in the event of an Event of Loss, the Company or the applicable Subsidiary will apply the Net Loss Proceeds from such Event of Loss:

  (1)
  to the rebuilding, repair, replacement or construction of improvements to the affected property (the "Subject Property"); provided, however, that the Company delivers to the Trustee within 90 days of such Event of Loss: (i) a written opinion from a reputable contractor that the Subject Property can be rebuilt, repaired, replaced or constructed in, and operated in, substantially the same condition as it existed prior to the Event of Loss within 360 days of the Event of Loss; and (2) an Officers' Certificate certifying that the Company or such Subsidiary has available from Net Loss Proceeds and/or other sources funds sufficient to complete such building, repair, replacement or construction;

  (2)
  in the case of Net Loss Proceeds to the extent not involving First Lien Collateral, to repay Debt or otherwise apply such Net Proceeds as permitted under Credit Facilities;

  (3)
  to make expenditures or to acquire properties or assets that will be used or useful in a Permitted Business provided that the properties or assets so acquired shall become First Lien Collateral or Second Lien Collateral, as applicable; or

  (4)
  in the case of Net Loss Proceeds to extent involving First Lien Collateral, the Net Loss Proceeds shall be paid directly to the Collateral Agent for deposit in the Collateral Account and applied to make an Event of Loss Offer in accordance with this "—Events of Loss" covenant.

        On the 91st day after an Event of Loss relating to First Lien Collateral or any earlier date, if any, on which the Board of Directors of the Company or of the applicable Subsidiary determines not to apply the Net Loss Proceeds in accordance with clauses (1) or (3) in the preceding paragraph, when the aggregate amount of Net Loss Proceeds then requiring an Event of Loss Offer set forth above and not otherwise applied in accordance with the preceding paragraph (together with the Net Loss Proceeds of prior Events of Loss then requiring an Event of Loss Offer set forth above and not otherwise applied in accordance with the preceding paragraph but for which an Event of Loss Offer was not yet required by this sentence) exceeds $2.5 million, the Company will within 30 days thereof make an offer to all holders of Notes (an "Event of Loss Offer") to purchase the maximum principal amount of Notes that may be purchased out of such Loss Proceeds at an offer price in cash in an amount equal to 100% of their principal amount plus accrued and unpaid interest to the date of purchase subject to the right of holders of record on a record date to receive interest on the relevant interest payment date in accordance with the procedures set forth herein. For the avoidance of doubt, no Event of Loss Offer shall be required to be made in connection with the Net Loss Proceeds of any assets other than First Lien Collateral.

        With respect to any Event of Loss pursuant to clause (iv) of the definition of "Event of Loss" that has a fair market value (or replacement cost, if greater) in excess of $1.0 million, the Company shall, or shall cause the applicable Subsidiary, as applicable, to use reasonable best efforts to receive consideration (i) at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets subject to the Event of Loss and (ii) at least 85% of which is in the form of cash or Cash Equivalents.

        If any Loss Proceeds remain after completion of an Event of Loss Offer, the Company and the Subsidiaries may use any remaining Loss Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the pro rata portion of such Loss Proceeds to be used to purchase Notes, the Trustee shall select the Notes to be purchased in accordance with the applicable procedures of the Trustee and the applicable depository.

        Pending the use of any Net Loss Proceeds as set forth above, the Company and its Subsidiaries shall be permitted to apply Net Loss Proceeds to the extent not involving First Lien Collateral to prepay any revolving loans under any Designated Senior Debt and Net Loss Proceeds of First Lien Collateral shall be deposited in the Collateral Account.

        The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Event of Loss Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with such securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Certain Covenants

        The Indenture will contain the covenants described below:

  Payment of Notes

        The Company will promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in the Indenture. Principal and interest will be considered paid on the date due if on such date the Trustee or the Paying Agent holds by 10:00 a.m., New York City time, in accordance with the Indenture available funds sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the holders on that date pursuant to the terms of the Indenture.

        The Company will pay interest on overdue principal at the rate and in the manner specified therefor in the Notes, and it will pay interest on overdue installments of interest at the same rate to the extent lawful.

  Restricted Payments

        The Company will not, and will not permit any of its Subsidiaries:

  (1)
  directly or indirectly declare or make, or incur any liability to make, any Distribution, except (A) Distributions to the Company by any of its Subsidiaries, or Distributions by any Subsidiary of the Company to the Company or another Subsidiary of the Company which is its parent or other equity holder; (B) subject to the subordination provisions contained in the 1998 Subordinated Debentures and the 2003 Subordinated Debentures, the Company may make regularly scheduled interest payments (including additional amounts in respect of the 2003 Subordinated Debentures and any common stock of the Company issued upon conversion thereof) in respect of the 2003 Subordinated Debentures and up to $25,000 of mandatory prepayments in respect of fractional shares in respect of the 1998 Subordinated Debentures and the 2003 Subordinated Debentures; or (C) on or before December 16, 2008, the Company may redeem, prepay, repurchase or otherwise acquire the 2003 Subordinated Debentures (and pay accrued interest and the contemplated fees thereon) in exchange for Notes (including Additional Notes), or from cash proceeds applied from the sale of up to $5.0 million in aggregate principal amount of Notes (including Additional Notes).

  (2)
  make any Restricted Investment (other than Hedge Agreements with any holder of Debt under Credit Facilities), except that (i) the Company or any Guarantor may make contributions, loans or advances to the Company or any Guarantor; (ii) any Excluded Subsidiary may make contributions, loans or advances to any other Excluded Subsidiary; (iii) the Company may make capital contributions, loans or advances to Gibraltar Insurance Company, provided that the aggregate amount of all such capital contributions, loans and advances does not exceed $15,000,000 in the aggregate.

        Historically, payments to Gibraltar Insurance Company have been premium payments for product liability and excess workers' compensation self-insurance coverage. Barring unforeseen circumstances, there is no expectation that any payments to Gibraltar Insurance Company in the form of capital contributions, loan payments or advances will be required in the foreseeable future.

        The amount of all Distributions or Restricted Investments (other than cash) will be the fair market value on the date of such Distribution or Restricted Investment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to such Distribution or Restricted Investment. The fair market value of any non-cash Distribution or Restricted Investment will be determined in good faith by the Board of Directors of the Company. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any direct or indirect Guarantor such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Capital Stock of such Guarantor, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Guarantor not sold or disposed of.

  Incurrence of Debt and Issuance of Preferred Stock

        The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Debt and the Company will not permit any of its Subsidiaries to issue any shares of Preferred Stock.

        The aforementioned restriction on the incurrence of Debt shall not apply to any of the following:

  (1)
  the incurrence by the Company or any of its Subsidiaries of Debt (with Debt under letters of credit (including any extended or renewed letters of credit) deemed incurred on the initial issue date thereof) under Credit Facilities (including Guarantees of such Debt by the Company or any of its Subsidiaries); provided that the aggregate principal amount of such Debt outstanding as of the date of such incurrence pursuant to this clause (1) without duplication (with letters of credit being deemed to have a principal amount equal to the undrawn face amount thereof), does not exceed an amount equal to the lesser of (x) (i) $160.0 million less (ii) the aggregate amount of all Net Proceeds from Asset Sales applied in accordance with Clause (2)(A) of the second paragraph under "—Repurchase at the Option of Holders—Limitation on Asset Sales," and (y) (i) the amount of the Borrowing Base calculated on such date plus (ii) $7.5 million;

  (2)
  Debt represented by the Notes issued on the Issue Date and the Note Guarantees (and PIK Notes or the accretion of any interest thereon);

  (3)
  Debt represented by Additional Notes (and PIK Notes or the accretion of any interest thereon), so long as the Company issues such Additional Notes on or prior to December 16, 2008 for the purpose of retiring or providing cash proceeds to be applied to retire 2003 Subordinated Debentures at a price not exceeding $1,000 in principal amount of 2003 Subordinated Debentures for each $1,030 in principal amount of Additional Notes issued;

  (4)
  Debt (other than Debt described in any other clause of this paragraph) existing on the Issue Date and set forth on Schedule A to the Indenture;

  (5)
  Capital Leases other than Capital Leases of Real Estate provided that:

  (i)
  Liens securing the same attach only to the assets acquired by the incurrence of such Debt and proceeds thereof, and

  (ii)
  the aggregate amount of such Debt (including any such Capital Leases outstanding on the Issue Date) does not exceed $5,000,000 outstanding at any time;

  (6)
  the incurrence of Debt evidencing a refunding, renewal, refinancing, replacement, defeasance or extension of the Debt under clauses (2), (3) or (4); provided that:

  (i)
  the principal amount thereof is not increased,

  (ii)
  the Liens, if any, securing such refunded, renewed or extended Debt do not attach to any assets in addition to those assets, if any, securing the Debt to be refunded, renewed, refinanced, replaced, defeased or extended or are otherwise permitted by this Agreement to secure the Debt to be refunded, renewed or extended,

  (iii)
  no Person that is not an obligor or guarantor of such Debt as of the date of issuance thereof will become an obligor or guarantor thereof except to the extent such Person would be permitted by the Indenture to be such an obligor or guarantor,

  (iv)
  the terms of such refunding, renewal, refinancing, replacement, defeasance or extension are no less favorable in any material respect to the Company and its Subsidiaries than the original Debt;

  (v)
  if the Debt being refunded, renewed, refinanced or replaced was subordinated to the Notes, such refinancing Debt is subordinated to the Notes to at least the same extent; and

  (vi)
  the Debt evidencing a refunding, renewal, refinancing, replacement or defeasance or extension is scheduled to mature either (a) no earlier than the Debt being refunded,

      refinanced, replaced, defeased or extended or (b) at least 91 days after the maturity date of the Notes.

  (7)
  the incurrence by the Company or any of its Subsidiaries of intercompany Debt owed or issued to and held by the Company and any of its Subsidiaries;

  (8)
  the incurrence of any Guarantee by the Company or any Subsidiary of Debt of the Company or a Subsidiary that was permitted to be incurred by another provision of this covenant and any Debt arising upon such contingent obligations becoming absolute and matured;

  (9)
  the incurrence by the Company or any of its Subsidiaries of Debt under Hedging Agreements or Bank Products; provided that (i) such Debt, when taken together with the amount of all other such Debt incurred pursuant to this clause (9) and then outstanding, does not exceed $20.0 million in the aggregate and (ii) such Debt under Hedging Agreements, when taken together with the amount of all other such Debt incurred pursuant to this clause (9) under Hedging Agreements and then outstanding, does not exceed $5.0 million;

  (10)
  Debt arising from rights of indemnity or contribution with respect to payments under Credit Facilities, the Indenture or documents related thereto;

  (11)
  Debt of the Company the proceeds of which are applied solely for the purpose of paying benefits to employees or former employees who are participants in non-qualified benefit plans of the Company and its Subsidiaries which are supported by the COLI Policies, provided that such Debt is secured solely by Liens which attach only to the COLI Policies;

  (12)
  letters of credit, surety, performance or appeal bonds, completion guarantees or similar instruments issued in the ordinary course of business of the Company and its Subsidiaries in connection with the supply, directly or indirectly, of modular housing or other products to the United States government and related agencies and instrumentalities thereof;

  (13)
  the incurrence by the Company and its Subsidiaries of:

  (i)
  Capital Leases of Equipment or Real Estate entered into in connection with Sale and Leaseback Transactions; provided that Liens securing the same attach only to the Equipment or Real Estate subject to the applicable Capital Lease;

  (ii)
  mortgage Debt of the Company or any Guarantor; provided that such mortgage Debt is secured solely by Liens which attach only to property that does not constitute Collateral; and

  (iii)
  other Debt other than Debt under Credit Facilities (including any such Debt Guaranteed by the Company or any of its Subsidiaries);

    in an aggregate principal amount, including all Debt incurred to refund, defease, renew, refinance or replace any Debt incurred pursuant to this clause (13), not to exceed $11.25 million at any time outstanding;

  (14)
  Debt that constitutes Debt solely under clause (b) of the definition thereof so long as the same remains secured by a Lien permitted under clause (d) or clause (e) of the definition of "Permitted Liens;" and

  (15)
  Debt secured by Liens on life insurance policies listed on a schedule to the Indenture in an aggregate amount not to exceed the cash surrender value of such life insurance policies, to the extent such loans are permitted by the Existing Credit Facilities; provided that such Debt shall be recourse only to such life insurance policies and the cash surrender value thereof; for the avoidance of doubt, such Debt shall be without recourse to the Company or any of its Subsidiaries or Affiliates.

        For purposes of determining compliance with any U.S. dollar-denominated restrictions on the incurrence of Debt, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was incurred, in the case of term Debt, or first committed, in the case of revolving credit Debt; provided that if such Debt is incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced. Notwithstanding any other provision in this covenant, the maximum amount of Debt that the Company or any Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded as a result of fluctuations in the exchange rates of currencies. The principal amount of any Debt incurred to refinance other Debt, if incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Debt is denominated that is in effect on the date of such refinancing. For purposes of determining compliance with this covenant:

  (1)
  the outstanding principal amount of any particular Debt shall be counted only once such that (without limitation) any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Debt shall be disregarded; and

  (2)
  accrual of interest or dividends (including the issuance of "pay in kind" securities or similar instruments in respect of such accrued interest or dividends), the accretion of accreted value or liquidation preference and the extension of maturity will not be deemed to be an incurrence of Debt or issuance of Preferred Stock.

  Transactions with Affiliates

        The Company shall not, and shall not permit any of its Subsidiaries to sell, transfer, distribute, or pay any money or property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), to any Affiliate, or lend or advance money or property to any Affiliate, or except as otherwise permitted in the Indenture invest in (by capital contribution or otherwise) or purchase or repurchase any Capital Stock or indebtedness, or any property, of any Affiliate, or except as otherwise permitted in the Indenture, become liable on any Guarantee of the indebtedness, dividends, or other obligations of any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

  (1)
  such Affiliate Transaction is on terms that, taken as a whole, are not materially less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable arms-length at the time of such transaction by the Company or such Subsidiary with an unrelated Person; and

  (2)
  the Company delivers to the Trustee:

  (i)
  with respect to any Affiliate Transaction entered into after the Issue Date involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by the Board of Directors; and

  (ii)
  with respect to any Affiliate Transaction involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking, appraisal or accounting firm of national standing.

        Notwithstanding the foregoing, none of the following shall be prohibited by this covenant (or be deemed to be Affiliate Transactions):

  (1)
  any employment agreements, non-competition agreements, stock purchase or option agreements, collective bargaining agreements, employee benefit plans or arrangements (including vacation plans, health and life insurance plans, deferred compensation plans, stock loan programs, long term incentive plans, directors' and officers' indemnification agreements and retirement, savings or similar plans), related trust agreements or any similar arrangements, in each case in respect of employees, officers or directors and entered into in the ordinary course of business, any payments or other transactions contemplated by any of the foregoing and any other payments of compensation to employees, officers or directors in the ordinary course of business;

  (2)
  transactions between or among (i) the Company and/or the Guarantors, (ii) while no Event of Default has occurred and is continuing, the Company and/or the Guarantors with one or more of the Subsidiaries of the Company that are not Guarantors or any other Affiliate in the ordinary course of business consistent with past practices or (iii) the Company and/or one or more of its Subsidiaries and any joint venture; provided in the case of clause (iii), no Affiliate of the Company (other than a Subsidiary) owns any of the Capital Stock of any such joint venture, provided that in the case of transactions with Affiliates other than Excluded Subsidiaries, in amounts and upon terms that have been provided to the Trustee and are no less favorable to the Company and the Guarantors than would be obtained in a comparable arms-length transaction with a third party that is not an Affiliate;

  (3)
  Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture;"

  (4)
  the issuance of Capital Stock (other than Disqualified Stock) of or capital contribution to the Company to the extent permitted by the Indenture;

  (5)
  any agreement as in effect on the Issue Date (including any tax sharing agreements) or any amendment thereto (so long as any such amendment is not disadvantageous to the holders in any material respect); and

  (6)
  transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business, consistent with past practice, and otherwise in compliance with the terms of the Indenture which are fair to the Company or its Subsidiaries, or are on terms at least as favorable as might reasonably have been obtained at such time in a comparable arms-length transaction with a Person that is not an Affiliate, in each case in the reasonable determination of the Board of Directors of the Company or the senior management thereof.

  Limitation on Sale and Leaseback Transactions

        The Company will not, and will not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction unless:

  (i)
  the consideration received in such Sale and Leaseback Transaction is at least equal to the fair market value of the property sold, as determined by a board resolution of the Board of Directors of the Company or by an Officers' Certificate;

  (ii)
  prior to and after giving effect to the Attributable Debt in respect of such Sale and Leaseback Transaction, the Company and any such Subsidiary comply with the "—Incurrence of Debt and Preferred Stock" covenant contained herein; and

  (iii)
  at or after such time, the Company and any such Subsidiary comply with the "—Limitation on Asset Sales" covenant contained herein.

  Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

        The Company will not, and will not permit any of its Subsidiaries to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to:

  (1)
  (i) pay dividends or make any other distributions to the Company or any of its Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Debt owed to the Company or any of its Subsidiaries;

  (2)
  make loans or advances to the Company or any of its Subsidiaries; or

  (3)
  transfer any of its properties or assets to the Company or any of its Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions:

  (a)
  under contracts and other instruments in effect on the Issue Date, including the Existing Credit Facilities and other Debt in existence on the Issue Date and the related documentation;

  (b)
  under the Indenture, the Notes (including PIK Notes and Additional Notes), the Collateral Documents and the Intercreditor Agreement;

  (c)
  under any agreement or other instrument of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (but not incurred as consideration for, created in connection with or in contemplation of such acquisition), which encumbrance or restriction shall not extend to any assets or property of the Company or any of its Subsidiaries, other than assets or property so acquired;

  (d)
  existing under or by reason of purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired;

  (e)
  in the case of clause (3) above, (i) that restrict in a customary manner the subletting, assignment, or transfer of any property or asset that is subject to a lease, license or similar contract, (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Subsidiary not otherwise prohibited by the Indenture, (iii) contained in security agreements or mortgages securing Debt permitted under the Indenture to the extent such encumbrances or restrictions restrict the transfer of the property subject to such security agreements or mortgages or (iv) any Lien on property or assets of the Company or any Subsidiary not otherwise prohibited by the Indenture;

  (g)
  existing under or by reason of contracts for the sale of assets, including any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition;

  (h)
  on cash or other deposits or net worth imposed by leases, credit agreements, customer contracts or other agreements entered into in the ordinary course of business;

  (i)
  in customary form under joint venture agreements and other similar agreements relating to joint ventures that are not Guarantors and in any event entered into in the ordinary course of business;

  (j)
  any encumbrances or restrictions created with respect to Debt of Subsidiaries permitted to be incurred or issued subsequent to the Issue Date pursuant to the provisions of the covenant described under the caption "—Incurrence of Debt and Issuance of Preferred Stock;"

  (k)
  any encumbrances or restrictions required by any governmental, local or regulatory authority having jurisdiction over the Company or any of its Subsidiaries or any of their businesses; or

  (l)
  under any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (d) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as a whole, are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrances or restrictions than those contained in the Debt, contracts, instruments or obligations prior to the incurrence of such Debt or such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

  Liens

        The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume, or permit to exist any Lien on any property now owned or hereafter acquired by any of them, except Permitted Liens.

  Payment of Taxes

        The Company will, and will cause each of its Subsidiaries to, (a) pay, or provide for the payment, when due (subject to permitted extensions), of all material taxes, fees, assessments and other governmental charges against it or upon its property, income and franchises and make all required withholding and other tax deposits and establish adequate reserves for the payment of all such items; and (b) pay when due all Debt owed by it and all claims of materialmen, mechanics, carriers, warehousemen, landlords, processors and other like Persons, and all other indebtedness owed by it if failure to pay such Debt or such claims would otherwise result in an Event of Default and perform and discharge in a timely manner all other obligations undertaken by it; provided, however, neither the Company nor any of its Subsidiaries need pay any amount pursuant to clauses (a) or (b) above (i) the payment of which it is contesting in good faith by appropriate proceedings diligently pursued, and (ii) as to which the Company or its Subsidiary, as the case may be, has established proper reserves to the extent required under GAAP, or the nonpayment of which does not result in the imposition of a Lien (other than a Permitted Lien).

  Legal Existence and Good Standing

        The Company will, and will cause each Guarantor to, maintain its legal existence and its qualification and good standing in all jurisdictions in which the failure to maintain such existence or qualification or good standing would reasonably be expected to have a material adverse effect, except, in each case, as permitted otherwise under the Indenture.

  Permitted Businesses

        The Company will not and will not permit any of its Subsidiaries to, engage directly or indirectly, in any line of business other than Permitted Businesses, except to such extent as is not material to the Company and its Subsidiaries taken as a whole.

  Additional Note Guarantees

        If the Company or any of its Subsidiaries acquires or creates another Subsidiary (other than a Foreign Subsidiary of the Company) after the Issue Date that becomes a borrower or guarantor under Credit Facilities, or an existing Subsidiary that had not previously been a borrower or a guarantor under the Credit Facilities becomes a borrower or a guarantor thereunder, then such Subsidiary will become a Guarantor and execute a Note Guarantee in accordance with the provisions of the Indenture within 10 Business Days of the date on which it was acquired or created or became a guarantor or borrower under the Credit Facilities.

  Payments for Consent

        The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

  Impairment of Security Interest

        Subject to the rights of the holders of Permitted Collateral Liens, the Company shall not, and shall not permit any of its Subsidiaries to, take or omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the holders. The Company shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Collateral Documents in any way that would be adverse to the holders in any material respect, except as permitted under the Indenture or the Intercreditor Agreement.

  After-Acquired Property

        Upon the acquisition by the Company or any Subsidiary of any After-Acquired Property, the Company or such Subsidiary shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and Opinions of Counsel as shall be necessary to vest in the Collateral Agent a perfected first priority security interest in all First Lien After-Acquired Property and a perfected second priority security interest in all Second Lien After-Acquired Property and to have such After-Acquired Property added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

  SEC and Other Reports

        Whether or not required by the Securities and Exchange Commission, so long as any Notes are outstanding, the Company must furnish to the holders of Notes (which may be satisfied by posting on the Company's website or filing with the Securities and Exchange Commission), within the time periods specified in the SEC's rules and regulations including any extension periods available under such rules and regulations (and if not required by the Securities and Exchange Commission, excluding any requirements and time periods applicable to "accelerated filers" (as defined in Rule 12b-2 under the Exchange Act)), and make available to securities analysts and potential investors upon request and post on its website:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K prepared in accordance with GAAP if the Company were required to file such Forms, including a "Management's Discussion and

    Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

        The quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and the Guarantors separate from the financial condition and results of operations of the non-Guarantor Subsidiaries of the Company.

        In addition, the Company will, for so long as any Notes remain outstanding, at any time it is not required to file the reports required by the preceding paragraphs with the Securities and Exchange Commission, furnish to the Holders, upon their request, or any prospective purchaser designated by any such Holder, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit resales of Notes pursuant to Rule 144A under the Securities Act.

  Compliance Certificate

        The Company will deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officers' Certificate stating that in the course of the performance by the signers of their duties as officers of the Company they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do have such knowledge, the certificate shall describe the Default, its status and what action the Company is taking or proposes to take with respect thereto. The Company also shall comply with Section 314(a)(4) of the TIA.

        The Company shall deliver to the Trustee, as soon as possible and in any event within five days after any Senior Officer of the Company becomes aware of the occurrence of any Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default, an Officers' Certificate setting forth the details of such Event of Default or Default and the action which the Company proposes to take with respect thereto.

  Maintenance of Office or Agency

        The Company will maintain an office or agency where Securities may be presented or surrendered for payment, where Securities may be surrendered for registration of transfer, exchange, repurchase, redemption or conversion. The office of Deutsche Bank Trust Company Americas, Trust & Securities Services, 60 Wall Street, M5 NYC60-2710, New York, New York; Fax 732-578-4635 shall initially be such office or agency for all of the aforesaid purposes. The Company shall give prompt written notice to the Trustee of the location, and of any change in the location, of any such office or agency (other than a change in the location of the office of the Trustee).

        The Company may also from time to time designate one or more other offices or agencies where the Securities may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.

  Waiver of Usury Stay or Extension Laws

        Neither the Company nor any Guarantor (to the extent they may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of the Indenture; and the Company and each Guarantor (to the extent that they may lawfully do so) expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power granted in the Indenture to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

  Compliance with Laws

        The Company shall, and shall cause each of its Subsidiaries to, comply with all applicable statutes, rules, regulations and orders of the United States, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of their respective businesses and the ownership of their respective properties, except for such noncompliance as would not have a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries taken as a whole.

  Further Instruments and Acts

        Upon request of the Trustee, or as otherwise reasonably necessary, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of the Indenture.

  Recordings and Opinions

        The Company will furnish to the Collateral Agent and the Trustee (if the Trustee is not then the Collateral Agent), on or before the time when the Company is required to provide annual reports pursuant to "—SEC and Other Reports" with respect to the preceding fiscal year, an Opinion of Counsel:

  (1)
  stating substantially that, in the opinion of such counsel, such action has been taken with respect to the recordings, registrations, filings, re-recordings, re-registrations and re-filings of the Indenture, the Collateral Documents and all financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Lien of the Indenture or any Collateral Documents in the Collateral and reciting with respect to the security interests in such Collateral the details of such action or referencing to prior Opinions of Counsel in which such details are given; or

  (2)
  to the effect that, in the opinion of such counsel, no such action is necessary to maintain such Lien under the Indenture and the Collateral Documents;

and the Company will otherwise comply with the provisions of Section 314(b) of the Trust Indenture Act.

  Amendments to Existing Credit Facilities

        The Company shall not agree to any amendment, restatement or refinancing to or of the Existing Credit Facilities (or any other agreement with the lenders under the Existing Credit Facilities that has the effect of an amendment, restatement or refinancing) after the Ninth Amendment Effective Date to the extent that the effect thereof would be to increase any of the percentages or other amounts or limits specifically set forth in the definition of Borrowing Base (or introduce new categories of property as components of the Borrowing Base) in effect on the Ninth Amendment Effective Date other than the introduction of up to 100% of cash of the Company and any one or more of its Subsidiaries as a category in such Borrowing Base in an amount not to exceed the aggregate undrawn face amount of all outstanding letters of credit issued under the Existing Credit Facilities.

  Merger, Consolidation, or Sale of All or Substantially All Assets

        The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person.

        No Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person (other than another Guarantor) unless:

  (1)
  subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental Indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, the Collateral Documents applicable to such Guarantor, the Intercreditor Agreement and the Indenture; and

  (2)
  immediately after giving effect to such transaction, no Default exists.

        Notwithstanding the foregoing any Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another jurisdiction if the Guarantor or successor entity, as applicable, remains a Guarantor.

        With respect to each transaction described in the above paragraphs, the Company, such Guarantor or the relevant surviving entity, as applicable, will cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Collateral Documents on the Collateral pledged by such Person, together with such financing statements as may be required to perfect any security interests in such Collateral that may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant jurisdiction.

        In the event of (i) a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or (ii) the sale or other disposition of Capital Stock of any Guarantor if as a result of such disposition, such Person ceases to be a Subsidiary of the Company, then the Person acquiring such assets (in the case of clause (i)) or such Guarantor (in the case of clause (ii)) will be automatically released and relieved of any Obligations under its Note Guarantee; provided that such sale or other disposition is in compliance with the Indenture, including the covenant described under "—Repurchase at the Option of Holders—Asset Sales" (it being understood that only such portion of the Net Proceeds as is or is required to be applied on or before the date of such release in accordance with the terms of the Indenture needs to be so applied).

Events of Default and Remedies

        Each of the following constitutes an Event of Default under the Indenture:

  (1)
  default for 30 days in the payment when due of interest on the Notes;

  (2)
  default in payment when due of the principal of the Notes (whether at its Stated Maturity, upon repurchase, acceleration, optional redemption or otherwise);

  (3)
  failure by the Company to comply with the provisions described under "—Certain Covenants—Change of Control" or "—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets;"

  (4)
  failure by the Company for 60 days after receipt of notice given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes outstanding specifying such failure to comply with any of its other agreements in the Indenture, the Notes or the Collateral Documents;

  (5)
  failure by the Company or any Guarantor to deposit in a Collateral Account any Net Proceeds in respect of an Asset Sale or Net Loss Proceeds in respect of an Event of Loss, in each case, to the extent required to be so deposited under the Indenture, for a period of more than 10 days after the date such deposit was required to be made;

  (6)
  the failure by the Company or any Subsidiary that is a Significant Subsidiary to pay any Debt within any applicable grace period after final maturity or acceleration by the holders thereof because of a default if the total amount of such Debt unpaid or accelerated at the time exceeds $10.0 million;

  (7)
  any judgment or decree for the payment of money in excess of $10.0 million (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) is entered against the Company or any Subsidiary that is a Significant Subsidiary and is not discharged, waived or stayed and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed;

  (8)
  except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee;

  (9)
  the Liens created by the Collateral Documents shall at any time not constitute a valid and perfected Lien on the Collateral intended to be covered thereby other than in accordance with the terms of the relevant Collateral Document, the Intercreditor Agreement and the Indenture and other than the satisfaction in full of all obligations under the Indenture or the release or amendment of any such Lien in accordance with the terms of the Indenture, the Intercreditor Agreement or the Collateral Documents, or the Company or any Guarantor shall have repudiated or disaffirmed their obligations under the Collateral Documents or the determination in a judicial proceeding that the Collateral Documents are unenforceable or invalid against any of the Company or any Guarantor, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of the Indenture, the Intercreditor Agreement and the relevant Collateral Document, any of the Collateral Documents or the Intercreditor Agreement shall for whatever reason be terminated or cease to be in full force and effect, if in either case, such default continues for 30 days after notice, or the enforceability thereof shall be contested by the Company; and

  (10)
  certain events of bankruptcy or insolvency with respect to the Company, any Guarantor or any of the Company's Subsidiaries that is a Significant Subsidiary.

        If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Upon such a declaration, such amounts shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Guarantor that is a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice.

        The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Event of Default in the payment of interest on, or the principal of, the Notes. Nothing in the Indenture shall be read to prevent the cure of any Event of Default.

        In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled, and the Event of Default shall be considered waived, if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Subsidiary of the Company or waived by the holders of the relevant Debt within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all other existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal and interest, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

  (1)
  such holder has previously given the Trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in aggregate principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

  (3)
  such holders have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

  (4)
  the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  the holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.

        The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        Subject to the next sentence, if a Default occurs and is continuing under the Indenture and is known to the Trustee, the Trustee must mail to each holder of Notes notice of the Default. Except in the case of a Default in the payment of principal or interest, the Trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of holders of Notes.

        Subject to the provisions of the Intercreditor Agreement and Collateral Documents, the Trustee shall have the authority to direct the Collateral Agent to institute and to maintain such suits and proceedings as the Trustee may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or the Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the holders of the Notes in the Collateral (including suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interests or be prejudicial to the interests of the holders of the Notes).

        If any Event of Default occurs and is continuing, the Trustee may in its sole discretion exercise any remedies available to it pursuant to the Collateral Documents with respect to the First Lien Collateral, or, if so directed, shall exercise such remedies with respect to the First Lien Collateral as directed by the holders of at least a majority in principal amount of the then outstanding Notes.

        Pursuant to the terms of the Intercreditor Agreement, prior to the discharge of the first-priority Liens on Second Lien Collateral securing the Obligations under the Existing Credit Facilities, the agents under the Existing Credit Facilities will determine the time and method by which the mortgages or deeds of trust on the Second Lien Collateral will be enforced. In addition, the Trustee will not be permitted to enforce the mortgages or deeds of trust in the Second Lien Collateral or certain other rights related to the Notes even if an Event of Default has occurred and the Notes have been accelerated except in any insolvency or liquidation proceeding, as necessary to file a proof of claim or statement of interest with respect to the Notes or any Note Guarantee, and except in certain other limited situations. After the discharge of the first-priority Liens on the Second Lien Collateral securing the Existing Credit Facilities Obligations, the Collateral Agent, acting at the instruction of the holders of a majority in principal amount of the Notes, voting as one class, in accordance with the provisions of the Indenture and the Collateral Documents, will determine the time and method by which the mortgages or deeds of trust on the Collateral will be enforced and, if applicable, will distribute proceeds (after payment of the costs of enforcement and Collateral administration) of the Collateral received by it under the Collateral Documents for the ratable benefit of the holders of the Notes.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No past, present or future director, officer, employee, incorporator, agent or stockholder or Affiliate of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture, the Collateral Documents, the Intercreditor Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. No past, present or future director, officer, employee, incorporator, agent or stockholder or Affiliate of any of the Guarantors, as such, shall have any liability for any obligations of the Guarantors under the Note Guarantees, the Indenture, the Collateral Documents, the Intercreditor Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes and Note Guarantees by accepting a Note and a Note Guarantee waives and releases all such liabilities. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Satisfaction and Discharge

        Upon the request of the Company, the Indenture shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes and other surviving provisions, as expressly provided for in the Indenture) and the Trustee, at the written direction and expense of the Company, shall execute proper instruments provided to it acknowledging satisfaction and discharge of the Indenture, the Note Guarantees, the Collateral Documents and the Notes when:

  (1)
  either:

  (a)
  all the Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes that have been subject to defeasance as described under "—Legal Defeasance and Covenant Defeasance") have been delivered to the Trustee for cancellation; or

    (b)
    all Notes not theretofore delivered to the Trustee for cancellation:

    (i)
    have become due and payable;

    (ii)
    will become due and payable at maturity within one year; or

    (iii)
    are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee monies in the form of cash in Dollars in trust for the purpose in an amount sufficient to pay and discharge the entire Debt on such Notes not theretofore delivered to the Trustee for cancellation, for principal and interest on the Notes to the date of such deposit (in case of Notes that have become due and payable) or to the Stated Maturity or redemption date, as the case may be;

  (2)
  the Company has paid or caused to be paid all sums payable under the Indenture by the Company;

  (3)
  the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

  (4)
  the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

  (5)
  the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture, the Note Guarantees and the Notes have been complied with.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have all of its and any Guarantor's obligations discharged with respect to the Notes, any Note Guarantees, as the case may be, the Collateral Documents and the Intercreditor Agreement ("Legal Defeasance"), and cure all then existing Events of Default except for:

  (1)
  the rights of holders of outstanding Notes to receive payments in respect of the principal and interest when such payments are due from the trust referred to below;

  (2)
  the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes and the Note Guarantees. In the event Covenant Defeasance occurs, certain events (not including non-payment, and, solely with respect to the Company, bankruptcy and insolvency events) described under "—Events of Default" will no longer constitute an

Event of Default with respect to the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement. In addition, upon covenant defeasance, the applicable Note Guarantees of each Guarantor will be released.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Company or the Guarantors must irrevocably deposit with the Trustee (or other qualifying trustee, collectively for this purpose, the term "Trustee" shall include any such qualifying trustee), in trust, for the benefit of the holders of the Notes cash in U.S. dollars, Government Notes, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment banking firm, appraisal firm or firm of independent public accountants, to pay the principal of and interest on the Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company and the Guarantors must specify whether the Notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, the Company or the Guarantors shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions:

  (a)
  the Company and the Guarantors have received from, or there has been published by, the Internal Revenue Service a ruling; or

  (b)
  since the Issue Date, there has been a change in the applicable federal income tax law,

    and, in either case, to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) shall have occurred and be continuing on the date of such deposit;

  (5)
  such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Notes are in default within the meaning of the Trust Indenture Act);

  (6)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

  (7)
  the Company or the Guarantors must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company or the Guarantors, as applicable, with the intent of defeating, hindering, delaying or defrauding creditors of the Company or the Guarantors, as applicable, or others; and

  (8)
  the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

        A holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any Note selected for redemption or repurchase. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption or purchase, as the case may be of Notes to be redeemed or before any repurchase offer.

        The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

        Notwithstanding the foregoing, without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

  (1)
  reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any Note or change the dates (to earlier dates) of, redemption of any Note (other than dates under the provisions described under "—Repurchase at the Option of Holders—Asset Sales");

  (3)
  reduce the rate of or change the time for payment of interest on any Note;

  (4)
  waive a Default in the payment of principal of or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes then outstanding and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any Note payable in money other than that stated in the Notes;

  (6)
  impair the rights of holders of Notes to receive payments of principal of or interest on the Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to any Notes;

  (7)
  make any change in the foregoing amendment and waiver provisions; or

  (8)
  except as permitted by the Indenture, release any Note Guarantee or substantially all of the Collateral other than in accordance with the Indenture, the Collateral Documents or the Intercreditor Agreement.

        In addition, any amendment to, or waiver of, the provisions of the Indenture or any Collateral Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes or otherwise modify the Intercreditor Agreement in any manner adverse in any material respect to the holders of the Notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of Notes then outstanding.

        Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement for certain reasons, including to:

  (1)
  cure any ambiguity, defect or inconsistency;

  (2)
  provide for uncertificated Notes in addition to or in place of certificated Notes;

  (3)
  provide for the assumption of any Guarantor's obligations to holders of Notes in the case of a merger, consolidation or sale of assets, permitted to be granted to third parties, or amend, restate or assign the Collateral Documents or the Intercreditor Agreement in connection with a refinancing of the Existing Credit Facilities in accordance with the provisions of the Indenture, the Collateral Documents or the Intercreditor Agreement or provide for additional Guarantors or to add collateral;

  (4)
  make any change that would provide any additional rights or benefits to the holders of Notes;

  (5)
  comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

  (6)
  provide for the issuance of Additional Notes, including PIK Notes, under the Indenture in accordance with the limitations set forth in the Indenture as of the Issue Date.

Concerning the Trustee

        Deutsche Bank Trust Company Americas will act as Trustee for the Notes and initially as Registrar, Paying Agent and Collateral Agent. The Company may change the Paying Agent, Registrar or Collateral Agent without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

        The Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Company, to obtain payment of claims in such capacity in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest (as defined in Section 310(b) of the Trust Indenture Act) the Trustee must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

        In case an Event of Default shall occur (which shall not be cured), the Trustee shall be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs.

Book-Entry; Delivery and Form

        The Notes will be initially issued in the form of one or more global securities (collectively, the "Global Notes") registered in the name of the DTC or its nominee.

        Upon the issuance of a Global Note, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the Notes represented by such Global Note purchased by such Persons or received by such Persons in the exchange offer. Ownership of beneficial interests in a Global Note will be limited to Persons that have accounts with DTC ("participants") or Persons that may hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Note other than participants).

        Payment of principal of and interest on Notes represented by a Global Note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented thereby for all purposes under the Indenture. The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        A Global Note may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Note is exchangeable for certificated Notes only if:

  (1)
  DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act;

  (2)
  the Company in its discretion at any time determines not to have all the Notes represented by such Global Note; or

  (3)
  there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes represented by such Global Note.

        Any Global Note that is exchangeable for certificated Notes pursuant to the preceding sentence will be exchanged for certificated Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or any successor depositary or its nominee In the event that a Global Note becomes exchangeable for certificated Notes,

  (1)
  certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof;

  (2)
  payment of principal of and interest on the certificated Notes will be payable, and the transfer of the certificated Notes will be registerable, at the office or agency of the Company maintained for such purposes; and

  (3)
  no service charge will be made for any registration of transfer or exchange of the certificated Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

        So long as DTC or any successor depositary for a Global Note, or any nominee, is the registered owner of such Global Note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. Except as set forth above, owners of beneficial interests in a Global Note will not be entitled to have the Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under such Global Note. Accordingly, each Person owning a beneficial interest in a Global Note must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or the Exchange Agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "1998 Subordinated Debentures" means the Company's 6% Convertible Subordinated Debentures due February 15, 2028 in the original principal amount of $296,400,000.

        "2003 Subordinated Debentures" means $100,000,000 in original principal amount of unsecured, convertible senior subordinated debentures issued by the Company on December 22, 2003.

        "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or which owns, directly or indirectly, ten percent (10%) or more of the outstanding equity interest of such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

        "After-Acquired Property" means First Lien After-Acquired Property and Second Lien After-Acquired Property.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Guarantor of (A) any Capital Stock of any Subsidiary of the Company; or (B) any other property or assets of the Company or any Subsidiary of the Company; provided, however, that Asset Sales shall not include:

  (1)
  sales or other dispositions of Inventory in the ordinary course of business;

  (2)
  sales, trade-ins, exchanges or other dispositions of Equipment in the ordinary course of business that is obsolete or no longer usable by the Company or any of its Subsidiaries in its business with an orderly liquidation value not to exceed $5,000,000 in any fiscal year;

  (3)
  sales, trade-ins, exchanges or other dispositions of assets by the Company or any of its Subsidiaries (other than First Lien Collateral or Second Lien Collateral) with an orderly liquidation value not to exceed $5,000,000 in the aggregate;

  (4)
  the winding-up or dissolution of an Inactive Subsidiary or an Excluded Subsidiary;

  (5)
  a Sale and Leaseback Transaction permitted by the terms of the Indenture;

  (6)
  the sale, lease, conveyance, disposition or other transfer of Assets Held For Sale;

  (7)
  sales or grants of licenses to use the patents, trade secrets, know-how and other intellectual property of the Company or any of its Subsidiaries in accordance with industry practice in the ordinary course of business to the extent that such license does not prohibit the Company or any of its Subsidiaries from using the technologies licensed or require the Company or any of its Subsidiaries to pay any fees for any such use;

  (8)
  the sale, lease, conveyance, disposition or other transfer: of all or substantially all of the assets of the Company as permitted under the "Merger, Consolidation and Sale of Assets" covenant;

  (9)
  the sale, lease, conveyance, disposition or other transfer of any Capital Stock or other ownership interest in or assets or property of a Person which is not a Subsidiary, pursuant to any foreclosure of assets or other remedy provided by applicable law to a creditor of the Company or any of its Subsidiaries with a Lien on such assets, which Lien is a Permitted Lien; provided that such foreclosure or other remedy is conducted in a commercially reasonable manner or in accordance with any bankruptcy law, involving only Cash Equivalents or Inventory in the ordinary course of business or obsolete or worn out property or property that is no longer useful in the conduct of the business of the Company or its Subsidiaries in the ordinary course of business consistent with past practices of the Company or such Subsidiary, or including only the lease or sublease of any real or personal property in the ordinary course of business;

  (10)
  Events of Loss;

  (11)
  the consummation of any transaction in accordance with the terms of "Limitation on Restricted Payments"; and

  (12)
  the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or any of its Subsidiaries.

        "Assets Held For Sale" means those certain assets or properties defined as "Assets Held for Sale" under the Existing Credit Facilities, as in effect on the Ninth Amendment Effective Date, and set forth in Schedule B to the Indenture.

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessee, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Bank Products" means any one of the following types of services or facilities extended to the Company or any of its Subsidiaries by a lender or agent under Credit Facilities, or any of its Affiliates in reliance on the agreement of such lender or agent under Credit Facilities to indemnify such Affiliate: (i) credit cards, (ii) any cash management or related services, including the automatic clearinghouse transfer of funds by such lender or agent under Credit Facilities for the account of any of the Company and its Subsidiaries pursuant to agreement or overdrafts, (iii) cash management, including controlled disbursement services; and (iv) Hedge Agreements.

        "Bankruptcy Code" means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

        "Beneficial Owner," "Beneficially Own" and "Beneficial Ownership" have the meanings assigned to such terms in Rule 13d-3 and Rule 13d-5, under the Exchange Act, except that in calculating the Beneficial Ownership of any particular "person" or "group", as such terms are used in Section 13(d)(3) of the Exchange Act, (i) such person or group shall be deemed to have beneficial ownership of all shares of Capital Stock that such person or group has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

        "Board of Directors" means, with respect to any Person, the board of directors (or any body performing similar functions) of such Person, or (except if used in the definition of "Change of Control") any authorized committee of the board of directors (or such body) of such Person.

        "Borrowing Base" means the "Borrowing Base" as such term is defined in the Existing Credit Facilities, as the same may be modified in accordance with the covenant described under "—Certain Covenants—Amendments to Existing Credit Facilities;" provided, that, without duplication of any increase to the Borrowing Base as a result of amendments contemplated by the proviso under "—Certain Covenants—Amendments to Existing Credit Facilities," for purposes of calculating the Borrowing Base, the Borrowing Base shall be increased (without modification of the definition thereof in the Existing Credit Facilities) by an amount of cash, not to exceed the aggregate undrawn face amount of all letters of credit issued under Credit Facilities outstanding on any relevant calculation date, so long as such cash is held in a deposit account subject to a control agreement or other similar agreement prohibiting the release of cash therefrom without the consent of the agent under the applicable Credit Facilities.

        "Business Day" means any day that is not a Saturday, Sunday, or a day on which banks in Los Angeles, California, New York, New York or Charlotte, North Carolina are required or permitted to be closed.

        "Capital Lease" of a Person means any lease of property by such Person which, in accordance with GAAP, should be reflected as a capital lease on the balance sheet of such Person.

        "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock or other equity interests, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights, options to purchase or other rights to acquire any of the foregoing (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Capitalized Lease Obligation" means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

  (1)
  a marketable obligation, maturing within two years after issuance thereof, issued or guaranteed by the United States or an instrumentality or agency thereof;

  (2)
  a certificate of deposit or banker's acceptance, maturing within one year after issuance thereof, issued by any lender under the Credit Facilities, or a national or state bank or trust company or a European, Canadian or Japanese bank, in each case having capital and surplus of at least $100,000,000 (provided that the aggregate face amount of all Investments in certificates of deposit or bankers' acceptances issued by the principal offices of or branches of such European or Japanese banks located outside the United States of America shall not at any time exceed 33% of all Investments described in this definition);

  (3)
  open market commercial paper, maturing within 270 days after issuance thereof, which has a rating of A1 or better by S&P or P1 or better by Moody's, or the equivalent rating by any other nationally recognized rating agency;

  (4)
  repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected a primary government securities dealer by the Federal Reserve Board or whose securities are rated AA or better by S&P or Aa3 or better by Moody's or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America;

  (5)
  "Money Market" preferred stock maturing within six months after issuance thereof or municipal bonds issued by a corporation organized under the laws of any state of the United States, which has a rating of "A" or better by S&P or Moody's or the equivalent rating by any other nationally recognized rating agency;

  (6)
  tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P or Aa2 or better by Moody's or the equivalent rating by any other nationally recognized rating agency; and

  (7)
  shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody's or any other mutual fund holding assets consisting (except for de minimis amounts) of the type specified in clauses (1) through (6) above.

        "Change of Control" means the occurrence of any of the following events:

  (1)
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any person other than the Company or a direct or indirect subsidiary of the Company;

  (2)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rules 13(d)(3) and 13(d)(5) under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company or other Voting Stock into which the

    Company's Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

  (3)
  the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or

  (4)
  the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors;

provided, however, that a transaction shall not be deemed to involve a Change of Control under clause (1) or (2) above if: (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company or a holding company becomes the successor to the Company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company's Voting Stock immediately prior to that transaction.

        "Collateral" means all First Lien Collateral and Second Lien Collateral.

        "Collateral Account" means the collateral account established in accordance with the Collateral Documents in the name of the Collateral Agent for the benefit of the holders of Notes.

        "Collateral Agent" means the Trustee acting as the collateral agent for the holders of the Notes under the Collateral Documents and any successor acting in such capacity.

        "Collateral Documents" means any account control agreements, the mortgages, deeds of trust and other documents, as the same may be amended, supplemented or otherwise modified from time to time, pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the ratable benefit of the holders of the Notes and the Trustee or notice of such pledge, assignment or grant is given.

        "COLI Policies" means company-owned life insurance policies entered into in the ordinary course of business and consistent with past practice.

        "Continuing Director" means, as of any date of determination, any member of the board of directors of the Company who:

  (1)
  was a member of such board of directors on the date hereof; or

  (2)
  was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement of the Company in which such member was named as a nominee for election as a director, without objection to such nomination).

        "Credit Facilities" means, with respect to the Company and its Subsidiaries, one or more credit facilities agented by a lending institution (including the Existing Credit Facilities), as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time with an asset-backed lending credit facility agented by a commercial bank or other financial institution.

        "Debt" means, with respect to any Person and without duplication, all liabilities, obligations and indebtedness of such Person to any other Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, consisting of indebtedness for borrowed money or the deferred purchase price of property, excluding trade payables incurred in the ordinary course of business, but including (a) all Obligations under Credit Facilities; (b) all obligations and liabilities of any other Person secured by any Lien on such Person's property, even though such Person shall not have assumed or become liable for the payment thereof; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of such Person prepared in accordance with GAAP; (c) all obligations or liabilities created or arising under any Capital Lease or conditional sale or other title retention agreement with respect to property used or acquired by such Person, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of such Person prepared in accordance with GAAP; (d) all obligations and liabilities under Guarantees; (e) the present value of lease payments due under synthetic leases; (f) all obligations and liabilities under any preferred stock (including the Trust Securities) or similar securities; and (g) indebtedness or other payment obligations in respect of Hedging Obligations and Bank Products.

        "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured, waived, or otherwise remedied during such time) constitute an Event of Default.

        "Designated Senior Debt" means any Debt under Credit Facilities (including Guarantees of such Debt by the Company or any of its Subsidiaries) and any Debt under Hedging Agreements or Bank Products, in each case incurred by the Company or any of its Subsidiaries (including any extended or renewed letters of credit deemed incurred on the initial issue date thereof); provided that "Designated Senior Debt" shall not include: (i) that portion of any Debt under Credit Facilities (including Guarantees of such Debt by the Company or any of its Subsidiaries) in an amount in excess of the sum of $160,000,000 less the aggregate amount of all Net Proceeds from Asset Sales applied in accordance with Clause (2)(A) of the second paragraph under "—Certain Covenants—Limitation on Asset Sales" and (ii) that portion of any Debt under Hedging Agreements or Bank Products in an amount in excess of $20.0 million, in each case when incurred; provided further that any Debt under Credit Facilities (including Guarantees of such Debt by the Company or any of its Subsidiaries) and any Debt under Hedging Agreements or Bank Products shall constitute Designated Senior Debt if the lenders under the Credit Facilities obtained an Officers' Certificate at the time of incurrence to the effect that such Debt was permitted to be incurred hereunder.

        "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is:

  (1)
  required to be redeemed or is redeemable at the option of the holder of such class or series of Capital Stock at any time on or prior to the date that is 91 days after the Stated Maturity of the Notes; or

  (2)
  convertible into or exchangeable at the option of the holder thereof for Capital Stock referred to in clause (1) above or Debt having a scheduled maturity on or prior to the date that is 91 days after the Stated Maturity of the Notes;

        Notwithstanding the preceding sentence, (A) if such Capital Stock is issued to any plan for the benefit of employees or by any such plan to such employees, in each case in the ordinary course of business of the Company or its Subsidiaries, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations; (B) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under "—Certain Covenants—Restricted Payments"; and (C) no Capital Stock held by any future, present or former employee, director, officer or consultant of the Company (or any of its Subsidiaries) shall be considered Disqualified Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

        For purposes hereof, the amount (or principal amount) of any Disqualified Stock shall be equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. The "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date as of which it shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Company of such Disqualified Stock.

        "Distribution" means, in respect of any Person: (a) a payment, or the making of any dividend or other distribution of property, in respect of Capital Stock of such Person, other than distributions in Capital Stock of the same class; (b) the redemption or other acquisition by such Person of its Capital Stock; (c) any principal payment on, purchase, defeasance, redemption, prepayment, or other acquisition or retirement for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, of any Debt of the Company or any Guarantor that is subordinate or junior in right of payment to the Notes or such Guarantor's Note Guarantee, as the case may be (but in any event, for the avoidance of doubt, excluding Designated Senior Debt); or (d) any payment of interest in cash in respect of Subordinated Debt if such payment may be deferred in accordance with terms thereof.

        "Dollar" and "$" means dollars in the lawful currency of the United States.

        "Equipment" means, with respect to any Person, all of such Person's now owned and hereafter acquired machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), including embedded software, motor vehicles with respect to which a certificate of title has been issued, aircraft, dies, tools, jigs, molds and office equipment, as well as all of such types of property leased by such Person and all of such Person's rights and interests with respect thereto under such leases (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located.

        "Event of Default" has the meaning as described above under "—Events of Default".

        "Event of Loss" means, with respect to any property or asset constituting Collateral, any of the following:

  (1)
  any loss, destruction or damage of such property or asset;

  (2)
  any institution of any proceedings for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

  (3)
  any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

  (4)
  any settlement in lieu of clauses (2) or (3) above.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Subsidiaries" means, collectively, Subsidiaries of the Company other than the Guarantors.

        "Existing Credit Facilities" means the Third Amended and Restated Credit Agreement , dated as of January 5, 2007, among the Company, Fleetwood Holdings, Inc. and certain of its Subsidiaries, the banks and other financial institutions signatory thereto, and Bank of America, N.A., as administrative agent and collateral agent, and any related notes, collateral documents, letters of credit and guarantees, including any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), in each case, as such agreements may be amended, modified, supplemented or restated from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise) with an asset-backed lending credit facility agented by a commercial bank or other financial institution.

        "Existing Debentures Debt" means the unsecured Debt from time to time outstanding under the 1998 Subordinated Debentures and the 2003 Subordinated Debentures and the maximum liability of the Company on any subordinated Guarantee of the Trust Securities.

        "Financial Statements" means, according to the context in which it is used, any financial statements required to be given to the Trustee pursuant to the Indenture.

        "First Lien After-Acquired Property" means equipment or fixtures acquired by the Company or any Subsidiary after the Issue Date which constitute accretions, additions or technological upgrades to the equipment or fixtures that form part of the First Lien Collateral.

        "First Lien Collateral" means Real Estate on which first-priority Liens are, from time to time, granted to secure the Notes pursuant to the Collateral Documents. The aggregate appraised value of all First Lien Collateral on the Issue Date shall be no less than $19.25 million and shall not exceed $20.0 million (plus, if it is necessary to pledge a pool of assets whose aggregate value is greater than $20.0 million in order to generate a pool of assets whose aggregate value is at least $19.25 million, such additional amount as permitted pursuant to the Existing Credit Facilities).

        "Fiscal Quarter" means any fiscal quarter of any Fiscal Year.

        "Fiscal Year" means the Company's fiscal year for financial accounting purposes, which currently ends on the last Sunday in April.

        "Fleetwood Trust" means Fleetwood Capital Trust, a business trust organized under the laws of the State of Delaware, whose sole assets consist of the 1998 Subordinated Debentures.

        "Foreign Subsidiary" means any Subsidiary of the Company organized under the laws of any jurisdiction other than the United States or any political subdivision thereof.

        "GAAP" means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting

Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession). All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP as in effect on the Issue Date.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

        "Government Notes" means non-redeemable, direct obligations (or certificates representing an ownership interest in such obligations) of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

        "Guarantee" means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend or other obligations of any other Person (the "guaranteed obligations"), or assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including any such obligations incurred through an agreement, contingent or otherwise: (a) to purchase the guaranteed obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity securities or other property or services.

        "Guarantors" means each Subsidiary of the Company party to the Indenture and each Subsidiary of the Company that executes and delivers a Note Guarantee after the Issue Date, in each case until released from its Note Guarantee in accordance with the terms of the Indenture.

        "Hedge Agreement" means, with respect to any Person, any and all transactions, agreements or documents now existing or hereafter entered into, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Person's exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

        "Holder" and "Holders" means the Person in whose name a Note is registered in the registrar's books.

        "Intercreditor Agreement" means that certain Intercreditor Agreement, dated on or about the Issue Date, among Bank of America, N.A. as the administrative agent under the Existing Credit Facilities (the "Administrative Agent"), on behalf of the lenders under the Existing Credit Facilities and as Priority Lien Collateral Agent, and the Trustee, on behalf of the Holders of the Notes and Deutsche Bank Trust Company Americas as the Collateral Agent (and together with the Administrative Agent, the "Secured Parties") as amended, restated, assigned or replaced (in substantially similar form) as permitted under the Indenture.

        "Inventory" means, with respect to any Person, all of such Person's now owned and hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature or description which are used or consumed in such Person's business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise, and all documents of title or other Documents (as such term is defined in the Uniform Commercial Code as in effect in the State of New York) representing them.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (but excluding advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Debt, or similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

  (1)
  Obligations in respect of Hedging Agreements entered into in the ordinary course of business in compliance with the Indenture;

  (2)
  endorsements of negotiable instruments and documents in the ordinary course of business; and

  (3)
  an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

        "Issue Date" means the date on which the Notes are first issued under the Indenture.

        "Lien" means: (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including a security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; (b) to the extent not included under clause (a), any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or other title exception or encumbrance affecting property; and (c) any contingent or other agreement to provide any of the foregoing.

        "Net Loss Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Event of Loss, including, without limitation, insurance proceeds, condemnation awards or damages awarded by any judgment, net of the direct cost in recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), amounts to be applied to the repayment of Debt secured by any Permitted Lien on the asset or assets that were the subject of such Event of Loss, and any taxes paid or payable as a result thereof.

        "Net Proceeds" means the aggregate cash proceeds or Cash Equivalents received by the Company or any of its Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (A) commissions and other customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Company or such Subsidiary in connection therewith (other than any amounts payable to any Affiliate), (B) transfer taxes, (C) amounts payable to holders of senior Liens (to the extent that such Liens are Permitted Liens), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith.

        "Ninth Amendment Effective Date" means October 29, 2008, the "Effective Date" as defined in the Ninth Amendment to the Existing Credit Facilities.

        "Note Guarantee" means the unconditional Guarantee by each Guarantor of the Company's Obligations under the Notes. Any Guarantor that is not a party to the Indenture on the Issue Date shall execute a Note Guarantee and become a Guarantor by executing and delivering to the Trustee a supplemental indenture.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, Guarantees and other liabilities payable under the documentation governing any Debt, in each case, whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether or not arising on or after the commencement of a proceeding under Title 11, U.S. Code or any similar federal or state law for the relief of debtors (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding, including with respect to Obligations in respect of the Existing Credit Facilities, "Obligations" as defined in the Existing Credit Facilities as in effect on the Ninth Amendment Effective Date.

        "Officers" means any of the following: Chairman, President, Chief Executive Officer, Treasurer, Chief Financial Officer, Executive Vice President, Senior Vice President, Vice President, Assistant Vice President, Secretary, Assistant Secretary or any other officer reasonably acceptable to the Trustee.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Opinion of Counsel" means a written opinion from legal counsel which opinion is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company. As to matters of fact, an Opinion of Counsel may conclusively rely on an Officers' Certificate, without any independent investigation.

        "Permitted Business" means the businesses conducted by the Company and its Subsidiaries as of the Issue Date and any other business reasonably related, complementary or incidental to any of those businesses.

        "Permitted Collateral Liens" means Liens permitted under clauses (a) (to the extent such Lien constitutes a Lien on Second Lien Collateral), (b) (e) and (f) of the definition of "Permitted Liens."

        "Permitted Investments" means by the Company or any Subsidiary in:

  (1)
  any Investment in the Company or a Guarantor (including in the form of intercompany Debt or in any Capital Stock of a Guarantor otherwise permitted under the Indenture);

  (2)
  (a) cash, Cash Equivalents or (b) to the extent determined by the Company in good faith to be necessary for local currency working capital requirements of a Foreign Subsidiary, other cash equivalents, provided in the case of clause (b), the Investment is made by the Foreign Subsidiary having such requirements;

  (3)
  a Person, if as a result of such Investment (A) such Person becomes a Guarantor or (B) such Person, in one transaction or a series of substantially concurrent related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Guarantor;

  (4)
  any securities or other assets received or other Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under "—Certain Covenants—Asset Sales" or in connection with any disposition of assets not constituting an Asset Sale;

  (5)
  any Investment solely in exchange for the issuance of Capital Stock of the Company;

  (6)
  receivables owing to the Company or any Subsidiary of the Company, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including such concessionary terms as the Company or Subsidiary of the Company deems reasonable);

  (7)
  loans or advances to employees and officers (or guarantees of third-party loans to employees or officers) in the ordinary course of business;

  (8)
  stock, obligations or securities received in satisfaction of judgments, foreclosure of liens or settlement of litigation, disputes or debts as a result of bankruptcy or insolvency proceedings or pursuant to any plan of reorganization;

  (9)
  any Investment existing on the Issue Date or made pursuant to legally binding written commitments in existence on the Issue Date;

  (10)
  Investments in Hedge Agreements not otherwise prohibited under the Indenture;

  (11)
  Investments in split dollar life insurance policies on officers and directors of the Company and its Subsidiaries in the ordinary course of business;

  (12)
  Operating leases, Equipment, Inventory and other property and assets owned or used by the Company or any Subsidiary in the ordinary course of business;

  (13)
  licenses in the ordinary course of business; and

  (14)
  additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (14) that are at that time outstanding, not to exceed $10.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

        "Permitted Junior Securities" means (1) Capital Stock of the Company or any Guarantor; or (2) debt securities of the Company or any Guarantor that (A) are subordinated to all Designated Senior Debt and any debt securities issued in exchange for Designated Senior Debt to substantially the same extent as, or to a greater extent than the Guarantees of the Notes are subordinated to Designated Senior Debt pursuant to the terms of the Indenture and (B) have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Notes.

        "Permitted Liens" means:

  (a)
  Liens securing Debt incurred under clause (1) of the covenant set forth under "—Certain Covenants—Incurrence of Debt and Issuance of Preferred Stock" that was permitted by the terms of the Indenture to be incurred, including Liens in respect of any cash collateral accounts pledged to support any such Debt (including Debt under letters of credit);

  (b)
  Liens for taxes not delinquent or statutory Liens for taxes in an amount not to exceed $3,000,000 provided that the payment of such taxes which are due and payable is being contested in good faith and by appropriate proceedings diligently pursued and as to which adequate financial reserves have been established on books and records of the Company and its Subsidiaries and a stay of enforcement of any such Lien is in effect;

  (c)
  Liens of the Trustee or Collateral Agent or Liens in favor of the Company or any of its Subsidiaries;

  (d)
  Liens consisting of deposits made in the ordinary course of business in connection with, or to secure payment of, obligations under worker's compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of Debt) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of Debt) or to secure statutory obligations (other than Liens arising under the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder, or Liens in favor of any governmental authority for any Liability under applicable environmental laws or damages arising from, or costs incurred by such governmental authority in response to, a release or threatened release of a contaminant into the environment) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

  (e)
  Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, provided that if any such Lien arises from the nonpayment of such claims or demand when due, such claims or demands do not exceed $1,000,000 in the aggregate at any time;

  (f)
  Liens constituting encumbrances in the nature of reservations, exceptions, encroachments, easements, rights of way, covenants running with the land, and other similar title exceptions or encumbrances affecting any Real Estate; provided that they do not in the aggregate materially detract from the value of the Real Estate or materially interfere with its use in the ordinary conduct of the Company's business;

  (g)
  Liens arising from judgments and attachments in connection with court proceedings provided that the attachment or enforcement of such Liens would not result in an Event of Default hereunder and such Liens are being contested in good faith by appropriate proceedings, adequate reserves have been set aside and no material property is subject to a material risk of imminent loss or forfeiture and a stay of execution pending appeal or proceeding for review is in effect;

  (h)
  Liens on the assets of the Company or any Subsidiary securing Debt existing on the Issue Date and refundings, renewals, refinancings, replacements, defeasances and extensions thereof to the extent permitted under clause (6) of the second paragraph under "—Certain Covenants—Incurrence of Debt and Issuance of Preferred Stock";

  (i)
  Interests of lessors under operating leases;

  (j)
  other Liens securing Debt not in excess of $1,000,000 in the aggregate at any time outstanding;

  (k)
  Liens securing the Obligations under the Notes (including PIK Notes and Additional Notes);

  (m)
  Liens on assets of the Excluded Subsidiaries, as long as the holder of such Lien has no recourse to the Company or any Guarantor or its assets;

  (n)
  to the extent permitted thereunder, Liens securing Debt permitted under clauses (4), (5), (6), (11) and (13) of the second paragraph under "—Certain Covenants—Incurrence of Debt and Issuance of Preferred Stock";

  (o)
  Liens on any Real Estate that does not constitute Collateral;

  (p)
  bankers liens and rights of set off with respect to customary depositary arrangements entered into in the ordinary conduct of business;

  (q)
  Liens securing Debt permitted under clause (9) of the second paragraph under "—Certain Covenants—Incurrence of Debt and Issuance of Preferred Stock;" provided that (i) such Liens also extends to all of the assets and properties that secure Debt incurred under the Existing Credit Facilities and (ii) such Liens are senior to or on a parity with the Liens securing Debt under the Existing Credit Facilities;

  (r)
  Liens on or in respect of the Collateral Account securing the Obligations under the Notes;

  (s)
  Liens on or in respect of cash collateral securing additional obligations in an amount not to exceed $20.0 million in the aggregate in respect of letters of credit permitted under clause (12) of the second paragraph under "—Certain Covenants—Incurrence of Debt and Issuance of Preferred Stock;" and

  (t)
  Liens on life insurance policies listed on a schedule to the Indenture to the extent such Liens are permitted by the Existing Credit Facilities, securing Debt permitted under clause (15) of the second paragraph under "—Certain Covenants—Incurrence of Debt and Issuance of Preferred Stock."

        "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority, or any other entity.

        "Preferred Stock" means, with respect to any Person, any Capital Stock of such Person (however designated) that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

        "Real Estate" means, as to any Person, all of such Person's now or hereafter owned or leased estates in real property, including, without limitation, all fees, leaseholds and future interests, together with all of such Person's now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto and any and all income, rents, profits and proceeds thereof.

        "Representative" means any agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

        "Restricted Investment" means any Investment other the a Permitted Investment.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement pursuant to which property is sold or transferred by the Company or a Subsidiary of the Company and is thereafter leased back as a Capital Lease by the Company or any Subsidiary.

        "Second Lien After-Acquired Property" means equipment or fixtures acquired by the Company or any Subsidiary after the Issue Date which constitute accretions, additions or technological upgrades to the equipment or fixtures that form part of the Second Lien Collateral and any assets acquired by the Company or any Subsidiary as contemplated by clause (2)(B) of the second paragraph under "—Repurchase at Option of Holders—Limitation on Asset Sales".

        "Second Lien Collateral" means Real Estate on which second-priority Liens are granted to secure the Notes pursuant to the Collateral Documents; provided that in no event shall any Real Estate be deemed to be Second Lien Collateral unless and until a first priority mortgage with respect to such Real Estate is granted to secure the Designated Senior Debt.

        "Secured Debt" means any Debt secured by a Lien on assets of the Company or any Guarantor.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Senior Debt" means all Debt of the Company or any Guarantor, other than Subordinated Debt.

        "Senior Officer" means the Chief Executive Officer or the Chief Financial Officer of the Company.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

        "S&P" means Standard & Poor's Rating Services.

        "Stated Maturity" means, with respect to any installment of interest on or principal of, or any other amount payable in respect of, any series of Debt, the date on which such interest, principal or other amount was scheduled to be paid in the documentation governing such Debt, and shall not include any contingent obligations to repay, redeem or repurchase any such interest, principal or other amount prior to the date scheduled for the payment thereof.

        "Subordinated Debt" means any Debt of the Company or any Guarantor (whether outstanding on the Issue Date or thereafter incurred) that is contractually subordinate or junior in right of payment to the Notes or the applicable Note Guarantee (but in any event, for the avoidance of doubt, excluding Designated Senior Debt).

        "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting Capital Stock, is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

        "Trust Securities" means, collectively, (a) the 6% Convertible Trust Preferred Securities issued by Fleetwood Trust in February 1998 with a liquidation preference of $50 per share, guaranteed on a subordinated unsecured basis by the Company, (b) any convertible preferred securities issued by Fleetwood Trust in exchange therefor to the extent and only to the extent that issuance of such securities is permitted under the Indenture, (c) any additional securities issued by Fleetwood Trust concurrently with, and having the same terms as, the securities issued in such exchange to the extent and only to the extent that issuance of such securities is permitted under the Indenture, and (d) the 6% Convertible Trust Common Securities issued by Fleetwood Trust to the Company in February 1998.

        "Trustee's Liens" means the Liens in the Collateral granted to the Trustee, for the benefit of the Holders and the Trustee pursuant to the Collateral Documents.

        "Voting Stock" means, with respect to any specified "person" as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the then outstanding aggregate principal amount of such Indebtedness, into

  (2)
  the sum of the total of the products obtained by multiplying

  (i)
  the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

  (ii)
  the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

 DESCRIPTION OF CAPITAL STOCK

Capital Stock

        Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share.

        At December 5, 2008 we had outstanding:

  •
  76,319,526 shares of common stock, excluding shares held by Fleetwood as treasury stock;

  •
  exercisable stock options to purchase an aggregate of approximately 3,549,291 shares of our common stock;

  •
  no shares of preferred stock;

  •
  an aggregate of approximately $151,250,000 in stated liquidation amount of the 6% convertible trust preferred securities. Holders of these preferred securities have the right to convert their securities into an aggregate of 3,104,467 shares of our common stock, subject to adjustment; and

  •
  an aggregate of $100,000,000 principal amount of Old Debentures convertible into a maximum of 8,503,400 shares of our common stock.

Common Stock

        Subject to the rights of holders of our preferred securities that may be issued in the future, our common stockholders are entitled to receive dividends if and when they are declared by our board of directors from legally available funds and, in the event of liquidation, to receive pro rata all assets remaining after payment of all obligations. Each holder of our common stock is entitled to one vote for each share held and to cumulate its votes for the election of directors. Our stockholders do not have preemptive rights.

        Computershare is the transfer agent and registrar for our common stock.

Preferred Stock

        As of the date of this prospectus, no shares of our preferred stock are outstanding. The authorized shares of our preferred stock are issuable, without further stockholder approval, in one or more series as determined by our board of directors. Our board of directors also determines the voting rights, designations, powers, preferences, and the relative participating, optional or other rights of each series of our preferred stock, as well as any qualifications, limitations or restrictions. We will distribute a prospectus supplement with regard to each particular issue or series of preferred stock we offer under a shelf registration statement. Each such prospectus supplement will describe, as to the series of preferred stock to which it relates:

  •
  the title of the series of preferred stock;

  •
  any limit upon the number of shares of the series of preferred stock which may be issued;

  •
  the preference, if any, to which holders of the series of preferred stock will be entitled upon our liquidation;

  •
  the date or dates on which we will be required or permitted to redeem the preferred stock;

  •
  the terms, if any, on which we or holders of the preferred stock will have the option to cause the preferred stock to be redeemed or purchased;

  •
  the voting rights, if any, of the holders of the preferred stock;

  •
  any listing of the preferred stock on any securities exchange;

  •
  the dividends, if any, which will be payable with regard to the series of preferred stock, which may be fixed dividends or participating dividends and may be cumulative or non-cumulative;

  •
  the rights, if any, of holders of preferred stock to convert it into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights;

  •
  any provisions by which we will be required or permitted to make any payments to a sinking fund to be used to redeem preferred stock or a purchase fund to be used to purchase preferred stock;

  •
  any material United States federal income tax considerations applicable to the preferred stock; and

  •
  any other material terms of the preferred stock.

Effect of New Issuance of Preferred Stock

        If our board were to issue a new series of preferred stock, the issuance of such preferred stock could:

  •
  decrease the amount of earnings and assets available for distribution to existing common stockholders;

  •
  make removal of the present management more difficult;

  •
  result in restrictions upon the payment of dividends and other distributions to existing common stockholders;

  •
  delay or prevent a change in control of our company; and

  •
  limit the price that investors are willing to pay in the future for our existing common stock.

Possible Anti-Takeover Effects of Delaware Law and Relevant Provisions of Our Certificate of Incorporation

        Provisions of Delaware law and our restated certificate of incorporation and bylaws may make more difficult the acquisition of the company by tender offer, a proxy contest or otherwise or the removal of our officers and directors. For example:

  •
  Section 203 of the Delaware General Corporation Law prohibits certain publicly-held Delaware corporations from engaging in a business combination with an interested stockholder for a period of three years following the time such person became an interested stockholder unless the business combination is approved in a specified manner. Generally, an interested stockholder is a person who, together with its affiliates and associates, owns 15% or more of the corporation's voting stock, or is affiliated with the corporation and owns or owned 15% of the corporation's voting stock within three years before the business combination.

  •
  Our restated certificate of incorporation provides for a classified board of directors, approximately one-third of which is elected annually for a three-year term. Our restated certificate of incorporation also requires a vote of holders of at least 80% of our voting stock to adopt or modify our bylaws, or to approve a merger, a sale of all or substantially all of our assets or certain other transactions between us and any other corporation holding directly or indirectly more than 5% of our voting stock, unless the merger, sale or other transaction was approved by our board of directors prior to the other corporation's acquisition of more than 5% of our voting stock. The above provisions cannot be changed unless the change is approved by the affirmative vote of at least 80% of our voting stock.

  •
  Our restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders. Special meetings of stockholders may be called only by our board of directors or by a committee thereof which has been duly provided the power and authority to call such meetings.

  •
  Our bylaws provide time limitations for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholders' meetings.

        Copies of our restated certificate of incorporation and bylaws, each as amended, have been filed with and are publicly available at or from the Securities and Exchange Commission. See "Where You Can Find More Information."

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        To ensure compliance with Internal Revenue Service Circular 230, you are hereby notified that any discussion of tax matters set forth in this prospectus was written in connection with the promotion or marketing of the transactions or matters addressed herein and was not intended or written to be used, and cannot be used by any holder, for the purpose of avoiding tax-related penalties under federal, state or local tax law. Each holder should seek advice based on its particular circumstances from an independent tax advisor.

        The following is a general discussion of certain U.S. federal income tax consequences of the Exchange Offer to holders of Old Debentures. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual investment circumstances or to certain types of holders subject to special tax rules, including financial institutions, broker-dealers, insurance companies, tax-exempt organizations, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, regulated investment companies, real estate investment trusts, persons that hold Old Debentures or will hold New Notes or Shares as part of a "straddle," a "hedge," a "conversion transaction" or other "integrated transaction," "U.S. Holders" (as defined below) that have a functional currency other than the U.S. dollar, partnerships or other pass-through entities, certain former citizens or permanent residents of the United States and persons subject to the alternative minimum tax. This discussion also does not address any state, local or foreign tax consequences or any U.S. federal tax consequences other than income tax consequences. This summary assumes that holders have held the Old Debentures and will hold the New Notes and Shares exclusively as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

        This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. There can be no assurance that the Internal Revenue Service ("IRS") will not challenge one or more of the tax consequences described herein, and the Company has not obtained, and does not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the Exchange Offer.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of Old Debentures, New Notes or Shares that is (i) a citizen or an individual resident of the United States; (ii) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

        As used herein, the term "Non-U.S. Holder" means a beneficial owner of Old Debentures, New Notes or Shares that is neither a U.S. Holder nor a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes).

        If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Old Debentures, New Notes or Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. The partner and partnership should consult their own tax advisors concerning the tax treatment of the Exchange Offer. This disclosure does not address the tax treatment of partnerships or persons who hold their Old Debentures, New Notes or Shares through a partnership.

        You are urged to consult your own tax advisor regarding the specific U.S. federal, state, local and foreign tax consequences of the Exchange Offer.

Tax Consequences to U.S. Holders

        The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. Holder that tenders Old Debentures in the Exchange Offer.

  Tax Consequences to U.S. Holders of the Exchange

        The exchange of the Old Debentures for New Notes and Shares in the Exchange Offer will be a taxable event for U.S. federal income tax purposes unless the Code explicitly prevents recognition of any gain or loss realized (e.g., if the exchange is a recapitalization under the Code). To the extent that Old Debentures are exchanged for Shares, such exchange should be treated as a tax-free recapitalization. In that case, your tax basis in the Shares received in the exchange will be equal to your tax basis in the Old Debentures exchanged therefor. Your holding period for such Shares will include the period during which you held the Old Debentures surrendered in the exchange. However, in order for an exchange of Old Debentures for New Notes to qualify as a recapitalization under Section 368(a)(1)(E) of the Code, the Old Debentures and the New Notes must both be treated as "securities" under the relevant provisions of the Code. Neither the Code nor the Treasury Regulations define the term security. Whether a debt instrument is a security is based on all of the facts and circumstances, but most authorities have held that the term to maturity of the debt instrument is one of the most significant factors. In this regard, debt instruments with a term of ten years or more generally have qualified as securities, whereas debt instruments with a term of less than five years generally have not qualified as securities. Because the term of the New Notes is only three years, we believe it is more likely than not that the New Notes will not qualify as securities. Because the application of these rules to the Old Debentures and the New Notes is unclear, you should consult your own tax advisor regarding whether the Old Debentures and/or the New Notes would constitute securities for these purposes. If, contrary to our belief, the Old Debentures and the New Notes are treated as securities, we believe that the exchange of Old Debentures for New Notes will be treated as a tax-free recapitalization and therefore you generally will not recognize any gain or loss on the exchange, except to the extent that the principal amount of the New Notes received exceeds the principal amount of the Old Debentures surrendered. In that case, your aggregate initial tax basis in the New Notes and Shares received in the exchange will be equal to your tax basis in the Old Debentures exchanged therefor, which will be allocated proportionately between the New Notes and Shares based on their relative fair market values. Your holding period for such New Notes and Shares will include the period during which you held the Old Debentures surrendered in the exchange.

        If the Old Debentures or the New Notes are not treated as securities, then you would generally recognize gain or loss equal to the difference (if any) between the "issue price" of the New Notes (as described below) and your adjusted tax basis in the Old Debentures exchanged therefor. Any gain or loss on the sale, exchange or other disposition of a New Note or Share will generally be long-term capital gain or loss if the New Note or Share has a holding period of more than one year at the time of the sale, exchange or other disposition. If you are a non-corporate U.S. Holder (including an individual), capital gains derived in respect of capital assets you held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Your adjusted tax basis in the New Notes will be determined in the manner described below and you will have a new holding period in the New Notes commencing the day after the exchange.

        Neither the Old Debentures nor the New Notes should be considered to be "publicly traded" property, as defined by the Treasury Regulations. Assuming they are not, the issue price of the New Notes would be equal to their stated principal amount. If the Old Debentures or the New Notes are not treated as securities (i.e., the exchange is not a recapitalization), your initial tax basis in the New Notes would be equal to their stated principal amount.

        If the New Notes are considered to be "publicly traded" property, the issue price of the New Notes would be equal to their fair market value on the date of exchange. If the New Notes are not, but the Old Debentures are, considered to be "publicly traded" property, the issue price of the New Notes would be equal to the fair market value of the Old Debentures exchanged therefor on the date of the exchange. The Old Debentures or New Notes would generally be considered to be "publicly traded" property if, at any time during the 60-day period ending 30 days after the date of the exchange, they appear on a system of general circulation that provides a reasonable basis to determine the fair market value of the Old Debentures or New Notes by disseminating either (i) recent price quotations (including rates, yields or other pricing information) of one or more identified brokers, dealers or traders or (ii) actual prices (including rates, yields or other pricing information) of recent sales transactions. We do not believe that either the Old Debentures or the New Notes would be considered "publicly traded" for these purposes. However, if either the Old Debentures or the New Notes would be considered "publicly traded", and the exchange of Old Debentures for New Notes would qualify as a recapitalization, then it is possible, due to uncertainty in the law, that the affect on issue price would affect the amount of gain incident to such recapitalization. Holders should seek advice from their own tax advisors regarding the possibility that either the Old Debentures or New Notes would be considered "publicly traded" and the effect that such characterization would have on any gain incident to a recapitalization.

  Tax Consequences to U.S. Holders of Ownership of New Notes

        Original Issue Discount on New Notes.    If neither the Old Debentures or the New Notes would be considered "publicly traded", then the issue price of the New Notes would equal their stated redemption price at maturity. We believe this to the be case. As such, the New Notes should not be treated as issued with OID. However, if either the Old Debentures or the New Notes would be treated as "publicly traded", then the OID rules would likely apply. You should consult your own tax advisors regarding application of the OID rules.

         Issuance of Payment In Kind Notes or Increase in the Principal Amount of New Notes.    The issuance of Payment In Kind Notes is generally not treated as a payment of interest. Instead, a New Note and any Payment in Kind Notes issued in respect of PIK Interest thereon are treated as a single debt instrument. For U.S. federal income tax purposes, increasing the principal amount of the New Notes will generally be treated the same as the issuance of Payment In Kind Notes.

         Market Discount on New Notes.    If your initial tax basis in the New Notes is less than their adjusted issue price, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange or retirement of, the New Notes as ordinary income to the extent of any market discount you have not previously included in income and are treated as having accrued on the New Notes at the time of such payment or disposition.

        Any market discount will be considered to accrue ratably during the period from the date of issuance of the New Notes to the maturity date of the New Notes, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply.

  Tax Consequences to U.S. Holders of Ownership of Shares

        Dividends on Shares.    You will be required to include in gross income as ordinary income the amount of any distribution paid on the Shares on the date the distribution is received to the extent the distribution is paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Under current law, dividends received in taxable years beginning before January 1, 2011 by non-corporate U.S. Holders may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be applied against and reduce your tax basis in your Shares and will be treated as capital gain to the extent they exceed your tax basis in your Shares.

  Tax Consequences to U.S. Holders of Sale, Exchange or Retirement of New Notes or Shares

        Unless a non-recognition provision applies, you generally will recognize taxable gain or loss upon a sale, exchange or retirement of a New Note (or Payment in Kind note) or Shares, measured by the difference, if any, between:

  •
  the amount of cash and the fair market value of any property received; and

  •
  your adjusted tax basis in the New Note, or Shares, as the case may be.

        Your initial tax basis in a New Note and Shares will be as described above in "—Tax Consequences to U.S. Holders of the Exchange". Your adjusted tax basis in a New Note will, in general, be your initial tax basis in the New Note and, if the OID rules apply, increased by OID previously included in income, and reduced by any cash payments on the New Note. Although not free from doubt, your adjusted tax basis in a New Note should be allocated between the New Note and any Payment in Kind Notes received in respect of PIK Interest thereon in proportion to their relative principal amounts. Your holding period in any Payment In Kind Note received in respect of PIK Interest would likely be identical to your holding period for the New Note with respect to which the Payment In Kind Note was received.

        Except as described above in "—Tax Consequences to U.S. Holders of Ownership of New Notes—Market Discount on New Notes" with respect to market discount on the New Notes, any gain or loss on the sale, exchange or other disposition of a New Note or Shares will generally be long-term capital gain or loss if the New Note or Shares has a holding period of more than one year at the time of the sale, exchange or other disposition. If you are a non-corporate U.S. Holder (including an individual), capital gains derived in respect of capital assets you held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

        The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder that tenders Old Debentures in the Exchange Offer.

  Tax Consequences to Non-U.S. Holders of the Exchange

        Any gain realized on the disposition of the New Notes generally will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment); or (ii) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

        If you are engaged in a trade or business in the United States and any gain on the exchange is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), then you will be subject to U.S. federal income tax on that gain on a net income basis in generally the same manner as if you were a United States person as defined under the Code. In addition, if you are a corporate Non-U.S. Holder, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such gain, subject to adjustments.

  Tax Consequences to Non-U.S. Holders of Ownership of New Notes and Shares

        Taxation of interest.    The 30% U.S. federal withholding tax will not apply to any payment of interest on the New Notes under the "portfolio interest rule," provided that (i) such interest is not effectively connected with the conduct of a trade or business by you in the United States (or, if one of certain tax treaties applies, is not attributable to a U.S. permanent establishment maintained by you); (ii) you do not actually or constructively own 10% or more of our voting stock; (iii) you are not a controlled foreign corporation that is related to us through stock ownership; (iv) you are not a bank receiving interest on a loan agreement entered into in the ordinary course of its trade or business; and (v) you have provided a validly completed IRS Form W-8BEN (or other applicable form) establishing that you are a Non-U.S. Holder (or you satisfy certain documentary evidence requirements for establishing that you are a Non-U.S. Holder).

        If you cannot satisfy the requirements described above, payments of accrued interest on the New Notes made to you (whether in cash or in the form of additional New Notes) will be subject to a 30% U.S. federal withholding tax, unless your provide us (or our paying agent) with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or (ii) IRS Form W-8ECI (or other applicable form) certifying that interest paid on the New Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

        If you are engaged in a trade or business in the United States and interest on the New Notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), then you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements discussed above are satisfied) in generally the same manner as if you were a United States person as defined under the Code. In addition, if you are a corporate Non-U.S. Holder, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

         Taxation of dividends.    Distributions made with respect to the Shares will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends paid to you with respect to such Shares generally will be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by you within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if you were a United States person as defined under the Code. In addition, if you are a corporate Non-U.S. Holder, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) on any such effectively connected dividends.

        To claim the benefit of an applicable treaty rate for dividends, you will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a United States person as defined under the Code and are eligible for treaty benefits or (b) if your Shares are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

        If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

         Sale, exchange or retirement of New Notes or Shares.    Subject to the discussion below concerning backup withholding, any gain realized upon the sale, exchange, retirement or other disposition of a New Note or Shares by you generally will not be subject to U.S. federal income tax unless:

  •
  that gain is effectively connected with the conduct of a trade or business in the United States by you (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  with respect to gain on the sale of Shares, we are or have been a "U. S. real property holding corporation" for U.S. federal income tax purposes.

        If you are an individual described in the first bullet point immediately above, you will be subject to U.S. federal income tax on the net gain derived from the disposition under regular graduated U.S. federal income tax rates. If you are an individual described in the second bullet point immediately above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the disposition, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States. If you are a foreign corporation described in the first bullet point immediately above, you will be subject to tax on the net gain at regular graduated U.S. federal income tax rates. In addition, if you are a corporate Non-U.S. Holder, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) on any such effectively connected gain.

U.S. Federal Estate Tax

        Your estate will not be subject to U.S. federal estate tax on New Notes beneficially owned by you at the time of your death, provided that any payment to you on the New Notes would be eligible for exemption from the 30% U.S. federal withholding tax under the "portfolio interest rule" described above under "—Tax Consequences to Non-U.S. Holders of Ownership of New Notes and Shares—Taxation of interest" without regard to the statement requirement described in item (v) of that section.

        However, Shares owned by you at the time of death will be included in your gross estate for U.S. federal estate tax purposes, and a Shares owned by you may be included in your gross estate for U.S. federal estate tax purposes, unless, in either case, an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

  U.S. Holders

        In general, information reporting requirements will apply to the exchange of Old Debentures for New Notes and Shares, and to certain payments of principal and interest paid on the New Notes, dividends paid on Shares, and to the proceeds of the sale or other disposition of a New Note or Shares paid to you (unless you are an exempt recipient such as a corporation).

        Backup withholding may apply to such payments if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

  Non-U.S. Holders

        Generally, we must report to the IRS and to you the exchange of Old Debentures for New Notes and Shares, the amount of interest paid to you with respect to the New Notes, dividends paid on our Shares, and the amount of tax, if any, withheld with respect to the exchange or such interest or dividend payments. Copies of the information returns reporting the exchange or such interest or dividend payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        In general, you will not be subject to backup withholding with respect to the exchange of Old Debentures for New Notes and Shares or interest on the New Notes or dividends on our Shares that we pay to you, provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and you have provided a validly completed IRS Form W-8BEN (or other applicable form) establishing that you are a Non-U.S. Holder (or you satisfy certain documentary evidence requirements for establishing that you are a Non-U.S. Holder).

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a redemption) of New Notes or our Shares within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the payor under penalties of perjury that you are a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

 WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is a part of a registration statement on Form S-4 that we filed with the SEC registering the securities that may be offered and sold hereunder. This registration statement, including the exhibits and schedules, contains additional relevant information about us and these securities that, as permitted by the rules and regulations of the SEC, we have not included in this prospectus. A copy of the registration statement can be obtained at the address set forth below. You should read the registration statement, including any applicable prospectus supplement, for further information about us and these securities.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room
100 F Street N.E.
Washington, D.C. 20549

        You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site that contains reports, proxy statements, information statements and other information about issuers, like Fleetwood Enterprises, Inc., who file electronically with the SEC. The address of that web site is www.sec.gov.

        In addition, our common stock is listed on the New York Stock Exchange and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

  •
  our Annual Report on Form 10-K, except for Item 8. "Financial Statements and Supplemental Data" and Item 9A. "Controls and Procedures," for the year ended April 27, 2008, filed on July 10, 2008;

  •
  our Quarterly Report on Form 10-Q, except for Part I, Item 1, "Financial Statements," for the quarter ended July 27, 2008, filed on September 3, 2008;

  •
  our Quarterly Report on Form 10-Q for the quarter ended October 26, 2008, filed on December 4, 2008;

  •
  our Current Report on Form 8-K, which includes the audited financial statements as of April 27, 2008 and April 29, 2007 and each of the three years in the period ended April 27, 2008 and the unaudited financial statements as of July 27, 2008 and the thirteen week periods ended July 27, 2008 and July 29, 2007, filed on November 28, 2008; and

  •
  our Current Reports on Form 8-K filed on April 30, 2008, May 16, 2008, June 4, 2008, June 12, 2008, June 20, 2008, June 23, 2008, August 8, 2008, August 13, 2008, August 22, 2008, August 26, 2008, September 22, 2008, October 10, 2008, October 27, 2008, October 30, 2008 (except for Exhibit 99.2), November 3, 2008, November 6, 2008, November 25, 2008 and December 2, 2008.

        We also incorporate by reference all documents that we subsequently file with the SEC after the filing of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the sale of all securities registered hereunder or termination of the registration statement. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in the applicable prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Investor Relations Department
Fleetwood Enterprises, Inc.
3125 Myers Street
Riverside, California 92503
(951) 351-3500

        Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

 EXPERTS

        The consolidated financial statements and related schedule of Fleetwood Enterprises, Inc. for the year ended April 27, 2008, included with Fleetwood Enterprises, Inc.'s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 28, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

VALIDITY OF SECURITIES

        Gibson, Dunn & Crutcher LLP of Irvine, California has rendered an opinion with respect to the validity of the securities being offered by this prospectus.

        All tendered Old Debentures, executed letters of transmittal and any other required documents must be delivered to the Exchange Agent at the address set forth below.

The Exchange Agent for the Exchange Offer is:

The Bank of New York Mellon Trust Company, N.A.

By Facsimile (Eligible Institutions Only): Attn: Evangeline R. Gonzales Facsimile: (212) 815-1915 (confirm by telephone: (212) 815-3738)	By Mail or Hand: Bank of New York Mellon Corporation Corporate Trust Operations 101 Barclay Street—Floor 7 East New York, NY 10286 Attn: Mrs. Evangeline R. Gonzales Reorganization Unit

        Requests for assistance with respect to the procedure for tendering Old Debentures pursuant to the Exchange Offer and requests for additional copies of this prospectus and the letter of transmittal should be directed to the Information Agent at the address and telephone numbers set forth below.

The Information Agent for the Exchange Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

The Dealer-Manager for the Exchange Offer is:

Barclays Capital Inc.

Attention: Barclays Capital Liability Management
745 Seventh Avenue, 5th Floor
New York, NY 10019

(800) 438-3242 (U.S. toll free)
(212) 528-7581 (collect)

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FORWARD-LOOKING STATEMENTS
QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER
SUMMARY
RISK FACTORS
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
BOOK VALUE PER SHARE
ACCOUNTING TREATMENT
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
THE CREDIT FACILITY AMENDMENT
THE EXCHANGE OFFER
DESCRIPTION OF THE NEW NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
EXPERTS
VALIDITY OF SECURITIES